                                                                    EXHIBIT 99.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:

GLOBALSTAR CAPITAL CORPORATION,                JOINTLY ADMINISTERED
         A DELAWARE CORPORATION, ET AL.,       CASE NO.  02-10499 (PJW)

                           DEBTORS.            CHAPTER 11

(GLOBALSTAR CAPITAL CORPORATION)               (CASE NO.  02-10499 (PJW))
(GLOBALSTAR SERVICES COMPANY, INC.)            (CASE NO.  02-10501 (PJW))
(GLOBALSTAR, L.L.C.)                           (CASE NO.  02-10503 (PJW))
(GLOBALSTAR, L.P.)                             (CASE NO.  02-10504 (PJW))

                DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF
                   THE BANKRUPTCY CODE FOR DEBTORS' JOINT PLAN
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                             BRENDAN LINEHAN SHANNON (DE 3136)
                                             M.  BLAKE CLEARY (DE 3614)
                                             YOUNG CONAWAY STARGATT &
                                             TAYLOR LLP
                                             The Brandywine Building
                                             1000 West Street, 17th Floor
                                             Wilmington, Delaware 19899
                                             (302) 571-6600

                                             - and -

                                             PAUL D. LEAKE
                                             SCOTT J. FRIEDMAN
                                             JONES DAY
                                             222 E. 41st Street
                                             New York, New York 10017
                                             (212) 326-3939

                                             TROY B. LEWIS
                                             JONES DAY
                                             2727 North Harwood Street
                                             Dallas, Texas 75201
                                             (214) 220-3939

SEPTEMBER 24, 2003                           ATTORNEYS FOR DEBTORS AND
                                             DEBTORS IN POSSESSION

              DISCLOSURE STATEMENT, DATED _______________ __, 2003

                    SOLICITATION OF VOTES WITH RESPECT TO THE
           DEBTORS' JOINT PLAN UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         THE GENERAL PARTNERS' COMMITTEE OF GLOBALSTAR, L.P. ("GLOBALSTAR"), THE BOARDS OF DIRECTORS (OR COMPARABLE GOVERNING BODIES) OF EACH OF ITS DEBTOR SUBSIDIARIES LISTED ON THE COVER PAGE TO THIS DISCLOSURE STATEMENT (COLLECTIVELY, THE "GLP SUBSIDIARY DEBTORS," AND, TOGETHER WITH GLOBALSTAR, THE "DEBTORS") AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THE CHAPTER 11 CASES (THE "CREDITORS COMMITTEE") BELIEVE THAT THE DEBTORS' JOINT PLAN UNDER CHAPTER 11 OF THE BANKRUPTCY CODE DATED _______________ ____, 2003, ATTACHED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT (AS THE SAME MAY BE AMENDED OR MODIFIED, THE "PLAN"), IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE THEREON ARE URGED TO VOTE IN FAVOR OF THE PLAN.

         A SUMMARY OF THE VOTING PROCEDURES IS SET FORTH IN SECTION II.B OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:00 P.M., PACIFIC TIME, ON _____________, 2003 OR SUCH OTHER DATE IDENTIFIED ON YOUR BALLOT (THE "VOTING DEADLINE"), UNLESS EXTENDED.

         THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE SECTION XII.A OF THIS DISCLOSURE STATEMENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

         THE DEBTORS ARE PROPONENTS OF THE PLAN WITHIN THE MEANING OF SECTION 1129 OF TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE").

         No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

         ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT A HERETO AND THE "RISK FACTORS" DESCRIBED IN ARTICLE XIII OF THIS DISCLOSURE STATEMENT, PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

         The summaries of the Plan and other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and the other documents described or referred to herein that are made available over the Internet on Globalstar's website at http://www.globalstar.com prior to the Voting Deadline, and may be obtained from the copy services identified in the notice of Confirmation Hearing.

         The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical financial information regarding the Debtors and the Liquidation Analysis relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

         FORWARD-LOOKING STATEMENTS: THIS DISCLOSURE STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS BASED LARGELY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS' BUSINESSES. THE WORDS "BELIEVE," "MAY," "WILL," "ESTIMATE," "CONTINUE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE "RISK FACTORS" DESCRIBED IN ARTICLE XIII OF THIS DISCLOSURE STATEMENT. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. THE DEBTORS UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STOCK EXCHANGE, NOR HAS THE SEC OR ANY STOCK EXCHANGE PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN.

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
I.       INTRODUCTION AND SUMMARY OF THE PLAN...................................................................     1

II.      VOTING AND CONFIRMATION HEARING........................................................................     5

         A.       HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE..............................................     5

         B.       VOTING PROCEDURES.............................................................................     6

         C.       CONFIRMATION HEARING..........................................................................     7

III.     CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS...................................................     7

IV.      GENERAL INFORMATION REGARDING CHAPTER 11 AND GLOBALSTAR................................................    12

         A.       OVERVIEW OF CHAPTER 11........................................................................    12

         B.       OVERVIEW OF THE GLOBALSTAR BUSINESS...........................................................    13

         C.       SELECTED HISTORICAL FINANCIAL INFORMATION OF GLOBALSTAR.......................................    15

         D.       EXISTING ORGANIZATIONAL STRUCTURE OF GLOBALSTAR...............................................    16

V.       EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASES..............................................    16

         A.       INCURRENCE OF SIGNIFICANT INDEBTEDNESS AND OTHER OBLIGATIONS; RELATED PARTY TRANSACTIONS......    16

         B.       IMPLEMENTATION OF NEW BUSINESS PLAN...........................................................    17

         C.       LEGAL PROCEEDINGS.............................................................................    18

         D.       CESSATION OF PAYMENTS TO CERTAIN VENDORS......................................................    18

         E.       DISCUSSIONS WITH CREDITORS....................................................................    19

VI.      THE CHAPTER 11 CASES...................................................................................    19

         A.       COMMENCEMENT OF THE CHAPTER 11 CASES..........................................................    19

         B.       ADMINISTRATION OF THE CHAPTER 11 CASES........................................................    20

         C.       APPOINTMENT OF CREDITORS COMMITTEE............................................................    20

         D.       ADOPTION OF EMPLOYEE RETENTION PROGRAM........................................................    21

         E.       APPROVAL OF THE 2 GHz CONTRACT................................................................    21

         F.       APPROVAL OF SERVICE PROVIDER SETTLEMENT AGREEMENTS............................................    22

         G.       APPROVAL OF THE LORAL SETTLEMENT AGREEMENT....................................................    22

         H.       CLAIMS PROCESS AND BAR DATES..................................................................    23

         I.       APPROVAL OF TAX SETTLEMENT AGREEMENT..........................................................    25

         J.       APPROVAL OF QUALCOMM SETTLEMENT AGREEMENT.....................................................    25

VII.     THE ICO INVESTMENT.....................................................................................    25

         A.       BACKGROUND....................................................................................    25

         B.       THE ICO INVESTMENT AGREEMENT..................................................................    26

         C.       THE ICO DIP FACILITY..........................................................................    31

VIII.    NEW GLOBALSTAR.........................................................................................    32

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
                                                                                                                   ----
         A.       CAPITAL STRUCTURE OF NEW GLOBALSTAR...........................................................    33

         B.       CORPORATE GOVERNANCE OF NEW GLOBALSTAR........................................................    35

IX.      ADDITIONAL INFORMATION CONCERNING THE PLAN.............................................................    38

         A.       LEGAL EFFECTS OF THE PLAN.....................................................................    38

         B.       TREATMENT OF ADMINISTRATIVE CLAIMS............................................................    44

         C.       TREATMENT OF COMPENSATION AND REIMBURSEMENT CLAIMS............................................    45

         D.       TREATMENT OF PRIORITY TAX CLAIMS..............................................................    45

         E.       TREATMENT OF INDENTURE TRUSTEE'S CLAIMS.......................................................    45

         F.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................    45

         G.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS......................................................    46

         H.       MISCELLANEOUS PROVISIONS......................................................................    47

X.       DISTRIBUTIONS UNDER THE PLAN...........................................................................    48

         A.       TIMING OF DISTRIBUTIONS.......................................................................    48

         B.       METHOD OF DISTRIBUTIONS AND COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO
                  DISTRIBUTIONS................................................................................     49

         C.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS........................    49

         D.       CLOSING OF CLAIMS AND TRANSFER REGISTERS......................................................    50

         E.       MEANS OF CASH PAYMENTS........................................................................    51

         F.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED...........................................    51

         G.       SETOFFS.......................................................................................    52

         H.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES...............................................    52

         I.       PROCEDURES FOR RESOLVING DISPUTED CLAIMS......................................................    53

XI.      RECOVERY ANALYSIS BASED UPON HYPOTHETICAL CLAIMS.......................................................    56

         A.       RECOVERY ANALYSIS FOR HOLDER OF HYPOTHETICAL ALLOWED GENERAL UNSECURED CLAIM..................    56

         B.       RECOVERY ANALYSIS FOR HOLDER OF HYPOTHETICAL ALLOWED NOTEHOLDER SECURITIES LITIGATION CLAIM...    57

         C.       RECOVERY ANALYSIS FOR HOLDER OF HYPOTHETICAL ALLOWED SHAREHOLDER SECURITIES LITIGATION CLAIM..    57

XII.     CONFIRMATION AND CONSUMMATION OF THE PLAN..............................................................    58

         A.       CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN.............................    58

         B.       THE CONFIRMATION HEARING......................................................................    59

         C.       CONFIRMATION..................................................................................    59

         D.       CONSUMMATION..................................................................................    61

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
                                                                                                                   ----
XIII.    CERTAIN RISK FACTORS TO BE CONSIDERED..................................................................    61

         A.       RISKS RELATED TO CONFIRMATION, EFFECTIVENESS AND IMPLEMENTATION...............................    61

         B.       RISKS RELATED TO THE NEW GLOBALSTAR CLASS A COMMON STOCK......................................    62

         C.       RISKS RELATED TO THE BUSINESS OF NEW GLOBALSTAR...............................................    63

         D.       RISKS RELATED TO GOVERNMENTAL REGULATION......................................................    64

XIV.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN....................................................    64

         A.       CONSEQUENCES TO THE DEBTORS...................................................................    65

         B.       CONSEQUENCES TO HOLDERS OF CERTAIN ALLOWED CLAIMS.............................................    65

XV.      APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS.............................................    68

         A.       GENERAL.......................................................................................    68

         B.       EXEMPTIONS FROM REGISTRATION REQUIREMENTS.....................................................    68

         C.       CERTAIN TRANSACTIONS BY STOCKBROKERS..........................................................    70

XVI.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..............................................    70

         A.       LIQUIDATION UNDER CHAPTER 7...................................................................    70

         B.       ALTERNATIVE PLAN..............................................................................    71

XVII.    CONCLUSION AND RECOMMENDATION..........................................................................    71

                                TABLE OF EXHIBITS

Exhibit A     -   Debtors' Joint Plan Under Chapter 11 of the Bankruptcy Code

Exhibit B     -   Order of the Bankruptcy Court dated _____ __, 2003 (the
                  "Disclosure Statement Order"), among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan

Exhibit C     -   Annual Report on Form 10-K for the fiscal year ended December
                  31, 2002 of Globalstar Telecommunications Limited and
                  Globalstar, L.P. (the "2002 Form 10-K"), which contains
                  audited consolidated financial statements of Globalstar, L.P.
                  (the "Audited Annual Consolidated Financial Statements")

Exhibit D     -   Quarterly Report on Form 10-Q for the quarterly period ended
                  June 30, 2003 of Globalstar Telecommunications Limited and
                  Globalstar, L.P. (the "2003 Second Quarter Form 10-Q"), which contains unaudited consolidated financial statements of
                  Globalstar, L.P. (the "Unaudited Interim Consolidated
                  Financial Statements")

Exhibit E     -   Liquidation Analysis

                             INDEX OF DEFINED TERMS

                                                          PAGE
                                                          ----
2 GHz Contract.....................................        21

2002 Form 10-K.....................................        iv

2003 Second Quarter Form 10-Q......................        iv

Accumulators.......................................        69

Appellants.........................................        22

ATC................................................        65

Audited Annual Consolidated Financial
    Statements.....................................        iv

Australia Settlement Agreement.....................        22

Avoidance Actions..................................        32

Bankruptcy Code....................................     Forepart

Bankruptcy Court...................................         1

Base Creditor Shares...............................        12

Base Loral Shares..................................        12

CDMA...............................................        13

Chapter 11 Cases...................................        20

Class A Directors..................................        36

Class B Directors..................................        36

Class B Warrant....................................         3

Compensation and Reimbursement Claims..............        45

Confirmation Hearing...............................         1

Creditor DIP Facility..............................        26

Creditors Committee................................     Forepart

Debtors............................................     Forepart

Depository.........................................        53

Development Contract...............................        19

DGCL...............................................        35

Disclosure Statement Order.........................        iv

Disputed Claims Reserves...........................        67

Distributors.......................................        69

DOJ................................................        64

Elsacom Settlement Agreements......................        22

Exchange Act.......................................        31

FBI................................................        64

FCC................................................        13

FCC 2 GHz License..................................        21

FCC Big Leo License................................        23

FCC Order..........................................        22

Final DIP Order....................................        27

GC.................................................        20

GCC................................................        17

General Bar Date...................................        24

GLLC...............................................        66

Globalstar.........................................     Forepart

Globalstar Material Adverse Effect.................        31

Globalstar System..................................        13

GLP Subsidiary Debtors.............................     Forepart

Government Bar Date................................        24

GSCI...............................................        22

GTL................................................        16

ICO Closing........................................        27

ICO DIP Facility...................................        33

ICO DIP Lender.....................................        27

ICO Investment.....................................        26

                             INDEX OF DEFINED TERMS
                                  (continued)

                                                          PAGE
                                                          ----
ICO Material Adverse Effect........................        30

ICO Shares.........................................        27

IEC Petition.......................................        64

Independent Directors..............................        37

Informal Committee.................................        19

Interested Stockholder.............................        37

IRC................................................        25

Iridium............................................        65

IRS................................................        28

Jefferies..........................................        20

LGP................................................        16

Localstar..........................................        22

Loral..............................................        13

Loral Settlement...................................        22

Loral Settlement Agreement.........................        23

Loral Shares.......................................        12

LQP................................................        16

LQSS...............................................        16

MOU................................................        19

New Globalstar.....................................        27

New Globalstar Board...............................        35

New Globalstar Bylaws..............................        33

New Globalstar Charter.............................        33

New Globalstar Class A Common Stock................        33

New Globalstar Class B Common Stock................        33

New Globalstar Common Stock........................        33

New Globalstar Preferred Stock.....................        33

New Valley.........................................        26

Noteholders........................................        19

PBGC...............................................        29

PIK Note...........................................        32

Plan...............................................     Forepart

Plan Support Agreement.............................        19

Pro Rata...........................................        12

Production Agreement...............................        19

Purchase Price.....................................        27

QUALCOMM...........................................         3

QUALCOMM Commercial Agreements.....................        25

QUALCOMM Securities Purchase Agreement.............        25

QUALCOMM Settlement Agreement......................        25

QUALCOMM Transactions..............................        29

Reallocated Claim Amount...........................        12

Reallocated Shares.................................        12

Rejection Damage Claims............................        24

Related Party Merger...............................        38

Related Party Transaction..........................        38

SEC................................................     Forepart
Securities Act.....................................        68

SS/L...............................................        18

Tax Advance........................................        68

Tentative QUALCOMM Agreement.......................        25

Thermo.............................................        26

Third Party Release................................        12

TIN................................................        68

                             INDEX OF DEFINED TERMS
                                  (continued)

                                                          PAGE
                                                          ----
Trigger Event......................................        36

Unaudited Interim Consolidated Financial
   Statements......................................        iv

Voting Deadline....................................         1

VSSL...............................................        22

Warrant Shares.....................................        34

Wind-Down Costs....................................        32

Wind-Down Funds....................................        32

                             ADDITIONAL INFORMATION

         Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits hereto because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. Certain of those documents are or will be available to the recipient of this Disclosure Statement and the public over the Internet on Globalstar's website at http://www.globalstar.com; copies of such documents will be furnished upon written request to Globalstar at 3200 Zanker Road, San Jose, California 95134.

         In addition, Globalstar files reports and other documents with the SEC in accordance with the requirements of the Securities Exchange Act of 1934, as amended. Globalstar's filings with the SEC, including the 2002 Form 10-K and the 2003 Second Quarter Form 10-Q, are available to the public over the Internet on the SEC's web site at http://www.sec.gov. Those filings may also be inspected at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

                                    * * * * *

                    I. INTRODUCTION AND SUMMARY OF THE PLAN

         The Debtors submit this Disclosure Statement pursuant to section 1125 of Bankruptcy Code to holders of claims against and equity interests in the Debtors in connection with (a) the solicitation of acceptances of the Plan filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and (b) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") to be held on _____ __, 2003 at __:__ _.m.

         The confirmation of a chapter 11 plan, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding goal of a chapter 11 case. Upon confirmation of a plan, it becomes binding on the debtor and all holders of claims against and interests in the debtor, and the obligations owed by the debtor to those parties are compromised and exchanged for the consideration specified in the Plan.

         The primary objectives of the Plan are to: (a) provide for an orderly liquidation of the Debtors' assets; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective Estates, creditors and equity holders.

         In connection with the liquidation of the Debtors' assets, the following events, among others, will occur as provided in the Plan:

                  - the distribution to creditors of the shares of New Globalstar Class A Common Stock to be issued to Globalstar pursuant to the ICO Investment Agreement (see Section VII.B of this Disclosure Statement);

                  - the cancellation of all outstanding partnership interests of Globalstar and all outstanding capital stock or membership interests of each of the other Debtors listed on the cover page of this Disclosure Statement (the "GLP Subsidiary Debtors"); and

                  - the winding down of the Debtors' affairs and the dissolution of Globalstar and the GLP Subsidiary Debtors.

         On _____ __, 2003, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of the Debtors' creditors and equity holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         THE GENERAL PARTNERS' COMMITTEE OF GLOBALSTAR, THE BOARD OF DIRECTORS (OR COMPARABLE GOVERNING BODIES) OF EACH OF THE GLP SUBSIDIARY DEBTORS AND THE CREDITORS COMMITTEE (THE STATUTORY REPRESENTATIVE OF UNSECURED CREDITORS) BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 4:00 P.M., PACIFIC TIME, ON __________ (THE "VOTING DEADLINE").

                   SUMMARY OF PLAN AND CERTAIN RELATED MATTERS

         The following summary highlights information that is presented more fully elsewhere in this Disclosure Statement. ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT A HERETO AND THE "RISK FACTORS" DESCRIBED IN ARTICLE XIII HEREOF, PRIOR TO SUBMITTING BALLOTS TO ACCEPT OR REJECT THE PLAN.

CLASSIFICATION OF CLAIMS       The Plan separates creditors and equity holders
AND INTERESTS                  of the Debtors into nine Classes as follows:

                                 -   Class 1 (Priority Claims)

                                 -   Class 2 (Secured Claims)

                                 -   Class 3 (Convenience Claims)

                                 -   Class 4 (General Unsecured Claims)

                                 -   Class 5 (Loral Claims)

                                 -   Class 6 (Insured Claims)

                                 -   Class 7 (Noteholder Securities
                                     Litigation Claims)

                                 -   Class 8 (Shareholder Securities
                                     Litigation Claims)

                                 -   Class 9 (Interests)

                               For a description of classification of Claims and Interests under the Plan, see Article III of this Disclosure Statement.

VOTING ON THE PLAN             Under the Bankruptcy Code, only holders of
                               Allowed Claims and Interests that are impaired and that are not deemed to have rejected the Plan are entitled to vote to accept or reject the Plan. The voting rights of holders of Allowed
                               Claims and Interests are summarized below.

                               Class                            Entitled to Vote
                               -----                            ----------------

                               Class 1....................            No
                               Class 2....................            No
                               Class 3....................           Yes
                               Class 4....................           Yes
                               Class 5....................           Yes
                               Class 6....................           Yes
                               Class 7....................           Yes
                               Class 8....................           Yes
                               Class 9....................            No

                               Under the Bankruptcy Code, the Plan will be deemed "accepted" by the holders of Claims in a class entitled to vote if it is accepted by creditors in that class holding at least two-thirds in dollar amount and one-half in number of Claims that cast ballots for acceptance or rejection of the Plan. Under the Bankruptcy Code, in certain limited circumstances, the Plan may be Confirmed and consummated even if the Plan is not accepted by all classes of Claims entitled to vote.

                               For a description of the voting rights of holders of Allowed Claims and Interests under the Plan and voting procedures, see Article II of this Disclosure Statement. In addition, for a description of certain matters related to the Confirmation and consummation of the Plan, see
                               Article XII of this Disclosure Statement.

ICO INVESTMENT AND             During the Chapter 11 Cases, the Debtors engaged
FORMATION OF NEW GLOBALSTAR    in an extensive search for a new investor to fund
                               the consummation of a chapter 11 plan. As a result of this process, Globalstar entered into a definitive investment agreement with ICO Global
                               Communications (Holdings) Limited ("ICO") (i.e., the ICO Investment Agreement). Upon consummation of the transactions contemplated by the ICO
                               Investment Agreement, (a) ICO will invest $55.0 million in a newly-formed Delaware corporation
                               (i.e., New Globalstar) in exchange for 5,400,000 shares of New Globalstar Class B Common Stock,
                               (b) Globalstar and the GLP Subsidiary Debtors will contribute substantially all of their assets to New Globalstar in exchange for 4,600,000 shares of New Globalstar Class A Common Stock, and (c) New Globalstar will operate the business currently operated by Globalstar. The $55.0 million invested by ICO will consist of a cash payment and the cancellation of amounts loaned to Globalstar under a secured super priority debtor in possession financing facility (i.e., the ICO
                               DIP Facility) and interest thereon.

                               The consummation of the transactions contemplated by the ICO Investment Agreement has not yet occurred and remains subject to material conditions. The consummation of those transactions is a condition to the consummation of the Plan and, accordingly, if those transactions are not consummated, the Plan will not be consummated. On the other hand, the consummation of the Plan is not a condition to the consummation of the transactions contemplated by the ICO Investment Agreement and, accordingly, those transactions may be consummated even if the consummation of the Plan has not occurred.

                               Following consummation of the transactions contemplated by the ICO Investment Agreement, New Globalstar will pay all reasonable costs and expenses of the Debtors in connection with the administration of the Chapter 11 Cases in accordance with an agreed budget.

                               Following consummation of the Plan, the 4,600,000 shares of New Globalstar Class A Common Stock received by Globalstar will be distributed to holders of certain Allowed Claims.

                               For a description of the ICO Investment Agreement and certain additional matters relating to New Globalstar, see Articles VII and VIII of this Disclosure Statement.

ISSUANCE OF NEW GLOBALSTAR     It is anticipated that, in connection with an
WARRANT TO ICO                 amendment and restatement of the ICO DIP Facility
                               in order to make additional funds available to Globalstar, New Globalstar will issue to ICO a warrant (the "Class B Warrant") to purchase
                               445,633 shares of New Globalstar Class B Common
                               Stock. For a description of the modification to the ICO DIP Facility, see Section VII.C of this
                               Disclosure Statement, and for a description of the Class B Warrant, see Section VIII.A of this
                               Disclosure Statement.

ISSUANCE OF NEW GLOBALSTAR     It is anticipated that pursuant to the QUALCOMM
SHARES TO QUALCOMM             Settlement, ______ shares of New Globalstar Class
                               A Common Stock will be issued to QUALCOMM
                               Incorporated ("QUALCOMM") contemporaneously with the consummation of the transactions contemplated by the ICO Investment Agreement. For a description of the QUALCOMM Settlement, see
                               Section VI.J of this Disclosure Statement.

CORPORATE GOVERNANCE OF NEW    Holders of shares of New Globalstar Class A
GLOBALSTAR                     Common Stock will be entitled to one vote per
                               share, and holders of New Globalstar Class B
                               Common Stock will be entitled to 3.407 votes per share. The certificate of incorporation of New
                               Globalstar and bylaws of New Globalstar contain certain provisions intended to provide protections to the holders of New Globalstar
                               Class A Common Stock, who will be minority stockholders of New Globalstar.

                               For a description of the corporate governance of New Globalstar, see Article VIII of this Disclosure Statement.

TREATMENT OF CLAIMS            Under the Plan, certain holders of Allowed Claims
AND INTERESTS                  will receive distributions of Cash or New
                               Globalstar Class A Common Stock in satisfaction of those Claims. The types of consideration to be distributed to holders of Allowed Claims and Interests is summarized below.

Class                                    Distributions
-----                                    -------------
Class 1....................                   Cash
Class 2....................                   Cash
Class 3....................                   Cash
Class 4....................      New Globalstar Class A Common StocK
Class 5....................      New Globalstar Class A Common StocK
Class 6....................  Proceeds Under Pertinent Insurance PoLICIES
Class 7....................      New Globalstar Class A Common StocK
Class 8....................      New Globalstar Class A Common StocK
Class 9....................               No Distributions

                               A holder of an Allowed Claim in Class 4 will receive additional shares of New Globalstar Class A Common Stock if such holder is bound by the Third Party Release. A holder of an Allowed Claim in Class 7 or 8 will receive a distribution of shares of New Globalstar Class A Common Stock only if such holder is bound by the Third Party Release.

                               For a description of treatment of Claims and Interests under the Plan, including distribution amounts and estimates of percentage recovery by holders of those Claims, see Article III of this Disclosure Statement. In addition, for a recovery analysis of hypothetical holders of Allowed Claims in Classes 4, 7 and 8, see Article XI of this Disclosure Statement.

INITIAL OWNERSHIP OF NEW       The following tables set forth information
GLOBALSTAR COMMON STOCK        regarding the anticipated ownership of New
                               Globalstar Common Stock on both an outstanding basis and a fully-diluted basis (i.e., assuming the full exercise of the Class B Warrant) immediately following the consummation of the transactions contemplated by the ICO Investment
                               Agreement and the issuance of shares to QUALCOMM pursuant to the QUALCOMM Settlement (assuming no other shares of New Globalstar issued):

                                                                  NUMBER OF CLASS B
                           NUMBER OF             NUMBER OF         SHARES ISSUABLE
                          OUTSTANDING           OUTSTANDING         ON EXERCISE OF
     HOLDER              CLASS A SHARES        CLASS B SHARES           WARRANT
     ------              --------------        --------------     ------------------
Claimholders(1)            4,600,000                    0                      0
QUALCOMM(2)                  _______                    0                      0
ICO                                0            5,400,000                445,633

                         PERCENTAGE OF SHARES          PERCENTAGE OF FULLY-
     HOLDER                   OUTSTANDING                 DILUTED SHARES
     ------              --------------------          --------------------
Claimholders(1)                 _________                  ___________
QUALCOMM(2)                     _________                  ___________
ICO                             _________                  ___________

                           VOTING POWER OF            VOTING POWER OF
     HOLDER              OUTSTANDING SHARES         FULLY-DILUTED SHARES
     ------              ------------------         --------------------
Claimholders(1)               _________                  ___________
QUALCOMM(2)                   _________                  ___________
ICO                           _________                  ___________

(1) Holders of Allowed Claims in Classes 4, 5, 7 and 8

(2) Does not include shares issuable to QUALCOMM pursuant to the Plan in respect of its Allowed Claims in Class 4.

TIMING OF DISTRIBUTIONS        Initial distributions on account of Claims that
                               are Allowed as of the Effective Date will be made on the Effective Date, or as promptly thereafter as practicable, to holders of those Claims.
                               Distributions made within 45 calendar days after the Effective Date (or a later date in certain limited circumstances) will be deemed made on the Effective Date. Initial distributions on account of Claims that are Allowed after the Effective
                               Date will be made as soon as practicable after the order of judgment of the Bankruptcy Court allowing those Claims. Additional distributions to holders of Allowed Claims in classes entitled to shares of New Globalstar Class A Common Stock will be made after the Effective Date on a quarterly basis until all Disputed Claims in those classes are resolved, except that if the Disbursing Agent determines that a quarterly distribution would not be cost-efficient, the Disbursing Agent may delay such distribution until the next quarterly distribution that would be cost-efficient or until all Disputed Claims are resolved, whichever occurs first. For a description of procedures relating to distributions under the Plan, see Article X of this Disclosure Statement.

DISSOLUTION OF DEBTORS         Following the consummation of the transactions
                               contemplated by the ICO Investment Agreement, the Debtors will have no operations and, except for the shares of New Globalstar Class A Common Stock received by them in such transactions and to be distributed by them to holders of Allowed Claims as provided in the Plan, their assets will include only equity interests in certain inactive subsidiaries with no operational assets, certain causes of action, including causes of action arising under chapter 5 of the Bankruptcy Code, and possibly prepetition executory contracts and unexpired leases that are to be rejected. See
                               Article VII of this Disclosure Statement. As a result, the Plan provides that Globalstar and the GLP Subsidiary Debtors will be wound-down and dissolved in accordance with applicable law.

                       II. VOTING AND CONFIRMATION HEARING

         A.       HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE

         A Ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement, which is being submitted to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan.

         The Disclosure Statement Order, a copy of which is attached hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot, similarly setting forth the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

         Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed chapter 11 plan are entitled to vote to accept or reject such plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or equity interests will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

         Claims in each of Class 1 (Priority Claims) and Class 2 (Secured Claims) will, pursuant to the Plan, be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Claims or Interests, as applicable, in each of Class 3 (Convenience Claims), Class 4 (General Unsecured Claims), Class 5 (Loral Claims), Class 6 (Insured Claims), Class 7 (Noteholder Securities Litigation Claims), Class 8 (Shareholder Securities Litigation Claims) and Class 9 (Interests) are impaired under the Plan. Holders of Interests in Class 9 will receive no recovery under the Plan. Accordingly, holders of Claims in Classes 1 and 2 are conclusively presumed to have accepted the Plan, and holders of Interests in Class 9 are deemed to have rejected the Plan. Thus, only holders of Claims in Classes 3, 4, 5, 6, 7 and 8 are entitled to vote to accept or reject the Plan. For a description of the classification and treatment of Claims and Interests under the Plan, see Article III of this Disclosure Statement.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Accordingly, claims that do not cast ballots will have no effect on the outcome of the voting. A vote may be disregarded if a bankruptcy court determines after notice and a hearing that such acceptance or rejection was not solicited or procured in good faith and in accordance with the provisions of the Bankruptcy Code. For a more detailed description of the requirements for confirmation of the Plan, see Article XII of this Disclosure Statement.

         If the Classes of Claims entitled to vote on the Plan reject the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code, or both. Section 1129(b) permits the confirmation of a chapter 11 plan notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section XII.C of the Disclosure Statement. With respect to the holders of Interests in Class 9 which are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

         B.       VOTING PROCEDURES

         If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot to:

                     Globalstar, L.P.
                     c/o Robert L. Berger & Associates, L.L.C.
                     DMB 1014
                     10351 Santa Monica Blvd., Suite 101A
                     Los Angeles, California 90025

DO NOT RETURN ANY NOTES, CERTIFICATES OR OTHER INSTRUMENTS WITH YOUR BALLOT.

         TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY 4:00 P.M., PACIFIC TIME, ON_______ ___, 2003. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

         By voting in favor of the Plan, you are specifically consenting to the Third Party Releases in favor of the Loral Entities and to the release of any claims you may have against QUALCOMM relating to the Debtors. In addition, by voting in favor of the Plan, you are consenting to a copy of your Ballot being provided to the Loral Entities and QUALCOMM, whether or not you send your Ballot directly to your nominee.

         Any Claim in an impaired Class as to which an objection or request for estimation of Claim amount is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent and for which no proof of claim has been filed is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

         Pursuant to the Disclosure Statement Order, the Bankruptcy Court set _____ __, 2003 as the record date for voting on the Plan. Accordingly, only holders of record as of _____ __, 2003 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan. A CREDITOR WHOSE CLAIMS ARE HELD IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST COMPLETE AND DELIVER TO SUCH NOMINEE THE BALLOT(S) PROVIDED TO SUCH CREDITOR IN ORDER TO VOTE ON THE PLAN. SUCH CREDITORS SHOULD DELIVER SUCH BALLOT(S) TO THEIR RESPECTIVE NOMINEE HOLDERS NO LATER THAN THE DATE AND TIME SET FORTH ON THE BALLOT(S) IN ORDER TO ENSURE THAT THEIR VOTE WILL BE COUNTED.

         If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot, lost your Ballot or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Robert L. Berger & Associates, L.L.C. at (818) 759-1886.

         C.       CONFIRMATION HEARING

         Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on _____ __, 2003, commencing at __:__ _.m. Eastern time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801, or such other location as the Bankruptcy Court directs. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received no later than _____ __, 2003, at __:__ _.m. Eastern time, in the manner described below in Section XII.B of this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

            III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class of Claims and the amount and nature of distributions to holders of Claims in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified.

         The amounts shown in the table below as "Estimated Aggregate Claim Amounts" reflect the Debtors' estimates of the aggregate amounts of such Claims that the Debtors believe will be asserted upon resolution of all such Claims that the Debtors believe will be Disputed Claims. The amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. As a consequence, the actual aggregate amount of Allowed Claims in Classes 4, 7 and 8 may differ significantly from the estimates set forth below. Moreover, the number of shares of New Globalstar Class A Common Stock that ultimately will be received by a holder of an Allowed Claim in Classes 4, 5, 7 or 8 may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in Classes 4, 7 and 8. See Section XIII.A.3 of this Disclosure Statement. Distributions of New Globalstar Class A Common Stock to holders of Allowed Claims in Classes 4, 5, 7 and 8 will be made on an incremental basis until all Disputed Claims in Classes 4, 7 and 8 have been resolved. See Section X.I of this Disclosure Statement.

         Each amount designated in the table below as the "Estimated Percentage Recovery" for each Class of Claims is the quotient of the Cash or the assumed value of the New Globalstar Class A Common Stock to be distributed to all holders of Allowed Claims in that Class, divided by the estimated aggregate amount of Allowed Claims in that Class. For purposes of calculating the Estimated Percentage Recovery of holders of Allowed Claims in Classes 4, 5, 7 and 8, it is assumed that all holders of Allowed Claims against the Debtors will be bound by the Third Party Release. Furthermore, for purposes of this calculation, it is assumed that, as of the Effective Date, the New Globalstar Class A Common Stock will have a value of $9.41 per share.

         The assumed value of the New Globalstar Class A Common Stock of $9.41 per share is based on the value per share of New Globalstar Class B Common Stock to be paid by ICO under the ICO Investment Agreement and the Class B Warrant; assuming exercise in full of the Class B Warrant at the consummation of the transactions contemplated by the ICO Investment Agreement, ICO will acquire 5,845,633 shares of New Globalstar Class B Common Stock for aggregate consideration of $55,004,556.33, or $9.41 per share. Based on the advice of Jefferies, the Debtors have determined that this $9.41 per share value of the New Globalstar Class B Common Stock provides a reasonable approximation of the per share value of the New Globalstar Class A Common Stock to be issued to holders of Allowed Claims under the Plan. In making such determination, the Debtors, in consultation with Jefferies, considered the terms and other characteristics, including, among others, voting rights and transferability, of the New Globalstar Class A Common Stock as compared to the New Globalstar Class B Common Stock and concluded that utilizing the value to be paid for the New Globalstar Class B Common Stock as an approximation of the value of the New Globalstar Class A Common Stock is reasonable when viewing the relative differences in the terms and characteristics in the aggregate. See Section VII.B of this Disclosure Statement. See Article XIII of this Disclosure Statement for a discussion of certain factors that could materially affect the value of the New Globalstar Class A Common Stock.

         Although the Debtors' management believes that this valuation assumption is reasonable, there is no assurance that shares of the New Globalstar Class A Common Stock will have the value assumed in this Disclosure Statement. See Section XIII.B.1 of this Disclosure Statement. The foregoing valuation assumption is not a prediction or reflection of the post-Effective Date trading price of shares of New Globalstar Class A Common Stock, which may trade at substantially higher or lower prices because of a number of other factors, including those discussed in Section XIII.B.1 of this Disclosure Statement. The trading price of equity securities, such as shares of the New Globalstar Class A Common Stock, distributed under a chapter 11 plan is subject to many unforeseeable circumstances and therefore cannot be predicted.

         ACTUAL RECOVERIES OF HOLDERS OF ALLOWED CLAIMS IN CLASSES 4, 5, 7 AND 8 WILL VARY DEPENDING ON (a) THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN CLASSES 4, 7 AND 8, (b) WHICH HOLDERS OF ALLOWED CLAIMS IN CLASSES 4, 7 AND 8 ARE BOUND BY THE THIRD PARTY RELEASE AND (c) THE ACTUAL VALUE OF SHARES OF THE NEW GLOBALSTAR CLASS A COMMON STOCK. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO WHETHER THE PERCENTAGE RECOVERIES SHOWN IN THE TABLE BELOW ACTUALLY WILL BE REALIZED BY A HOLDER OF ALLOWED CLAIMS IN CLASS 4, 5, 7 OR 8.

         For purposes of computations of Claim amounts and administrative and other expenses and for similar computational purposes, the Effective Date is assumed to occur on _________________, 2003. There is no assurance, however, as to if or when the Effective Date will actually occur. Procedures for distributions pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in Article X of this Disclosure Statement.

         The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan.

------------------------------------------------------------ ---------------------------------------------------------
     DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS                    PROPOSED TREATMENT OF CLAIMS OR INTERESTS
------------------------------------------------------------ ---------------------------------------------------------
ADMINISTRATIVE CLAIMS                                        Except to the extent the holder agrees to a less
                                                             favorable treatment and except as otherwise described
                                                             herein, each holder of an Allowed Administrative Claim
                                                             will receive Cash in an amount equal to such Allowed
                                                             Administrative Claim in full and complete satisfaction
                                                             of such Claim.  See Section IX.B of this Disclosure
                                                             Statement.

------------------------------------------------------------ ---------------------------------------------------------
PRIORITY TAX CLAIM                                           Unless otherwise approved by a claim holder and the
                                                             applicable Debtor, each holder of an Allowed Priority
                                                             Tax Claim will receive Cash in an amount equal to such
                                                             Allowed Priority Tax Claim in full and complete
                                                             satisfaction of such Claim.  See Section IX.D of this
                                                             Disclosure Statement.

------------------------------------------------------------ ---------------------------------------------------------
CLASS 1 (PRIORITY CLAIMS)                                    Unimpaired.  On the Effective Date or as soon
                                                             thereafter as is practicable, each holder of an Allowed
Priority Claims are Claims that are entitled to priority     Priority Claim will receive Cash in an amount equal to
in accordance with section 507(a) of the Bankruptcy Code     such Priority Claim in full and complete satisfaction
(other than Administrative Expense Claims and Priority Tax   of such Claim.
Claims). Priority Claims include Claims for (a) accrued
employee compensation earned within 90 days prior to
commencement of the Chapter 11 Cases to the extent of
$4,650 per employee and (b) contributions to employee
benefit plans arising from services rendered within 180
days prior to the commencement of the Chapter 11 Cases,
but only for each such plan to the extent of (i) the
number of employees covered by such plan multiplied by
$4,650, less (ii) the aggregate amount paid to such
employees from the Estates for wages, salaries or
commissions during the 90 days prior to the Petition Date.

Estimated Aggregate Claim Amount:  $0.00                     Estimated Percentage Recovery:  Not applicable.

------------------------------------------------------------ ---------------------------------------------------------
CLASS 2 (SECURED CLAIMS)                                     Unimpaired.  On the Effective Date or as soon
                                                             thereafter as is practicable, unless otherwise agreed
Secured Claims Against any Debtor                            by a Claim holder and the applicable Debtor, each
                                                             holder of an Allowed Secured Claim will receive Cash in
                                                             an amount equal to such Allowed Secured Claim in full
                                                             and complete satisfaction of such Claim.

Estimated Aggregate Claim Amount:  $0.00                     Estimated Percentage Recovery:  Not applicable.

------------------------------------------------------------ ---------------------------------------------------------

------------------------------------------------------------ ---------------------------------------------------------
     DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS                    PROPOSED TREATMENT OF CLAIMS OR INTERESTS
------------------------------------------------------------ ---------------------------------------------------------
CLASS 3 (CONVENIENCE CLAIMS)                                 Impaired.  On the Effective Date or as soon thereafter
                                                             as is practicable, each holder of an Allowed
Claims against any Debtor, other than Senior Note Claims,    Convenience Claim will receive Cash in an amount equal
that would otherwise be General Unsecured Claims, but with   to such Claim (as reduced, if applicable) in full and
respect to each such Claim, the applicable Claim either      complete satisfaction of such Allowed Convenience Claim.
(a) is equal to or less than $1,000 or (b) is reduced to
$1,000 pursuant to an election by the Claim holder made on
the Ballot provided for voting on the Plan by the Voting
Deadline.

Estimated Aggregate Claim Amount:  $50,000                   Estimated Percentage Recovery:  Varies

------------------------------------------------------------ ---------------------------------------------------------
CLASS 4 (GENERAL UNSECURED CLAIMS)                           Impaired.  Unless otherwise provided in the Plan, on
                                                             the Effective Date or as soon thereafter as is
Unsecured Claims against any Debtor (including, without      practicable, each holder of an Allowed General
limitation, Senior Note Claims, Claims in respect of         Unsecured Claim will receive, in full satisfaction of
Vendor Financing Agreements, Claims in respect of the        such Allowed Claim, (a) its Pro Rata share of the Base
Prepetition Credit Facility, Claims arising from the         Creditor Shares and (b) if such holder is bound by the
rejection of Executory Contracts or Unexpired Leases,        Third Party Release, its Pro Rata share of the
Trade Claims and Claims in respect of prepetition            Reallocated Shares.
litigation against the Debtors, but excluding
Administrative Claims and Priority Tax Claims) that are
not otherwise classified.

                                                             Estimated Percentage Recovery: ------%

                                                             For a recovery analysis based upon a hypothetical
                                                             Allowed General Unsecured Claim, see Section XI.A of
Estimated Aggregate Claim Amount:  $-----------              this Disclosure Statement.

------------------------------------------------------------ ---------------------------------------------------------
CLASS 5 (LORAL CLAIMS)                                       Impaired.  Unless otherwise provided in the Plan, on
                                                             the Effective Date or as soon thereafter as is
Claims of the Loral Entities other than (a) Cure Amount      practicable, the holders of Allowed Loral Claims will
Claims, (b) Administrative Claims arising in an ordinary     receive, in full satisfaction of such Allowed Loral
course of business commercial transaction between a          Claims, the Loral Shares.  All distributions on account
Globalstar Entity or its Representatives on the one hand     of Allowed Loral Claims will be made to Loral for
and a Loral Entity, GP Debtor, or one of their               distribution to the Loral Entities.  Pursuant to the
Representatives, on the other hand, (c) Claims arising       Plan, the Loral Claims have been Allowed in the
under the Loral Settlement Agreement, (d) Claims for         aggregate amount of $879.6 million.  (Distributions on
indemnification covered by insurance policies to the         $437.5 million or $420.0 million of the Loral Allowed
extent of such insurance coverage and (e) Loral Vendor       Claims will be reallocated to Classes 4, 5 and 7
Financing Claims.                                            pursuant to the Plan.)

Estimated Aggregate Claim Amount:  $879.6 million            Estimated Percentage Recovery: ------%

------------------------------------------------------------ ---------------------------------------------------------

------------------------------------------------------------ ---------------------------------------------------------
     DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS                    PROPOSED TREATMENT OF CLAIMS OR INTERESTS
------------------------------------------------------------ ---------------------------------------------------------
CLASS 6 (INSURED CLAIMS)                                     Impaired.  Each holder of an Allowed Insured Claim is
                                                             only entitled to payment from proceeds payable to the
General Unsecured Claims or Loral Claims that are insured    holder thereof under any pertinent insurance policies.
by insurance policy coverage against the loss or damage      To the extent insurance proceeds are unavailable to pay
giving rise to such Claims, to the extent such Claims are    the holder of a Claim that would otherwise be an
solely payable under such insurance policy.                  Insured Claim, the Claim is not an Insured Claim.
                                                             Instead, the Claim will be either a General Unsecured
                                                             Claim or Loral Claim, as the case may be.

Estimated Aggregate Claim Amount:  $______                   Estimated Percentage Recovery:  Varies

------------------------------------------------------------ ---------------------------------------------------------
CLASS 7 (NOTEHOLDER SECURITIES LITIGATION CLAIMS)            Impaired.  Each holder of an Allowed Noteholder
                                                             Securities Litigation Claim will receive (i) no
Claims against any Debtor, whether or not subject to an      distributions under the Plan if it is not bound by the
existing lawsuit, arising from rescission of a purchase or   Third Party Release and (ii) if such holder is bound by
sale of a debt security (including the Senior Notes) of      the Third Party Release, a Pro Rata share of the
the Debtors or an affiliate of the Debtors, for damages      Reallocated Shares.
arising from such purchase or sale of such a security, or
for reimbursement or contribution allowed under
section 502 of the Bankruptcy Code on account of such
Claim.                                                       Estimated Percentage Recovery:  _____%

Estimated Aggregate Claim Amount:  $______                   For a recovery analysis based upon a hypothetical
 (based solely on the Maximum Allowed Amount set forth in    Allowed Noteholder Securities Litigation Claim, see
Section VII.C.8 of the Plan)                                 Section XI.B of this Disclosure Statement.

------------------------------------------------------------ ---------------------------------------------------------
CLASS 8 (SHAREHOLDER SECURITIES LITIGATION CLAIMS)           Impaired.  Each holder of an Allowed Shareholder
                                                             Securities Litigation Claim will receive (i) no
Claims against any Debtor, whether or not subject to an      distributions under the Plan if it is not bound by the
existing lawsuit, arising from rescission of a purchase or   Third Party Release and (ii) if such holder is bound by
sale of an equity security of the Debtors or an affiliate    the Third Party Release, a Pro Rata share of the
of the Debtors (including GTL), for damages arising from     Reallocated Shares.  For a recovery analysis based upon
such purchase or sale of such an equity security, or for     a hypothetical Allowed Shareholder Securities
reimbursement or contribution allowed under section 502 of   Litigation Claim, see Section II.B.2 of this Disclosure
the Bankruptcy Code on account of such Claim.  Shareholder   Statement.
Securities Litigation Claims include any such Claims by
GTL shareholders against any of the Debtors.

Estimated Aggregate Claim Amount:  $______                   Estimated Percentage Recovery:  ___%
(based solely on the Maximum Allowed Amount set forth in
Section VII.C.8 of the Plan)                                 For a recovery analysis based upon a hypothetical
                                                             Allowed Shareholder Securities Litigation Claim, see
                                                             Section XI.C of this Disclosure Statement.

------------------------------------------------------------ ---------------------------------------------------------
CLASS 9 (INTERESTS)                                          Impaired.  The holders of the Interests shall receive
                                                             no distributions under the Plan.
Any capital stock, limited liability company membership
interests, partnership interests or other ownership
interests in a Debtor, including all partnership interests
in Globalstar.                                               Estimated Percentage Recovery:  0%

------------------------------------------------------------ ---------------------------------------------------------

For purposes of this Disclosure Statement, the following capitalized terms have the meanings ascribed to the below:

         "Base Creditor Shares" means the 4,600,000 shares of New Globalstar Class A Common Stock to be issued to Globalstar pursuant to the ICO Investment Agreement.

         "Base Loral Shares" means a number of the Base Creditor Shares equal to the product of (a) the quotient of (i) the sum of all Allowed Loral Claims, divided by (ii) the sum of all Allowed General Unsecured Claims and Allowed Loral Claims, multiplied by (b) the number of Base Creditor Shares.

         "Loral Shares" means a number of the Base Creditor Shares equal to the difference of the number of Base Loral Shares minus the number of Reallocated Shares.

         "Pro Rata" means:

         (a) when used with reference to the distribution of the Base Creditor Shares to a holder of an Allowed General Unsecured Claim, the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the sum of all Allowed General Unsecured Claims and Allowed Loral Claims; and

         (b) when used with reference to the distribution of the Reallocated Shares to a holder of an Allowed General Unsecured Claim, an Allowed Noteholder Securities Litigation Claim or an Allowed Shareholder Securities Litigation Claim, the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the sum of all Allowed General Unsecured Claims, Allowed Noteholder Securities Litigation Claims and Allowed Shareholder Securities Litigation Claims as to which the holder is bound by the Third Party Release.

         "Reallocated Claim Amount" means (a) if the Confirmation Order binds all holders of Claims to the Third Party Release, $437.5 million or (b) if the Confirmation Order binds some, but not all, holders of Claims to the Third Party Release, $420.0 million.

         "Reallocated Shares" means a number of the Base Creditor Shares equal to the product of (a) the quotient of (i) the Reallocated Claim Amount divided by (ii) the sum of all Allowed General Unsecured Claims and Allowed Loral Claims, multiplied by (b) the number of Base Creditor Shares.

         "Third Party Release" means a release providing that each (a) Non-Debtor Subsidiary, (b) holder of (i) a Claim (whether or not allowed) against or Interest in a Debtor or (ii) a GLP Partnership Interest, and (c) Person participating in exchanges and distributions under or pursuant to the Plan shall be enjoined from commencing and continuing any Cause of Action, Recovery Action, employment of process or act to collect, offset or recover and shall release any Claim, Cause of Action and/or Recovery Action arising from the beginning of time through the Confirmation Date against the Loral Entities or any Representative thereof in any way directly or indirectly relating to or concerning the Debtors, including without limitation their management and operations, the Chapter 11 Cases or the Plan (other than (i) claims arising after the Confirmation Date under any Assumed Contract; (ii) claims for all sums due in connection with ordinary course postpetition commercial transactions between any Loral Entity and any Globalstar Entity; and/or (iii) claims arising under the Loral Settlement Agreement).

          IV. GENERAL INFORMATION REGARDING CHAPTER 11 AND GLOBALSTAR

         A.       OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation or liquidation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

         The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

         The consummation of a plan is the principal objective of a chapter 11 case. A plan sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a chapter 11 plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan. In the Debtors' chapter 11 cases, the Plan contemplates a liquidation of each of the Debtors' assets.

         Holders of allowed claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

         B.       OVERVIEW OF THE GLOBALSTAR BUSINESS

         Globalstar was formed in November 1993 as a Delaware limited partnership by subsidiaries of Loral Corporation, a predecessor of Loral Space & Communications Ltd. ("Loral"), and QUALCOMM. Loral is one of the world's leading satellite communications companies with activities in satellite-based communications services and satellite manufacturing. QUALCOMM is the leading developer and supplier of code division multiple access ("CDMA") digital wireless telecommunications technology.

         Globalstar owns and operates a satellite constellation that forms the backbone of a global telecommunications system (the "Globalstar System"). The Globalstar System, which uses QUALCOMM's patented CDMA digital wireless telecommunications technology, consists of (a) a space segment comprised of the satellite constellation owned by Globalstar, (b) a ground segment comprised of so-called "gateways," which in North America and Western Europe are indirectly owned and operated by Globalstar, and in the rest of the world are currently owned and operated primarily by independent Globalstar service providers, and
(c) telephones, which are owned or leased by subscribers. The Globalstar System currently provides telephony and narrow band data services through 24 gateways, which provide coverage to 133 countries, including almost all of North and South America (excluding northwestern Alaska and portions of Canada above 70 degrees North latitude), Europe, Australia, Russia, most of the Middle East, Central Asia, China and South Korea. Globalstar commenced operations in March 1994 and began commercial service in late 1999. As of June 30, 2003, approximately 93,000 commercial subscribers were using the Globalstar System.

         Globalstar is subject to varying degrees of federal, state, local and international regulation. In the United States, Globalstar is most heavily regulated by the Federal Communications Commission ("FCC"). Specifically, Globalstar is required to have various FCC licenses to operate the Globalstar System. See Section XIII.D of this Disclosure Statement.

         For the six-month period ended June 30, 2003 and the twelve-month period ended December 31, 2002, Globalstar had a net loss applicable to ordinary partnership interests of approximately $31.9 million and $152.8 million, respectively, on a consolidated basis. As of June 30, 2003 and December 31, 2002, Globalstar had total assets of approximately $278.8 million and $294.4 million, respectively, on a consolidated basis and liabilities of approximately $3.46 billion and $3.45 billion, respectively, on a consolidated basis. Substantially all of Globalstar's liabilities (other than those under the ICO DIP Facility) are unsecured. As of June 30, 2003, Globalstar employed 142 full-time employees and one part-time employee.

         Pursuant to the ICO Investment Agreement, Globalstar and the GLP Subsidiary Debtors have agreed to transfer substantially all of their assets, including the Globalstar System, to New Globalstar, which would thereafter operate the business currently operated by Globalstar. As of the date of this Disclosure Statement, the transactions contemplated by the ICO Investment Agreement have not yet been consummated and remain subject to the satisfaction of a number of material conditions. Accordingly, there can be no assurance as to whether or when such transactions will be consummated. See Section VII.B of this Disclosure Statement. The consummation of the Plan is conditioned upon, and will not occur unless and until, the consummation of the transactions contemplated by the ICO Investment Agreement. See Section XII.A of this Disclosure Statement.

         For a more complete understanding regarding the business and properties of, and other matters relating to, Globalstar and its subsidiaries, see (a) the 2002 Form 10-K, including Part I, Item 1 "Business" and (b) the 2003 Second Quarter Form 10-Q.

         C.       SELECTED HISTORICAL FINANCIAL INFORMATION OF GLOBALSTAR

         The following table sets forth selected consolidated financial information for Globalstar as of and for the six months ended June 30, 2003 and 2002 and as of and for the fiscal years ended December 31, 2002, 2001 and 2000. The selected consolidated financial information set forth below should be read in conjunction with the Unaudited Interim Consolidated Financial Statements and notes thereto, the Audited Annual Consolidated Financial Statements and notes thereto and the other historical financial information for Globalstar included in the 2003 Second Quarter Form 10-Q and the 2002 Form 10-K.

             (in thousands, except per partnership interest amounts)

                                               SIX MONTHS ENDED JUNE 30,                YEARS ENDED DECEMBER 31,
                                              ---------------------------     ----------------------------------------
                                                  2003            2002           2002(1)         2001         2000(2)
                                              --------------  -----------     ------------   -------------  ----------
STATEMENT OF OPERATIONS DATA:
Net revenue                                   $   25,439       $    8,126     $   24,639      $    6,404     $    3,650
Operating expenses                                56,507           60,666        128,110         205,185      3,476,402
Interest income                                        1              101            101           4,513         16,490
Interest expense                                     615           46,515         46,523         381,170        329,163
Net loss applicable to ordinary
partnership
interests                                         31,934          101,870        152,846         602,073      3,816,401
Net loss per weighted average ordinary
partnership interest outstanding-- basic
and diluted                                         0.48             1.55          2.32            9.26          61.23

OTHER DATA:
Deficiency of earnings to cover
fixed charges (3)                                 31,934          101,870        152,846         602,073      3,824,533

CASH FLOW DATA:
Used in operating activities                     (14,752)         (19,544)       (38,013)       (120,448)      (455,741)
Provided by (used in) investing activities         1,355           (1,302)        (2,328)          3,909        (95,156)
Provided by partners' capital transactions            --               --             --              --        331,275
Provided by (used in) financing activities        16,110               --             --          (2,237)       266,348

                                                        JUNE 30,                            DECEMBER 31,
                                              ----------------------------    ----------------------------------------
                                                   2003            2002           2002            2001          2000
                                              --------------  ------------    ------------   -------------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents (4)                 $   18,343       $   34,783     $   15,284      $   55,625     $  196,849
Globalstar System, net                           183,653          215,259        198,756         229,774        264,856
Globalstar System under construction                   -                -              -               -          1,634
Total assets                                     278,750          334,489        294,374         456,391        702,276
Vendor financing liability, including
current portion                                        -                -              -         869,385        788,423
Long-term debt (5)                                 4,371                -              -         277,330        262,366
Liabilities subject to compromise (6)          3,422,582        3,418,839      3,425,921               -              -
Partners' capital (deficit)                   (3,182,186)      (3,099,618)    (3,150,598)     (2,997,753)    (2,395,214)

(1) The results of operations for 2002 include a $18.4 million charge for a launch termination penalty and write off of launch related deposits.

(2) The results of operations for 2000 include a $2.9 billion charge for the impairment of the Globalstar System.

(3) The ratio of earnings to fixed charges is not meaningful, as Globalstar has incurred operating losses.

(4) Includes restricted cash of $22.4 million for 2000, received from service providers for the purchase of gateways.

(5) Reflects the classification of $1.9 billion of senior notes and term loans as current obligations in 2000.

(6) All pre-petition liabilities of Globalstar and the GLP Subsidiary Debtors constitute Unsecured Claims and have been classified as liabilities subject to compromise.

         D.       EXISTING ORGANIZATIONAL STRUCTURE OF GLOBALSTAR

                  1.       GLOBALSTAR

         Globalstar was formed as a Delaware limited partnership in November 1993, but remained inactive until it commenced operations on March 23, 1994.

         Loral/QUALCOMM Satellite Services, L.P. ("LQSS") is the managing general partner of Globalstar. The general partner of LQSS is Loral/QUALCOMM Partnership, L.P. ("LQP") and the limited partners are certain subsidiaries or Loral and three of Globalstar's founding service providers. The partners in LQP are Loral General Partner, Inc., a subsidiary of Loral ("LGP"), which is the managing general partner, and QUALCOMM Limited Partner, Inc., LQSS, LQP, LGP and another subsidiary of Loral that is a general partner of LQP have also filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. In July 2003, Loral and certain of its subsidiaries filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. As of June 30, 2003, Loral owned, directly or indirectly, 25,163,207, or approximately 38.2%, of the 65,848,104 outstanding ordinary partnership interests of Globalstar, including interests attributable to 9,902,990 shares of common stock of Globalstar Telecommunications Limited ("GTL").

         GTL, the other general partner of Globalstar, was created in 1994 to permit public equity ownership in Globalstar. GTL does not have any operations, any personnel or any facilities and does not manage the day-to-day operations of Globalstar. GTL's sole asset is its investment in Globalstar. GTL is not a chapter 11 debtor. As of June 30, 2003, GTL owned 27,911,240, or approximately 42.4%, of the 65,848,104 outstanding ordinary partnership interests of Globalstar, 4,356,495, or 100%, of the outstanding Series A convertible redeemable preferred partnership interests of Globalstar and 389,500, or 100%, of the outstanding Series B convertible redeemable preferred partnership interests of Globalstar.

         The governing body of Globalstar is the General Partners' Committee. The General Partners' Committee may have up to seven members. Currently, the General Partners' Committee has five members. In connection with the Loral Settlement, the three members of the General Partners' Committee who were Loral employees resigned and were replaced by senior officers of Globalstar. See
Section VI.G of this Disclosure Statement.

                  2.       SUBSIDIARIES

         In addition to the GLP Subsidiary Debtors, which have commenced chapter 11 cases, Globalstar has four wholly-owned domestic subsidiaries and 12 wholly-owned foreign subsidiaries, none of which are chapter 11 debtors. Globalstar also owns a 75% interest in Government Services, LLC, a Delaware limited liability company, of which LGP owns the other 25% interest. Pursuant to the ICO Investment Agreement, the Debtors have agreed to transfer to New Globalstar substantially all of their assets, including the capital stock or other equity interests in all of the Non-Debtor Subsidiaries other than three foreign subsidiaries (which were expressly excluded from the transaction). See
Section VII.B of this Disclosure Statement.

                      V. EVENTS PRECEDING THE COMMENCEMENT
                             OF THE CHAPTER 11 CASES

         A. INCURRENCE OF SIGNIFICANT INDEBTEDNESS AND OTHER OBLIGATIONS; RELATED PARTY TRANSACTIONS

         The acquisition of Globalstar's satellite constellation and the development of Globalstar's business required significant cash resources. To obtain these resources, the Debtors incurred significant indebtedness. The Debtors' obligations include four issues of senior notes in an aggregate amount, including principal and interest accrued through the Petition Date, in excess of $1.6 billion, a credit facility, vendor financing and other trade credit. The aggregate of such debt is approximately $3.5 billion.

         Senior notes were issued by Globalstar and Globalstar Capital Corporation ("GCC") under the following indentures: (a) the Indenture, dated as of February 15, 1997, relating to 11.375% Senior Notes due 2004; (b) the Indenture, dated as of June 1, 1997, relating to 11.25% Senior Notes due 2004;
(c) the Indenture, dated as of October 15, 1997, relating to 10.75% Senior Notes due 2004; and (d) the Indenture, dated as of May, 20, 1998, relating to 11.5% Senior Notes due 2005.

         In addition, Globalstar engaged in a number of commercial and financial transactions with related parties, including the Loral Entities and QUALCOMM. For a discussion of such transactions, see: (a) Part II, Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Related Party Disclosures" and Part III, Item 13 "Certain Relationship and Related Transactions Section" of the 2002 Form 10-K; (b) Notes 9 and 10 to the Audited Annual Consolidated Financial Statements; (c) Part I, Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Business Plan and Related Transactions" of the 2003 Second Quarter Form 10-Q; and (d) Note 8 to the Unaudited Interim Consolidated Financial Statements.

         B.       IMPLEMENTATION OF NEW BUSINESS PLAN

         Commercial acceptance of the Globalstar service since it commenced in 2000 has been substantially below initial expectations. Accordingly, Globalstar developed a new business plan that changed the focus of its business from a voice-centric cellular extension model to one targeting specific vertical market segments with its voice and data product offerings. Globalstar began implementing the new business plan prior to the Petition Date, and has continued its implementation thereafter. This new plan consisted of three major components:

                  - the consolidation of the operations of certain Globalstar service providers into those of Globalstar;

                  -        the pursuit of targeted customer opportunities; and

                  -        a revised pricing plan.

Globalstar's new business plan and the major components thereof are currently being reviewed by ICO and are therefore subject to changes in the future.

                  1.       CONSOLIDATION STRATEGY

         Historically, Globalstar service providers generally have not earned revenues sufficient to fund their operating costs. The consolidation strategy was intended to bring additional efficiencies to the operation of the Globalstar System and to allow for increased geographic coverage and pricing coordination in Globalstar's service offerings and pricing. Globalstar undertook this strategy in an effort to achieve and maintain financial viability.

         As part of the consolidation strategy, the following service provider operations were consolidated into Globalstar:

                  - service provider operations in Canada and the North Atlantic (via its gateway in Eastern Canada completed in December 2001);

                  - service provider operations in Western Europe, the Mediterranean and the North Atlantic via its gateway in France (completed in July 2002); and

                  - service provider operations in the United States and the Caribbean (completed in August 2002).

         For additional information regarding these transactions, see: (a) Part I, Item 1 "Business -- The Company -- New Business Plan and Related Transactions," Part II, Item 7 "Management's Discussion and Analysis of

Financial Conditions and Results of Operations -- Related Party Disclosures" and
Part III, Item 13 "Certain Relationships and Related Transaction Section" of the 2002 Form 10-K; (b) Note 4 to the Audited Annual Consolidated Financial Statements; and (c) Part I, Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Business Plan and Related Transactions" of the 2003 Second Quarter Form 10-Q; and (d) Note 4 to the Notes to Unaudited Interim Consolidated Financial Statements.

                  2.       PURSUIT OF TARGETED CUSTOMER OPPORTUNITIES

         As part of the new business plan, Globalstar began to focus its marketing efforts on vertical market segments that it believed would greatly benefit from using the Globalstar System. Globalstar has made progress in creating new voice and data products and applications that will target these vertical segments. Key segments that Globalstar has targeted include government (including the United States Department of Defense), public safety, maritime, natural resources, utilities and aeronautical. For more information regarding these and other key market segments, see Part I, Item 1 "Business -- The Company -- Sales and Marketing Activities" of the 2002 Form 10-K.

                  3.       REVISED PRICING PLAN

         Following the consolidation of the North American service providers in August 2002 as described above, Globalstar implemented a new pricing structure for its North American customers. The new pricing structure provides substantial price reductions for Globalstar service and phones, with service rates as low as $0.17 per minute for high volume users. The new rate plans have been structured comparably to existing terrestrial cellular rate plans, offering bundled minutes for a fixed price per month with additional minutes available for use at additional charges.

         C.       LEGAL PROCEEDINGS

         Material pending legal proceedings (other than the Chapter 11 Cases) to which Globalstar or any other Globalstar Entity is a party or of which any of their property is subject include the following:

                  - On February 20, 2001, a purported class action lawsuit was filed against Globalstar and GCC on behalf of holders of Globalstar's 10.75% Senior Notes due 2004 in Superior Court, New Castle County, Delaware. On June 5, 2001, another similar purported class action lawsuit was filed in Delaware.

                  - On July 13, 2001, a petition was filed by a holder of Globalstar's 11.375% Senior Notes due 2004 in Texas state court seeking payment.

                  - On February 28, 2001, a purported securities class action was filed against GTL in the United States District Court for the Southern District of New York. On November 13, 2001, the complaint in such action was amended to add causes of action against Globalstar and GCC.

                  - On December 5, 2002, a complaint was filed by StarMD, LLC against Globalstar USA, LLC in the Pennsylvania Court of Common Pleas, Allegheny County, index No. GD-02-23220, alleging, among other things, breach of contract.

         For additional information regarding these proceedings, see: (a) Part I, Item 3 "Legal Proceedings" and Part II, Item 7 "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Commitments and Contingencies" of the 2002 Form 10-K; (b) Note 19 to the Audited Annual Consolidated Financial Statements; (c) Part II, Item 1 "Legal Proceedings" of the 2003 Second Quarter Form 10-Q; and (d) Note 5 to the Unaudited Interim Consolidated Financial Statements.

         D.       CESSATION OF PAYMENTS TO CERTAIN VENDORS

         In order to preserve Cash, in September 2001 Globalstar ceased making payments for certain services performed by Space Systems/Loral, Inc. ("SS/L") and QUALCOMM and is currently overdue on its contractual payment obligations to these vendors. Globalstar and QUALCOMM previously contracted for the design and development of the Globalstar ground segment pursuant to the Development Contract, dated March 18, 1994 (the "Development Contract"), and contracted for the manufacture, deployment and maintenance of Globalstar gateways pursuant to the Production Gateway Purchase Agreement, dated April 30, 1997 (the "Production Agreement"). QUALCOMM purported to terminate the Development Contract and the Production Agreement for non-payment of invoices on November 29, 2001 and on December 20, 2001, respectively. Since ceasing payments to QUALCOMM under the Development Contract and the Production Agreement, Globalstar and its affiliates have made payments to QUALCOMM for new product purchases and limited engineering services.

         E.       DISCUSSIONS WITH CREDITORS

                  1.       MEMORANDUM OF UNDERSTANDING

         Prior to the Petition Date, the Debtors held discussions with an informal committee (the "Informal Committee") of certain holders of Senior Notes (the "Noteholders"), Loral and QUALCOMM about a possible restructuring of the Debtors' financial affairs. As a result of these discussions, the Debtors reached a non-binding agreement with Loral and the Informal Committee regarding the substantive terms of the financial restructuring of the Debtors' businesses, including, without limitation, implementation of the Debtors' consolidation strategy. This agreement was evidenced in the Memorandum of Understanding, dated February 15, 2002 (the "MOU"). The discussions did not result in any agreement or understanding with QUALCOMM regarding a restructuring.

         The proposed restructuring contemplated by the MOU would have included, among other things, the transfer of all of the Debtors' assets to a new corporation to be owned 97% by the Noteholders and the holders of all other prepetition unsecured claims (including Loral) and 3% by Loral. The MOU also contemplated the transfer of necessary licenses to the new corporation, a release in favor of Loral and its affiliates and a rights offering for up to 15% of the equity of the new corporation.

                  2.       PLAN SUPPORT AGREEMENT

         In connection with the execution of the MOU, Globalstar, Loral and the Informal Committee entered into the Plan Support Agreement, dated February 15, 2002, which was subsequently amended three times (as amended, the "Plan Support Agreement"). Pursuant to the Plan Support Agreement, each party thereto agreed to:

                  - negotiate a plan of reorganization that incorporated the terms and conditions of the MOU in good faith; and

                  - vote for such plan of reorganization and use its commercially reasonable efforts to cause the confirmation and consummation of such plan of reorganization.

The Plan Support Agreement contained certain timing conditions that, if not satisfied, gave the parties the right to terminate the Plan Support Agreement. On May 23, 2002, Globalstar filed a plan of reorganization and disclosure statement pursuant to the MOU and Plan Support Agreement. On or about August 12, 2002, the Creditors Committee (as successor to the Informal Committee) delivered to Loral and Globalstar notice of termination of the Plan Support Agreement because the disclosure statement describing the plan of reorganization contemplated by the Plan Support Agreement had not been approved within the timetable required by the Plan Support Agreement.

                            VI. THE CHAPTER 11 CASES

         A.       COMMENCEMENT OF THE CHAPTER 11 CASES

         The Debtors commenced their chapter 11 cases (the "Chapter 11 Cases") on February 15, 2002. Since commencement of the Chapter 11 Cases, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         B.       ADMINISTRATION OF THE CHAPTER 11 CASES

         On February 15, 2003, the Debtors obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization. The Bankruptcy Court entered orders authorizing the Debtors, among other things, (a) to maintain their prepetition cash management system (including intercompany financing), (b) to pay prepetition wages and benefits to employees and (c) to pay certain prepetition taxes.

         At various hearings held during the Chapter 11 Cases, the Bankruptcy Court entered orders authorizing the Debtors, among other things:

                  - to transfer limited funds to Globalstar Corporation ("GC") in connection with the consolidation of service provider operations in Western Europe, the Mediterranean and the North Atlantic and in the United States and the Caribbean (see Section V.B.1 of this Disclosure Statement);

                  - to transfer limited funds to GTL in connection with funding certain expenses of GTL;

                  -        to reject certain real property subleases;

                  -        to implement the Employee Retention Program (see
                           Section VI.D of this Disclosure Statement);

                  - to retain Jefferies & Company, Inc. ("Jefferies") as financial advisors to the Debtors;

                  - to enter into the 2 GHz Contract (see Section VI.E of this Disclosure Statement);

                  - to enter into certain service provider(s) settlement agreements (see Section VI.F of this Disclosure Statement);

                  - to enter into the Loral Settlement (see Section VI.G of this Disclosure Statement);

                  - to approve a debtor-in-possession financing facility provided by a consortium of lenders that included members of the Creditors Committee (see Section VII.A of this Disclosure Statement);

                  - to approve auction procedures to be utilized by Globalstar to identify an equity investor (see
                           Section VII.A of this Disclosure Statement);

                  - to authorize Globalstar engage in the transactions contemplated by the ICO Investment Agreement and the ICO DIP Facility (see Section VII.B and Section VII.C of this Disclosure Statement); and

                  -        to enter into a tax settlement with the IRS (see
                           Section VI.I of this Disclosure Statement).

         C.       APPOINTMENT OF CREDITORS COMMITTEE

         On March 6, 2002, the United States Trustee, pursuant to section 1102 of the Bankruptcy Code, appointed a statutory committee of unsecured creditors in the Chapter 11 Cases. The Creditors Committee was initially comprised of the following members:

                  -        Columbia Ventures Corp.;

                  -        Loeb Partners Corp.;

                  - Stonehill Capital Management, LLC (this entity subsequently resigned from the Creditors Committee);

                  -        Blue River LLC;

                  -        The Bank of New York;

                  - Lockheed Martin Corporation (this entity subsequently resigned from the Creditors Committee); and

                  - Ericsson Mobile Communications (U.K.) Ltd. (this entity subsequently resigned from the Creditors Committee).

         D.       ADOPTION OF EMPLOYEE RETENTION PROGRAM

         On May 21, 2002, the Bankruptcy Court entered a stipulation and agreed order authorizing Globalstar to make distributions totaling $2,964,245 under the Employee Retention Program. On July 15, 2002, the Debtors distributed to participants under the Employee Retention Program Cash in an aggregate amount of $741,061. The Debtors are authorized to distribute the remaining $2,223,184 available for distribution under the Employee Retention Program on the Effective Date as follows: (a) Cash in an aggregate amount not to exceed $1,193,064 and
(b) a number of shares of common stock of New Globalstar having an aggregate value of $1,030,120, unless such shares of common stock cannot be issued without material trading restrictions, in which case participants in the Employee Retention Program will receive Cash in lieu of shares of common stock. It is presently anticipated that participants will receive Cash in lieu of shares of common stock of New Globalstar.

         The Debtors' senior management will have absolute discretion as to the allocation of all payments under the Employee Retention Program, except that (a) such allocations must be consistent with the schedule provided to the Creditors Committee on May 6, 2002 and (b) if an employee for any reason becomes ineligible to receive payments under the Employee Retention Program, including without limitation due to termination of employment prior to the Effective Date, the payments allocated to such employee under the Employee Retention Program may not be reallocated or distributed under the Employee Retention Program.

         E.       APPROVAL OF THE 2 GHZ CONTRACT

         On July 16, 2002, Globalstar entered into a non-contingent contract with SS/L pursuant to which SS/L agreed to design, manufacture, test and launch a new satellite constellation for Globalstar (the "2 GHz Contract"). The FCC granted Globalstar a license for this 2 GHz system (the "FCC 2 GHz License") on July 17, 2001 and required that by July 17, 2002 Globalstar enter into a contract providing for implementation of the system. The Bankruptcy Court authorized Globalstar to enter into the 2 GHz Contract at a hearing held on July 16, 2002.

         On January 30, 2003, the FCC's International Bureau denied Globalstar's request for waivers on future milestones and declared the FCC 2 GHz License to be null and void. Globalstar believes that this action by the FCC's staff is inconsistent with the facts and the law and has requested the full FCC to review and reverse it. Globalstar has also requested the full FCC to stay the International Bureau's decision pending review. However, there can be no assurance that the FCC will ultimately overturn the International Bureau's decision and reinstate the FCC 2 GHz License. In addition, on February 26, 2003, AT&T Wireless Services, Inc., Cellco Partnership d/b/a Verizon Wireless and Cingular Wireless LLC (collectively, "Appellants") filed an appeal with the United States Court of Appeals for the District of Columbia of a January 30, 2003 FCC order ("FCC Order") affirming the original grant of the FCC 2 GHz License and denying an application for review filed with the FCC by the Appellants on August 16, 2001 seeking repeal of the FCC's original grant of the FCC 2 GHz License. The Appellants argue that the FCC Order: (i) violates the Communications Act of 1934 and is in conflict with relevant case law; (ii) was arbitrary and capricious; (iii) was not supported by the record; and (iv) represented unreasoned decision making. Globalstar and other parties have intervened in this proceeding to support the FCC's decisions. The court has not yet set a schedule for briefing and oral argument. The length of the appellate process in cases such as this one is typically one to two years.

         Globalstar has issued a stop work order through January 2004 under the 2 GHz Contract; however, the 2 GHz Contract remains in full force and effect. In connection with the Loral Settlement, Globalstar received a refund of the unused portion of advance prepayments made by it under the 2 GHz Contract, as reduced by certain obligations owing to Loral, and Loral waived a $250,000 termination fee under the 2 GHz Contract. The termination fee will be reinstated in the event that Globalstar determines to rescind its stop work order. See Section VI.G of this Disclosure Statement.

         F.       APPROVAL OF SERVICE PROVIDER SETTLEMENT AGREEMENTS

         On December 30, 2002, the Bankruptcy Court (i) approved a settlement agreement among Globalstar Services Company, Inc. ("GSCI"), Globalstar Vodafone Network Pty Ltd. Australia and Globalstar Australia Pty Ltd (the "Australia Settlement Agreement") and (ii) authorized Globalstar to consent to the transfer by Vodafone Satellite Services Limited ("VSSL") to Localstar Pty Ltd ("Localstar") of a service provider agreement and Globalstar's entry into a service provider agreement with Localstar. VSSL was the original authorized service provider for Australia and the operator of three gateways in that country. In conjunction with this sale, VSSL agreed to settle certain pre- and post-petition debts with Globalstar. As a consequence of the Bankruptcy Court's approval, Localstar is the new service provider and independent gateway operator in Australia. Globalstar has received payments totaling $1.7 million from VSSL in settlement of various accounts.

         On February 19, 2003, the Bankruptcy Court approved Globalstar's entry into a settlement and release agreement with Elsacom and a gateway asset purchase agreement with a wholly owned subsidiary of Elsacom (collectively, the "Elsacom Settlement Agreements"). Elsacom is the primary Globalstar service provider in Central and Eastern Europe, the operator of the gateway located in Avezzano, Italy and, through its affiliate, Globalstar Northern Europe, the former operator of the gateway located in Karkkila, Finland. Although Elsacom had defaulted on its gateway contract obligations to Globalstar, Elsacom desired to continue providing Globalstar service to its customers from Avezzano. Accordingly, Globalstar and Elsacom agreed to negotiate a mutually acceptable plan for paying certain of the debt, transferring the equipment in Finland to Globalstar and maintaining Elsacom's service provider rights. Under the terms of the Elsacom Settlement Agreements, Globalstar has received cash payments totaling $2.4 million and the release of all past payment obligations, including certain pre-petition liabilities, due to Elsacom in exchange for liquidation of the gateway contract payments due to Globalstar from Elsacom. Additionally, Globalstar retained title to the gateway equipment installed in Finland. Globalstar has dismantled the Finland gateway and placed the removable parts, which contain most of the gateway's electronics, in storage for future deployment.

         G.       APPROVAL OF THE LORAL SETTLEMENT AGREEMENT

         On March 14, 2003, Loral, the Creditors Committee and Globalstar signed a term sheet outlining the terms and conditions of a comprehensive settlement of certain contested matters and a release of claims against Loral (the "Loral Settlement"). Also on March 14, 2003, Globalstar and the Creditors Committee filed a joint motion with the Bankruptcy Court under Bankruptcy Rule 9019 for an order approving the Loral Settlement. The Bankruptcy Court approved the Loral Settlement on April 14, 2003.

         The Loral Settlement is evidenced by a Settlement Agreement and Release, dated April 8, 2003 (the "Loral Settlement Agreement"), among Globalstar, Loral and certain of their respective affiliates. The closing contemplated by the Loral Settlement Agreement occurred as of July 10, 2003. Pursuant to the Loral Settlement Agreement, as of the closing, among other things:

                  -        Globalstar received title to eight spare satellites;

                  - certain agreements under which Loral held exclusive rights to provide Globalstar services to certain defense, national security and other governmental agencies and in the aviation market were terminated and a new joint venture owned 75% by Globalstar and 25% by Loral was formed to pursue business opportunities with those governmental agencies ;

                  - Globalstar received Loral's interests in the Canadian Globalstar service provider operations;

                  - certain financial obligations of Loral-affiliated service providers to Globalstar were settled through reductions in debt obligations owing by Globalstar Canada Co. to Loral and other financial obligations between Globalstar and Loral were restructured;

                  - Globalstar received the unused portion of advance prepayments made by it under the 2 GHz Contract, as reduced by certain financial obligations of Globalstar to Loral;

                  -        Russell R. Mack, Bernard L. Schwartz and Eric J.
                           Zahler, all employees of Loral, resigned from the General Partners' Committee and Anthony J. Navarra, President of Globalstar, Megan Fitzgerald, Senior Vice President - Operations of Globalstar, and Daniel
                           P. McEntee, Vice President and Chief Financial Officer of Globalstar, were appointed as members of the General Partners' Committee; and

                  - mutual releases of claims between Globalstar and its subsidiaries and Loral and its subsidiaries and affiliates, on the other hand, became effective and Globalstar and its subsidiaries released claims against members of the General Partners' Committee.

         The Loral Settlement Agreement further provides, among other things, that:

                  - Subject to FCC approval, L/Q Licensee will transfer the license (the "FCC Big Leo License") held by it to Globalstar or LQP will transfer its interests in L/Q Licensee to Globalstar (L/Q Licensee subsequently agreed to transfer this license to New Globalstar);

                  - Globalstar will transfer its 49% equity interest in the Russian service provider, which it holds for the benefit of Loral, to Loral;

                  - Loral's General Unsecured Claims will be allowed in the amount of $879.6 million, subject to reduction in connection with the Third Party Releases as contemplated by the Plan; and

                  - Globalstar will use its best efforts to obtain the Third Party Releases in the Plan.

         The Loral Settlement Agreement is reflected in the Plan.

         Subsequent to the closing of the Loral Settlement Agreement, Loral and certain of its subsidiaries filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

         H.       CLAIMS PROCESS AND BAR DATES

         On March 18 and 19, 2002, the Debtors filed their Schedules, identifying the assets and liabilities of their Estates. During the Chapter 11 Cases, the Debtors have filed numerous amendments to their Schedules. In addition, pursuant to an order dated May 7, 2002, the following Bar Dates for the filing of proofs of claim have been established in the Chapter 11 Cases:

                  - June 27, 2002 as the general Bar Date (the "General Bar Date") for all Claims other than Claims asserted by governmental units, Claims arising out of the rejection of Executory Contracts and Unexpired Leases ("Rejection Damage Claims") and Claims in response to amendments to the Schedules;

                  - August 14, 2002 as the Bar Date for all Claims asserted by governmental units (the "Government Bar Date");

                  - unless otherwise specified in the order approving the rejection of an Executory Contract or Unexpired Lease, the later of (i) the General Bar Date and (ii) 30 calendar days after the date of an order approving the rejection of an Executory Contract or Unexpired Lease as the Bar Date for Rejection Damage Claims relating to the rejected Executory Contract or Unexpired Lease; and

                  - the later of (i) the General Bar Date or the Government Bar Date, as applicable, and (ii) 20 calendar days after the date that a notice of an amendment to the Schedules is served on a claimant as the Bar Date for such claimant to file a proof of claim or to amend any previously filed proof of claim in respect of the amended scheduled Claim.

         Approximately ________ Claims were scheduled by, or filed against, the Debtors in an aggregate dollar amount of approximately $_______ billion, excluding duplicative Claims, amended and superseded Claims, Claims against multiple Debtors and overstated Claims. The Debtors are in the process of resolving proofs of Claim that differ in nature, classification or amount from the nature, classification or amount scheduled by the Debtors through several means, including negotiations with the affected claimant and the filing and prosecutions of objections to the Claims. As of ________, 2003, the Debtors had objected to approximately ____ Claims asserted in an aggregate dollar amount of approximately $___ million.

         The Debtors estimate that their material prepetition claims will be $___ million in the aggregate. The major outstanding claims against the Debtors are estimated to be as set forth in the following table:

     CREDITOR(S)                         TYPE OF DEBT                      ESTIMATED CLAIM AMOUNT
     -----------                         ------------                      ----------------------
Noteholders                         11.375% Senior Notes                      $   574,530,000
Noteholders                         10.75% Senior Notes                       $   367,762,000
Noteholders                         11.25% Senior Notes                       $   357,416,000
Noteholders                         11.50% Senior Notes                       $   334,359,000

Loral Entities                      Various Types                             $   879,600,000(1)
QUALCOMM                            Vendor Financing, Notes                   $  ____________
Lockheed Martin Corporation         Notes                                     $   170,832,000
Loral Entities                      Loral Vendor Financing Claims             $    52,000,000(2)
Ericsson OMC Limited                Contract Claim                            $    35,000,000
Daimler-Benz Aerospace AG           Notes                                     $    11,531,000

All of the foregoing obligations are unsecured. Other than those existing in connection with the ICO DIP Facility, the Debtors are not aware of any lien or security interest on the assets of the Debtors.

         In addition, the Debtors estimate that there will be additional General Unsecured Claims, including accounts payable, other accrued liabilities, taxes, employee obligations, or other claims, in an aggregate amount of $____ to $____. The Debtors' estimate of General Unsecured Claims is based upon an analysis of the General Unsecured Claims. The ultimate resolution of the General Unsecured Claims (including those in the foregoing table) could result in Allowed General Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

-----------------------
         1        Pursuant to the Plan and the Loral Settlement Agreement,
certain claims of the Loral Entities have been settled and Allowed in the aggregate amount of $879.6 million. The Loral Entities' asserted Claims were substantially higher than the Allowed amount.

         2        Pursuant to the Plan, the Loral Vendor Financing Claims are
treated as Class 4 Claims.

         I.       APPROVAL OF TAX SETTLEMENT AGREEMENT

         The transactions contemplated by the Plan will involve the exchange of New Globalstar Class A Common Stock for debt of Globalstar. The exchange will give rise to cancellation of debt income that would be allocable to the partners of Globalstar. Under section 1446 of the Internal Revenue Code of 1986, as amended (the "IRC"), Globalstar is obligated to pay a 35% withholding tax on income effectively connected to a U.S. trade or business that is allocated to foreign partners. Based on a review of historical data, the Debtors determined that approximately $935.8 million of its cancellation of debt income may be allocated to its foreign partners, in which case Globalstar may be required to pay a withholding tax of $327.5 million to the IRS. In order to reduce and quantify this potential liability, Globalstar negotiated an agreement with the IRS that substantially reduced the amount of tax Globalstar would have to pay upon consummation of a chapter 11 plan to approximately $270,000. On or about July 25, 2003, Globalstar filed a motion with the Bankruptcy Court seeking approval of this agreement. The Bankruptcy Court approved this motion by order dated August 15, 2003.

         J.       APPROVAL OF QUALCOMM SETTLEMENT AGREEMENT

         Recently, QUALCOMM, ICO, the Debtors and the Creditors Committee agreed in principal to certain essential terms of a series of agreements (the "Tentative QUALCOMM Agreement"). The parties continue to work towards finalizing the Tentative QUALCOMM Agreement, and the Tentative QUALCOMM Agreement remains subject to documentation, approval by the Court and the satisfaction of other terms and conditions. Under the Tentative QUALCOMM Agreement, QUALCOMM would enter into commercial agreements with New Globalstar to provide goods and services to New Globalstar (the "QUALCOMM Commercial Agreements"). In consideration for the QUALCOMM Commercial Agreements, QUALCOMM would be paid $6.0 million, be issued _________ shares of New Globalstar Series A Common Stock (in addition to QUALCOMM's receipt of its Pro Rata share of New Globalstar Series A Common Stock as a holder of an Allowed Class 4 Claim), be released by the Debtors and their estates (and, to the extent permitted by applicable law, their creditors) from causes of action against it and have the amount of its prepetition claims against the Debtors allowed in a stipulated amount. The parties anticipate that a definitive agreement with QUALCOMM would be evidenced by a settlement agreement among QUALCOMM, ICO, the Debtors and New Globalstar (the "QUALCOMM Settlement Agreement"), an investment agreement between QUALCOMM and New Globalstar (the "QUALCOMM Securities Purchase Agreement"), and the QUALCOMM Commercial Agreements.

         The Debtors expect to file a motion with the Bankruptcy Court seeking approval of the transactions contemplated by the QUALCOMM Settlement Agreement.

                            VII. THE ICO INVESTMENT

         A.       BACKGROUND

         In connection with the implementation of Globalstar's new business plan, Globalstar, with the assistance of Jefferies, engaged in an extensive search to obtain new equity financing. During this extensive process beginning in February 2002, Jefferies contacted over 150 potential strategic and financial investors, of which 12 ultimately executed non-disclosure agreements. Beginning in August 2002, Jefferies and Globalstar received conditional proposals from potential investors and pursued the proposals of several of those investors, two of which were qualified and engaged in substantial subsequent discussions. By early December 2002, negotiations with both of the potential investors had come to an impasse.

         In early November 2002, while Globalstar was in negotiations with the two potential investors discussed above, New Valley Corporation ("New Valley") expressed an interest in providing Globalstar with new equity financing. After lengthy negotiations, on December 19, 2002 Globalstar, the Creditors Committee and New Valley executed a non-binding term sheet setting forth the summary terms of the New Valley transaction and thereafter began negotiations of definitive agreements reflecting the agreements contained in the term sheet.

         On January 14, 2003, Globalstar and the Creditors Committee reached an agreement with New Valley providing for debtor-in-possession financing of up to $20.0 million and a total investment in a reorganized

Globalstar of $55.0 million. Globalstar filed a motion with the Bankruptcy Court for approval of this new investment and financing on January 15, 2003. Prior to the scheduled January 30, 2003 hearing on the motion, the Creditors Committee informed Globalstar and New Valley that the Creditors Committee would not support approval of the New Valley transaction, and that a consortium, including certain individual members of the Creditors Committee, was prepared to provide substitute debtor-in-possession financing. As a consequence, New Valley withdrew its investment proposal.

         Following New Valley's withdrawal, the Debtors and their advisors renewed their search for financing. On February 14, 2003, Globalstar filed motions seeking approval of (i) a $10.0 million debtor in possession financing agreement with a consortium of lenders, including ICO Investment Corp., an affiliate of ICO, and several members of the Creditors Committee (the "Creditor DIP Facility") and (ii) approval of auction procedures pursuant to which Globalstar would conclude its search for financing to fund its new business plan. The Bankruptcy Court provided interim approval of the Creditor DIP Facility on February 20, 2003 and final approval of the Creditor DIP Facility on March 6, 2003. The Creditor DIP Facility was repaid in full on May 20, 2003.

         The Bankruptcy Court approved the auction procedures on February 20, 2003. Under the court approved auction procedures, Globalstar received expressions of interest from prospective investors in early March 2003, and, with the assistance of Jefferies and in consultation with the Creditors Committee, determined which of them were "qualified" to perform due diligence and make a definitive proposal for an equity investment in Globalstar or the purchase of Globalstar's assets. Four proposals were ultimately submitted by qualified investors. The Debtors conducted an auction on April 2, 2003 and April 3, 2003. At the conclusion of the auction, the Debtors, in consultation with the Creditors Committee, determined that Thermo Capital Partners, LLC ("Thermo") submitted the highest and best proposal at the auction, and the Bankruptcy Court confirmed this determination on April 9, 2003. In so doing, the bankruptcy judge stated that he would consider any materially better proposals submitted prior to the date for final approval of Thermo's proposed transaction. Subsequently, ICO, one of the three qualified investors that participated in the auction, submitted a revised proposal that the Debtors, in consultation with the Creditors Committee, determined was materially better than Thermo's proposal. Globalstar advised Thermo of ICO's amended proposal and provided Thermo an opportunity to respond. Prior to the scheduled April 24, 2003 hearing, Globalstar and the Creditors Committee notified the Bankruptcy Court that ICO's proposal was then the highest and best proposal. On April 24, 2003, the judge heard argument and adjourned the hearing for one day so that Globalstar and the Creditors Committee could consider a revision to the Thermo proposal, which was made during a brief recess at the hearing. Thereafter, the Debtors, in consultation with the Creditors Committee, determined that the final ICO proposal was superior to Thermo's revised proposal, and on April 25, 2003, the Bankruptcy Court authorized the Debtors to pursue ICO's proposed investment (the "ICO Investment"). On May 19, 2003, the Debtors and ICO executed (a) the ICO Investment Agreement and (b) the ICO DIP Facility.

         On May 20, 2003, the Bankruptcy Court entered an order (the "Final DIP Order") authorizing the Debtors to obtain from ICO, debtor-in-possession financing of up to $35.0 million on the terms and subject to the conditions of the ICO DIP Facility. See Section VII.C of this Disclosure Statement.

         B.       THE ICO INVESTMENT AGREEMENT

                  1.       INTRODUCTION

         The ICO Investment Agreement provides that, subject to certain conditions, (a) ICO will invest $55.0 million (the "Purchase Price") in New Globalstar in exchange for 5,400,000 shares of New Globalstar Class B Common Stock (the "ICO Shares") of a newly formed Delaware corporation ("New Globalstar"), or approximately $9.41 per share, and (b) Globalstar and the GLP Subsidiary Debtors will contribute substantially all of their assets to New Globalstar in exchange for the Base Creditor Shares (4,600,000 shares of New Globalstar Class A Common Stock), which will ultimately be distributed to holders of certain Allowed Claims pursuant to the Plan. The $55.0 million invested by ICO will consist of a cash payment and the cancellation of amounts outstanding under the ICO DIP Facility as of the consummation of the transactions contemplated by the ICO Investment Agreement (the "ICO Closing").

         AS OF THE DATE OF THIS DISCLOSURE STATEMENT, THE ICO CLOSING HAS NOT YET OCCURRED AND REMAINS SUBJECT TO THE SATISFACTION OF A NUMBER OF MATERIAL CONDITIONS. ACCORDINGLY, THERE CAN BE NO ASSURANCE AS TO

WHETHER OR WHEN THE ICO CLOSING WILL OCCUR. THE EFFECTIVE DATE AND THE CONSUMMATION OF THE PLAN ARE CONDITIONED UPON, AND WILL NOT OCCUR UNLESS AND UNTIL, THE OCCURRENCE OF THE ICO CLOSING. AS A RESULT, THERE CAN BE NO ASSURANCE AS TO WHETHER OR WHEN THE EFFECTIVE DATE AND THE CONSUMMATION OF THE PLAN WILL OCCUR. ON THE OTHER HAND, THE CONSUMMATION OF THE PLAN IS NOT A CONDITION TO THE TRANSACTIONS CONTEMPLATED BY THE ICO INVESTMENT AGREEMENT AND ACCORDINGLY, THOSE TRANSACTIONS MAY BE CONSUMMATED EVEN IF THE CONSUMMATION OF THE PLAN HAS NOT OCCURRED. SEE SECTIONS VII.B.4 AND X.A OF THIS DISCLOSURE STATEMENT.

                  2.       CERTAIN INFORMATION REGARDING ICO

         ICO was organized in 1995. In August 1999, ICO filed a chapter 11 petition, and in May 2000, ICO emerged from bankruptcy. As part of ICO's plan of reorganization, a group of investors led by Craig McCaw made a $1.2 billion investment to acquire ICO. ICO is primarily engaged in the business of developing a medium-Earth-orbit satellite system designed to supply affordable communications services to both mobile and fixed users around the world. ICO is based in Orinda, California.

         ICO Investment Corp. (the "ICO DIP Lender"), an affiliate of ICO, was a lender under the Creditor DIP Facility and is the lender under the ICO DIP Facility.

         The Debtors are unaware of any other relationship between ICO and the Debtors, other than the relationships created by the Creditor DIP Facility, the ICO Investment Agreement and the ICO DIP Facility.

                  3.       EXCLUDED ASSETS AND ASSUMPTIONS OF LIABILITIES

         As of the ICO Closing, the Debtors will transfer substantially all of their assets to New Globalstar. However, the Debtors will not transfer to New Globalstar, and New Globalstar will not acquire, the following assets:

                  - the capital stock, equity securities or other ownership interests of the GLP Subsidiary Debtors and three foreign subsidiaries;

                  - certain causes of action, including causes of action arising under chapter 5 of the Bankruptcy Code; and

                  - the rights under any prepetition executory contract or unexpired lease to which a Debtor is a party identified by ICO in a written notice at least 10 business days prior to the ICO Closing.

         As of the ICO Closing, New Globalstar will assume only the following liabilities and obligations of the Debtors:

                  - the liabilities and obligations of the Debtors under the executory contracts and unexpired leases assigned to New Globalstar and the related allowed cure Claims, to the extent unpaid as of the ICO Closing; and

                  - other liabilities and obligations relating to the operation of the businesses of the Debtors and arising in the ordinary course following the commencement of the Chapter 11 Cases, to the extent unpaid as of the ICO Closing.

                  4.       CONDITIONS TO THE CLOSING OF THE ICO INVESTMENT

         The following conditions are among those that must be satisfied or waived before either ICO or the Debtors are obligated to close the transactions contemplated by the ICO Investment Agreement:

    - No Amendment of Bankruptcy Court Order. The Bankruptcy Court's approval of the ICO Investment Agreement shall not have been amended or vacated (except to the extent any such amendment is reasonably acceptable to the Debtors and ICO).

    - Governmental Approvals. All approvals of the FCC, the United States Department of Defense, the Federal Bureau of Investigation and the United States Department of Justice, if any, required in connection with the ICO Closing shall have been obtained, and the FCC shall have consented to the transfer to New Globalstar of (i) the FCC Big Leo License or (ii) all of the equity securities of L/Q Licensee.

    - No Legal Restraints. No order or law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the ICO Closing shall be in effect.

    - Internal Revenue Service Withholding Matters. Any withholding obligations owed to the Internal Revenue Service (the "IRS") or any other taxing authorities with respect to allocations of income and gain on distributions to Globalstar's partners in connection with any discharge of indebtedness in the Chapter 11 Cases or otherwise in connection with the transactions contemplated by the ICO Investment Agreement shall have been resolved to the mutual satisfaction of the parties.

         For a discussion of the Tax Settlement Agreement with the IRS, see
Section VII.I of this Disclosure Statement.

         It is unclear under California law as to whether the cancellation of debt income will be considered California source income. For a discussion of cancellation of debt income, see Article XIV of this Disclosure Statement. If the cancellation of debt income is California source, then it would be subject to the California Revenue & Taxation Code section 18666 withholding tax of 8.84% on the California source income allocated to a foreign partner under IRC section 704. Globalstar is currently working with the California Franchise Tax Board to clarify whether or not withholding would be required and if the amount can be reduced to an amount that would be acceptable to ICO. There are several tax and bankruptcy law principles that provide Globalstar support for arguing that no California withholding should be required.

         The following additional conditions must be satisfied or waived before ICO is obligated to close the transactions contemplated by the ICO Investment
Agreement:

    - Representations and Warranties of Globalstar. Globalstar's representations and warranties contained in the ICO Investment Agreement shall be true and correct in all material respects.

    - Performance of Covenants by Globalstar. All material covenants contained in the ICO Investment Agreement and required to be performed or complied with by the Debtors shall have been performed or complied with by Debtors in all material respects.

    - QUALCOMM Transactions. ICO shall have received satisfactory evidence of QUALCOMM's having taken the following actions or having executed agreements with respect to the following, on terms and conditions reasonably satisfactory to ICO (collectively, the "QUALCOMM Transactions"):

                  - the transfer by QUALCOMM to the Debtors or New Globalstar of any handset inventories and chipsets for Globalstar products currently owned by QUALCOMM at no additional cost, in the case of the handsets, to the Debtors or New Globalstar and at reasonable prices in the case of the chipsets;

                  - the grant by QUALCOMM to one or more third parties of a non-exclusive, perpetual, irrevocable worldwide license to manufacture user terminals and gateways using the applicable CDMA technology, at commercially reasonable royalty rates, and to provide the necessary technical information to make the manufacture by such third parties feasible;

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

                  - the provision by QUALCOMM to New Globalstar of continued tier 3 support with respect to intellectual property and maintenance support for the Debtors gateways for the benefit of New Globalstar and its service providers on commercially reasonable terms;

                  - the modification of the Contract for Omni-TRACS-Like Services, dated March 23, 1994, between QUALCOMM and the Partnership, to provide for market-based pricing and to eliminate exclusivity;

                  - the upgrading of gateway software to current versions for each of the gateways, including gateways in storage, on commercially reasonable terms;

                  - confirmation that New Globalstar has a perpetual, royalty free, irrevocable right to use and modify all intellectual property rights associated with that portion of the Debtors' satellite system and ground network provided by QUALCOMM; and

                  - the agreement by QUALCOMM to incorporate all new applicable features, improvements and enhancements to QUALCOMM's core CDMA technology into a new generation of chipsets for use with the Debtors' satellite system on commercially reasonable terms, or to permit one or more third parties to manufacture and incorporate such features, improvements and enhancements into new generations of chipsets for use with the Debtors' satellite system, and to provide necessary support and know-how to such third parties, all on commercially reasonable terms.

        ICO has agreed to waive this condition upon approval of the QUALCOMM Settlement Agreement by the Bankruptcy Court.

    - Pension Benefit Guaranty Corporation Agreement. New Globalstar shall receive the stock and any assets of the Non-Debtor Subsidiaries, and the stock and assets of the Non-Debtor Subsidiaries shall be held by them, free and clear of all liens in favor of the Pension Benefit Guaranty Corporation (the "PBGC"), and all rights of the PBGC or any other party to assert liens in the future, in connection with the defined benefit pension plan entitled "Retirement Plan of Space Systems/Loral."

         The following additional conditions must be satisfied or waived before the Debtors are obligated to close the transactions contemplated by the ICO Investment Agreement:

    - Delivery of Purchase Price. ICO shall have delivered to New Globalstar the cash portion of the Purchase Price.

    - Representations and Warranties of ICO. ICO's representations and warranties in the ICO Investment Agreement shall be true and correct in all material respects.

    - Performance of Covenants by ICO. All material covenants contained in the ICO Investment Agreement and required to be performed or complied with by ICO shall have been performed or compiled with by ICO in all material respects.

                  5.       RIGHTS TO TERMINATE THE ICO INVESTMENT AGREEMENT

         ICO and the Debtors may terminate the ICO Investment Agreement by mutual consent.

         The Debtors may terminate the ICO Investment Agreement if:

    - Closing Date Deadline. The ICO Closing has not occurred on or before December 31, 2003.

    - Material Adverse Change. There shall have been any change, effect, event or condition that has prevented or could reasonably be expected to prevent ICO's ability to consummate the transactions contemplated by the ICO Investment Agreement (an "ICO Material Adverse Effect") occurring after the date of the ICO Investment Agreement, which ICO Material Adverse Effect is incapable of being cured or, if capable of being cured, shall not have been cured within 15 calendar days following receipt by ICO from the Debtors of written notice of the occurrence of an ICO Material Adverse Effect (specifying in reasonable detail the claimed circumstances giving rise to the ICO Material Adverse Effect and demand of its cure or satisfaction).

    - Material Breach of Representation or Warranty. There shall have been a material default or material breach of a representation, warranty, covenant or agreement of ICO contained in the ICO Investment Agreement, which default or breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days following receipt by ICO from the Debtors of such default or breach (specifying in reasonable detail the claimed default or breach and demand of its cure or satisfaction) and which material default or material breach would result in a failure of a condition to the ICO Closing.

    - Failure to Fund ICO DIP Facility. If after seven business days following receipt by ICO from the Debtors of written notice of any of the following: (i) the ICO DIP Lender refuses or otherwise fails to fund any requested draw under the ICO DIP Facility that complies with the applicable provisions of the ICO DIP Facility and applicable law or
        (ii)(A) under the terms of the ICO DIP Facility, Globalstar has no ability to draw funds under the ICO DIP Facility (provided that such inability to draw is not solely as a result of a breach by the Debtors),
        (B) ICO refuses to advance further funds to Globalstar on terms reasonably acceptable to Globalstar and (C) the Debtors have utilized any of the Wind-Down Funds to fund the ongoing operations of their businesses.

    - Bankruptcy Court Approval of Termination. Termination is authorized pursuant to an order of the Bankruptcy Court, which the Debtors agree not to seek except in the event of the occurrence of one of the above events.

         ICO may terminate the ICO Investment Agreement if:

    - Closing Date Deadline. The ICO Closing has not occurred on or before December 31, 2003.

    - Globalstar Material Adverse Effect. There has been any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect on the assets or operations of Globalstar and its subsidiaries, taken as a whole, or that would prevent Globalstar from consummating the ICO Investment (a "Globalstar Material Adverse Effect"). The loss of satellite availability shall not constitute a Partnership Material Adverse Effect unless, following May 19, 2003, (i) one additional satellite in the Partnership's satellite constellation shall have been declared "failed" in addition to the existing four satellites that have been declared "failed" or (ii) at any time, for a continuous period of 60 calendar days or more there shall have been fewer than 43 satellites in the Partnership's satellite constellation that are in-service or are in-orbit space capable of being placed in service.

    - QUALCOMM Contract Default. There shall have occurred a material default, other material breach or repudiation of any of the contracts entered into by QUALCOMM required to effect the QUALCOMM Transactions. See
        Section VII.B.4 of this Disclosure Statement.

    - Breaches. There shall have been a material default under or material breach of any representation, warranty, covenant or agreement of the Debtors contained in the ICO Investment Agreement (except for a default or breach described in the above bullet points), which default or breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days following receipt by Globalstar from ICO of written notice of such default or breach and which default or breach would result in a failure of a condition to the ICO Closing.

    - Sale of Assets to Third Party. Globalstar shall have become a party to any agreed term sheet, letter of intent or agreement contemplating a transaction for the direct or indirect transfer of all or a material portion

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

        of the Debtors' assets to a party or parties other than ICO.

    - Impossibility of Conditions to Closing. Any of the conditions to ICO's obligation to effect the ICO Closing shall have become impossible of being fulfilled, other than as a result of a breach by ICO of any covenant or agreement contained in the ICO Investment Agreement, and such condition is not waived by ICO.

                  6. REGISTRATION OF NEW GLOBALSTAR CLASS A COMMON STOCK AND NASDAQ LISTING

         The ICO Investment Agreement provides that ICO and New Globalstar will use all commercially reasonable efforts to cause the New Globalstar Class A Common Stock to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by no later than April 29, 2004 and simultaneously listed on a national securities exchange or quoted on The Nasdaq National Market or The Nasdaq SmallCap Market.

                  7. RIGHT OF HOLDERS OF NEW GLOBALSTAR CLASS A COMMON STOCK TO PARTICIPATE IN EQUITY OFFERING

         The ICO Investment Agreement provides that ICO and New Globalstar will ensure that, if after the ICO Closing New Globalstar sells equity securities to ICO or any of its affiliates, each record holder of shares of New Globalstar Class A Common Stock, as of the later to occur of the date of such sale or the Effective Date, will be given the opportunity, by means of a rights offering, to purchase up to a number of additional shares of New Globalstar Class A Common Stock that if purchased would cause such holder to maintain its ownership interest relative to ICO. This obligation terminates upon the earlier of (a) the second anniversary of the Effective Date and (b) the occurrence of a Trigger Event. See Section VIII.B.1.d of this Disclosure Statement.

                  8.       FUNDING OF EXPENSES ASSOCIATED WITH THE CHAPTER 11
                           CASES

         The ICO Investment Agreement provides that, from and after the ICO Closing, New Globalstar will (a) provide reasonable assistance to the Debtors in connection with the administration of the Chapter 11 Cases at no charge and (b) New Globalstar will pay all reasonable costs and expenses of the Debtors in connection with the administration of the Chapter 11 Cases in accordance with an agreed budget. That budget may be updated from time to time by the Debtors; however, such updates are subject to the approval of ICO, which approval may not be unreasonably withheld or delayed. The disposition of the Retirement Plan of Space Systems/Loral, Inc. may result in administrative claims which have not been included in the budget; the budget will not include any costs or liabilities associated with any such administrative claims, other than costs or liabilities acceptable to ICO in its sole discretion. ICO has informed Globalstar that it will not permit New Globalstar to pay any costs or liabilities associated with the Retirement Plan of Space Systems/Loral, Inc. See
Section IX.A.4 of this Disclosure Statement.

                  9. RIGHT OF GTL SHAREHOLDERS TO PARTICIPATE IN FIRST PUBLIC OFFERING

         The ICO Investment Agreement provides that ICO and New Globalstar will use commercially reasonable efforts to ensure that all shareholders of record of GTL as of the Effective Date have the opportunity to acquire securities in the first underwritten public offering of equity securities, if any, made by New Globalstar on or before the seventh anniversary of the Effective Date at the price such securities are offered to the public and in such amounts as New Globalstar determines to be appropriate after consultation with the managing underwriter or underwriters for such offering so long as doing so will not result in additional material expense to New Globalstar, have an adverse effect on the success of the offering or result in any material delay of the completion of the offering. This obligation will automatically terminate (a) if GTL dissolves or take any other action adverse to the Debtors prior to the Effective Date without the prior written consent of the Debtors or (b) upon a change of control of New Globalstar.

         C.       THE ICO DIP FACILITY

         The ICO DIP Facility provides Globalstar with debtor-in-possession financing of up to $35.0 million, subject to the satisfaction of certain conditions set forth therein. Globalstar's obligations under the ICO DIP Facility

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

are guaranteed by each of the GLP Subsidiary Debtors. Advances under the ICO DIP Facility accrue interest at a rate of 8% per annum, which will be capitalized on the last business day of each fiscal quarter and evidenced by a note (the "PIK Note"). The PIK Note will also accrue interest at a rate of 8% per annum, which will be capitalized on the last business day of each fiscal quarter and evidenced by the PIK Note. The ICO DIP Facility will mature on the earlier of the ICO Closing or December 31, 2003. As of the ICO Closing, all outstanding indebtedness under the ICO DIP Facility will be canceled as contemplated by the ICO Investment Agreement. See Section VII.B of this Disclosure Statement.

         As security for the Debtors' obligations under the ICO DIP Facility, the Debtors granted the ICO DIP Lender a continuing first (or junior, as the case may be) priority lien and security interest in all assets of the Debtors
(i) subject to certain permitted liens, which include existing liens and (ii) except that the ICO DIP Lender does not have a lien on the following:

                  - Carveout for Wind-Down Costs. Cash equal to the sum of (i) $10.0 million, (ii) certain prepaids, deposits and retainers in the amount of $1,045,000, (iii) the recovery of the payments on account of the 2 GHz Contract (see Section VI.E of this Disclosure Statement), (iv) the proceeds under the Elsacom Settlement Agreements (see Section VI.F of this Disclosure Statement) and (v) cash held by entities control of which is acquired by Globalstar as a result of the Loral Settlement (see Section VI.G of this Disclosure Statement); provided, however, that in no event shall such funds exceed $15.0 million (the "Wind-Down Funds"). Based on (i) proceeds received from the Elsacom Settlement Agreements, (ii) cash held by the Canadian service provider acquired in connection with the Loral Settlement and (iii) recovery of the payments on account of the 2 GHz Contract, Globalstar has reached this $15.0 million threshold. The Wind-Down Funds will be used to pay allowed administrative expenses and actual wind-down costs in the event the ICO Closing does not occur and Globalstar liquidates (the "Wind-Down Costs").

                  - Avoidance Actions. Any Claims or causes of action of the Debtors arising under chapter 5 of the Bankruptcy Code and any proceeds, monies or property of any kind recovered therefrom ("Avoidance Actions").

In addition, and as further security for the Debtors' obligations under the ICO DIP Facility, LQP has pledged to the ICO DIP Lender the equity interests in the outstanding capital stock of L/Q Licensee. Claims for borrowings under the ICO DIP Facility were also granted secured, super-priority status, provided that such Claims (i) will be subordinate to the Wind-Down Costs to the extent of the Wind-Down Funds and (ii) will not be paid from the Avoidance Actions.

         As of August 31, 2003, borrowings under the ICO DIP Facility totaled $20.0 million. The initial borrowing under the ICO DIP Facility was used to repay the Creditor DIP Facility. The ICO DIP Facility contains a restriction on the amount that may be drawn whereby the Debtors may not borrow in excess of $20.0 million unless and until an agreement is obtained with respect to the QUALCOMM Transactions. ICO and the Debtors expect to enter into an Amended and Restated Secured Super-Priority Debtor in Possession Credit Agreement (the "ICO DIP Facility Amendment") whereby this restriction would be revised to provide that the maximum aggregate availability under the ICO DIP Facility be increased to $25.0 million upon approval of the ICO DIP Facility Amendment by the Bankruptcy Court, to $30.0 million upon execution of the QUALCOMM Settlement Agreement and to $35.0 million upon approval of the QUALCOMM Settlement Agreement by the Bankruptcy Court. In connection with the increase to the availability of funds under the ICO DIP Facility, ICO would receive the Class B Warrant. For a description of the Class B Warrant, see Section VIII.A of this Disclosure Statement.

                              VIII. NEW GLOBALSTAR

         On the Effective Date, pursuant to the Plan, New Globalstar Class A Common Stock will be distributed to holders of Allowed Claims in Classes 4 and 5 and to holders of Allowed Claims in Classes 7 and 8 that are bound by the Third Party Release, in exchange for their Claims. See Article III of this Disclosure Statement. The following

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

discussion of the capital structure of New Globalstar and certain corporate governance matters related to New Globalstar, including certain provisions of the certificate of incorporation of New Globalstar (the "New Globalstar Charter") and bylaws of New Globalstar (the "New Globalstar Bylaws") intended to provide minority stockholder protections to the holders of Allowed Claims receiving the New Globalstar Class A Common Stock for a certain period of time, is intended for the benefit of the holders of those Claims.

         A.       CAPITAL STRUCTURE OF NEW GLOBALSTAR

         The New Globalstar Charter provides that New Globalstar is authorized to issue (a) 60,000,000 shares of Class A common stock, par value $0.01 per share ("New Globalstar Class A Common Stock"), (b) 20,000,000 shares of Class B common stock, par value $0.01 per share ("New Globalstar Class B Common Stock" and, collectively with the New Globalstar Class A Common Stock, the "New Globalstar Common Stock") and (c) 20,000,000 shares of preferred stock, par value $0.01 per share ("New Globalstar Preferred Stock"). Upon consummation of the transactions contemplated by the ICO Investment Agreement, ICO will be issued 5,400,000 shares of New Globalstar Class B Common Stock (i.e., the ICO Shares) and Globalstar will be issued 4,600,000 shares of New Globalstar Class A Common Stock (i.e., the Base Creditor Shares), which Base Creditor Shares will ultimately be distributed to holders of certain Allowed Claims. Upon the consummation of the transactions contemplated by the QUALCOMM Settlement, QUALCOMM will be issued _______ shares of New Globalstar Class A Common Stock.

         The holders of New Globalstar Class A Common Stock will be entitled to one vote for each share held, and the holders of New Globalstar Class B Common Stock will be entitled 3.407 votes for each share held.

         The holders of New Globalstar Common Stock will vote together as a single class on all matters submitted to a vote of stockholders and will not have cumulative voting rights. The holders of New Globalstar Class A Common Stock and New Globalstar Class B Common Stock, respectively, will be entitled to vote separately as a single class with respect to (a) any amendment or repeal of any provision of, or the addition of any provision to the New Globalstar Charter that would adversely alter or change the relative rights, powers or privileges of their respective class of New Globalstar Common Stock, (b) matters specified in the New Globalstar Charter as requiring a separate class vote by such holders and (c) such other matters as require a separate class vote under Delaware law.

         Each share of New Globalstar Class B Common Stock will be convertible into one share of New Globalstar Class A Common Stock, at the option of the holder thereof, upon the earliest to occur of (a) a change of control of New Globalstar, (b) the consummation of an underwritten public offering of New Globalstar Common Stock resulting in net proceeds of not less than $25.0 million and (c) the second anniversary of the ICO Closing.

         Holders of New Globalstar Common Stock will be entitled to receive ratably such dividends at such times and in such amounts as may be determined by the New Globalstar Board out of any funds legally available therefor. However, the New Globalstar Charter provides that New Globalstar will not, without the affirmative vote of a majority of the Independent Directors (as defined in the New Globalstar Charter) of New Globalstar, distribute cash dividends to holders of New Globalstar securities prior to the earliest to occur of (a) the second anniversary of the ICO Closing, (b) the first date after the closing date of the ICO Investment on which New Globalstar has expended an amount of cash equal to the amount of cash held by New Globalstar on the closing date of the ICO Investment after giving effect to the ICO Closing and (c) the last day of the first fiscal quarter after the closing date of the ICO Investment for which New Globalstar has gross revenues in excess of expenses. Furthermore, it is not presently anticipated that dividends will be paid on New Globalstar Common Stock in the foreseeable future.

         In the event of a liquidation, dissolution or winding up of New Globalstar, holders of New Globalstar Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any New Globalstar Preferred Stock. Holders of New Globalstar Common Stock will have no preemptive, subscription or redemption rights.

         All of the outstanding shares of New Globalstar Common Stock to be distributed pursuant to the Plan will be validly issued, fully paid and nonassessable.

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

         The New Globalstar Board will have the authority to issue New Globalstar Preferred Stock from time to time in one or more classes or series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by New Globalstar's stockholders. The New Globalstar Preferred Stock may be issued in distinctly designated series, may be convertible into New Common Stock and may rank prior to the New Common Stock as to dividend rights, liquidation preferences or both. The express terms of shares of a different series of any particular class of New Preferred Stock will be identical except for such variations as may be permitted by law.

         Authorized but unissued shares of New Globalstar Common Stock and New Globalstar Preferred Stock under the New Globalstar Charter will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Any future issuance of shares of New Globalstar Common Stock or New Globalstar Preferred Stock could have the effect of diluting the earnings per share, book value per share and voting power of shares held by the stockholders of New Globalstar. The New Globalstar Charter provides, to the extent required by section 1123 of the Bankruptcy Code, that New Globalstar will not issue nonvoting equity securities.

         It is anticipated that in connection with the ICO DIP Agreement Amendment, ICO would receive the Class B Warrant. The Class B Warrant would entitle ICO to acquire 445,633 shares of New Globalstar Class B Common Stock (the "Warrant Shares") at an exercise price equal to $0.01 per share. The Class B Warrant would be exercisable at any time between the ICO Closing and the fifth anniversary of the ICO Closing. The number and kind of shares purchasable upon exercise of the Class B Warrant would be subject to adjustment in the following events: (a) if New Globalstar (i) pays a dividend or otherwise makes a distribution on the New Globalstar Class B Common Stock in shares of New Globalstar Class B Common Stock, (ii) subdivides any or combine any outstanding shares of New Globalstar Class B Common Stock into a smaller number of shares or
(iii) issues by reclassification of shares of New Globalstar Class B Common Stock any shares of capital stock, the number of Warrant Shares issuable upon exercise of the Class B Warrant immediately prior to such action would be adjusted so that ICO would be entitled to receive the number of shares of capital stock which it would have owned immediately following such action had the Class B Warrant been exercised immediately prior thereto, and appropriate price adjustments would also be made to the exercise price of the Class B Warrant, provided that the aggregate exercise price payable under the Class B Warrant would remain the same; or (b) if there occurs a reclassification or change of outstanding New Globalstar Class B Common Stock issuable upon exercise of the Class B Warrant (other than such adjustments described in (a) above and other than a change in par value from par value to no par value or from no par value to par value), or in case of any consolidation, merger or amalgamation of New Globalstar with or into another corporation (other than a merger, acquisition or amalgamation in which New Globalstar is the continuing corporation and which would not result in any reclassification or change of the then outstanding New Globalstar Class B Common Stock issuable upon exercise of the Class B Warrant) or in case of any sale or conveyance to another person or entity of the property of New Globalstar as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, amalgamation, sale or conveyance, New Globalstar or such a successor or purchasing person or entity, as the case may be, would forthwith make lawful and adequate provision whereby ICO would have the right thereafter to receive on exercise of the Class B Warrant the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, amalgamation, sale or conveyance equivalent to the consideration that a holder of shares of New Globalstar Class B Common Stock issuable upon the exercise of the Class B Warrant would have received if the Class B Warrant had been exercised immediately prior to such reclassification, change, consolidation, merger, amalgamation, sale or conveyance, and New Globalstar or such successor or purchasing person or entity shall enter into a supplemental warrant agreement so providing.

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

         B.       CORPORATE GOVERNANCE OF NEW GLOBALSTAR

                  1.       NEW GLOBALSTAR BOARD OF DIRECTORS

                           a.       GENERAL

         New Globalstar was incorporated on May 6, 2003 under the laws of the State of Delaware. Under the General Corporation Law of the State of Delaware (the "DGCL") and pursuant to the New Globalstar Bylaws, the business and affairs of New Globalstar will be managed under the direction of the board of directors of New Globalstar (the "New Globalstar Board"). The New Globalstar Charter initially fixes the number of directors at nine. The size of the New Globalstar Board may be changed from time to time only (i) by an affirmative vote of a majority of the total number of directors that New Globalstar would have if there were no vacancies on the New Globalstar Board, including at least one Class A Director or (ii) by the holders of at least (A) a majority of the issued and outstanding New Globalstar Class A Common Stock, voting separately as a single class and (B) a majority of the issued and outstanding New Globalstar Class B Common Stock, voting separately as a single class. Once the number of directors is fixed, that number will continue to be the authorized number of directors until changed by the stockholders or directors in accordance with the New Globalstar Bylaws.

         Each director will be entitled to one vote on each matter submitted to the New Globalstar Board for a vote. Directors may be elected by the stockholders (i) at an annual meeting of stockholders or (ii) at a special meeting of stockholders called for that purpose. Directors will hold office for a term of one year.

         The first annual meeting of the stockholders of New Globalstar following the Effective Date will be held in 2004 following completion of New Globalstar's 2003 fiscal year.

                           b.       BOARD COMMITTEES

         The New Globalstar Bylaws provide that the New Globalstar Board will establish an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, the New Globalstar Bylaws provide that the New Globalstar Board may establish any other committees as it may from time to time determine are necessary.

         The New Globalstar Charter provides that New Globalstar may not take any of the following actions without the approval of a majority of the members of the Executive Committee (which will consist of between three and five members and be designated by a majority of the Class B Directors):

                  - adopt a new business plan, materially modify the business plan approved by the New Globalstar Board or take any action that would constitute a material deviation from the business plan approved by the New Globalstar Board;

                  - approve or recommend a change of control of New Globalstar or a public offering of capital stock of New Globalstar;

                  - acquire any equity or other ownership interest in, or assets of, any person in exchange for consideration with a fair market value of greater than $5.0 million;

                  - subject to certain exceptions, authorize for issuance or issue equity securities or securities convertible into or exchangeable or exercisable for, or that would otherwise give the holder thereof the right to acquire, any equity securities of New Globalstar with a fair market value at the time of issuance in excess of $5.0 million;

                  - purchase, redeem, prepay, acquire or retire for value any shares of capital stock or securities exercisable for or convertible into shares of capital stock other than as required by the terms of such capital stock or securities;

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

                  - declare, incur any liability to declare, or pay, any dividends or make any distributions in respect of, any shares of capital stock other than as required under the terms of such capital stock;

                  - redeem, retire, defease or offer to purchase or change any material term, condition or covenant in respect of outstanding long-term indebtedness of New Globalstar other than as required under the terms of such indebtedness; or

                  - subject to certain exceptions, incur indebtedness in a single transaction or a series of related transactions in excess of $5.0 million in the aggregate principal amount.

                           c.       DIRECTOR NOMINATION PROCEDURES

         The New Globalstar Bylaws provide that nominations for election of directors by the stockholders will be made by the New Globalstar Board as described above or by any stockholder entitled to vote in the election of directors generally. The New Globalstar Bylaws require that stockholders intending to nominate candidates for election as directors provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at New Globalstar's principal executive offices not less than 60 calendar days nor more than 90 calendar days prior to the anniversary date of the date on which New Globalstar first mailed proxy materials for the prior year's annual meeting of stockholders. However, if an annual meeting was not held during the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary date, in order to be timely, a stockholder's notice must be received no later than the close of business on the later of (i) 90 calendar days prior to the annual meeting or
(ii) the tenth calendar day following the public announcement of the date of the annual meeting. The New Globalstar Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions of the New Globalstar Bylaws may preclude stockholders from making nominations of directors.

                           d. ELECTION AND REMOVAL OF DIRECTORS AND FILLING VACANCIES IN DIRECTORSHIPS

         Initially, the holders of New Globalstar Class A Common Stock will be entitled, voting separately as a class, to elect three of the directors (the "Class A Directors"), and the holders of New Globalstar Class B Common Stock, voting separately as a class, will be entitled to elect the remaining six directors (the "Class B Directors"). After the occurrence of the earlier of (i) a change of control of New Globalstar and (ii) the later of (A) the consummation of an underwritten public offering of New Globalstar Common Stock resulting in net proceeds of not less than $25.0 million and (B) the second anniversary of the ICO Closing (the earlier of such events, the "Trigger Event"), the Class A Directors will be elected by the holders of New Globalstar Common Stock voting together as a single class. Under the New Globalstar Charter, directors of New Globalstar may be removed only by the affirmative vote of the holders of 66 2/3% of the voting power of the class or classes of stock entitled to elect those directors. Under the New Globalstar Bylaws, any vacancy of a Class A Director's seat, including a vacancy resulting from an increase in the number of Class A Directors, may be filled (i) prior to a Trigger Event by (A) the affirmative vote of a majority of the remaining Class A Directors then in office, even though less than quorum, (B) the sole remaining Class A Director, (C) if there are no remaining Class A Directors, the affirmative vote of a majority of the directors not employed by (or otherwise having a relationship that would interfere with independent judgment) New Globalstar (the "Independent Directors"), and (D) if there are no remaining Independent Directors, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding New Globalstar Class A Common Stock, excluding any stockholder holding more than 50% of the voting power of New Globalstar or any affiliate of such a stockholder (such stockholder or affiliate, an "Interested Stockholder"), and (ii) after the Trigger Event by (A) the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, (B) the sole remaining director or (C) the affirmative vote of the holders of a majority of the voting power of the issued and outstanding New Globalstar Common Stock voting together as a single class. Any vacancy of a Class B Director's seat, including a vacancy resulting from an increase in the number of Class B Directors may be filled by (i) the affirmative vote of a majority of the remaining Class B Directors then in office, though less than quorum, (ii) the sole remaining Class B Director or (iii) the affirmative vote of holders of a majority of the issued and outstanding New Globalstar Class B Common Stock.

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

                  2.       STOCKHOLDER ACTION AND SPECIAL MEETINGS OF
                           STOCKHOLDERS

         The New Globalstar Bylaws provide that special meetings of the stockholders may only be called by (a) the Chairman of the Board, (b) the Chief Executive Officer or (c) the Secretary within ten calendar days after receipt of a written request of (i) a majority of the total number of directors (assuming no vacancies) or (ii) the holders of at least 15% of the issued and outstanding capital stock of New Globalstar entitled to vote generally in the election of directors, or (iii) (A) a majority of the Class A Directors or (B) the holders of record of at least 25% of the issued and outstanding New Globalstar Class A Common Stock or New Globalstar Class B Common Stock. Upon the receipt by New Globalstar of a written request by any stockholder or stockholders entitled to call a special meeting of stockholders, the Secretary will (a) call a special meeting of the stockholders for the purposes specified in the request for a special meeting and (b) fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting, which record date will not be later than 60 calendar days after the date of receipt by New Globalstar of the request to call the meeting. No special meeting pursuant to a stockholder's request will be required to be convened if (a) the New Globalstar Board calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt by New Globalstar of a proper request by a stockholder to call a meeting and (b) the purposes of such annual or special meeting include the purposes specified in the stockholder's request.

         The New Globalstar Bylaws provide that the business permitted to be conducted at any such meeting will be limited to that business (a) specified in the notice of the meeting given in the manner specified in the New Globalstar Bylaws, (b) that is otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors (assuming no vacancies) or (c) that is otherwise properly requested to be brought before the meeting by a stockholder of New Globalstar in the manner specified in the New Globalstar Bylaws.

         The New Globalstar Bylaws provide that a stockholder seeking to bring any business before any annual meeting of stockholders or nominate candidates for election as directors must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at New Globalstar's principal executive offices not less than 60 calendar days nor more than 90 calendar days prior to the anniversary date on which New Globalstar first mailed its proxy materials for the prior year's annual meeting of stockholders, except that if there was no annual meeting held during the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice by the stockholder in order to be timely must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of the annual meeting was made. The New Globalstar Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

                  3.       TRANSACTIONS WITH INTERESTED STOCKHOLDERS

         The New Globalstar Charter provides that New Globalstar will not enter into a transaction with or involving an Interested Stockholder (a "Related Party Transaction"), unless such Related Party Transaction has been approved by the affirmative vote of a majority of the Independent Directors, including at least one Class A Director. Notwithstanding the foregoing, New Globalstar will be permitted to enter into a Related Party Transaction without the approval of a majority of the Independent Directors if (a) a majority of directors of New Globalstar (assuming no vacancies), including at least one Class A Director, affirmatively determines that such Related Party Transaction is being effected on terms no less favorable to New Globalstar than would be obtainable in an arm's-length transaction with an unrelated third party or (b) such Related Party Transaction involves less than $1.0 million (whether in a single transaction or a series of related transactions).

         The New Globalstar Charter also provides that New Globalstar will not enter into a Related Party Transaction that is a merger or other business combination (a "Related Party Merger") unless: (a) a majority of the Independent Directors vote in favor of the Related Party Merger, which vote need not include a Class A Director, (b) New Globalstar has received an opinion of a nationally recognized investment banking firm that such Related Party Merger is fair to the stockholders of New Globalstar from a financial point of view and (c) the Related Party Merger is approved by an affirmative vote of the holders of a majority of the issued and outstanding New Globalstar

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

Class A Common Stock, excluding any such holder that is an Interested Stockholder, represented at a meeting of the stockholders called for the purpose of approving the Related Party Merger.

                  4.       AMENDMENT OF NEW GLOBALSTAR CHARTER AND NEW
                           GLOBALSTAR BYLAWS

         The New Globalstar Charter provides that except as otherwise provided therein, the New Globalstar Charter may be amended or repealed by the affirmative vote of the holders of record of a majority of the votes attributable to the issued and outstanding New Globalstar Class A Common Stock and New Globalstar Class B Common Stock voting together as a single class, provided, that prior to the occurrence of a Trigger Event, any amendment or repeal of any provision, or addition of any provision to, the New Globalstar Charter that would adversely alter or change the relative rights, powers or privileges of holders of New Globalstar Class A Common Stock or New Globalstar Class B Common Stock will require (a) the affirmative vote of the holders of record of a majority of the issued and outstanding New Globalstar Class A Common Stock voting separately as a single class, excluding any Interested Stockholder and (b) the affirmative vote of the holders of record of a majority of the issued and outstanding New Globalstar Class B Common Stock voting separately as a single class.

         The New Globalstar Bylaws provide that except as otherwise provided by law, by the New Globalstar Charter or by the New Globalstar Bylaws, the New Globalstar Bylaws, or any of them, may be amended by a majority vote at either
(a) a duly called meeting of the holders of New Globalstar Common Stock or (b) a duly called meeting of the New Globalstar Board, provided, that (i) no amendment adopted by the New Globalstar Board may vary or conflict with any amendment adopted by the holders of New Globalstar Common Stock in accordance with the New Globalstar Charter and the New Globalstar Bylaws and (ii) prior to the occurrence of a Trigger Event, the amendment or repeal of any bylaw that would adversely alter or change the relative rights, powers or privileges of the holders of New Globalstar Class A Common Stock or New Globalstar Class B Common Stock or the Class A Directors or Class B Directors will additionally require the approval of a majority of the Class A Directors.

                 IX. ADDITIONAL INFORMATION CONCERNING THE PLAN

         A.       LEGAL EFFECTS OF THE PLAN

                  1.       CONTINUING EXISTENCE AND DISSOLUTION

         As of June 24, 2003, the holders of Globalstar's ordinary partnership interests consented to the sale of Globalstar's assets to New Globalstar and to the dissolution or liquidation of the Partnership, with holders of approximately 94% of the Globalstar ordinary partnership interests voting in favor and the remainder not voted.

         On or after the Effective Date, one of the following consolidation transactions, at the option of the Debtors, shall occur with respect to each of GLP, Globalstar Services Company, Inc. and Globalstar, LLC:

                  - Each Debtor shall transfer all of its remaining assets, if any, to GCC. Such remaining assets shall include only the assets not transferred to New Globalstar pursuant to the ICO Investment Agreement. GCC, or its designee (which may include New Globalstar), shall be appointed as representative of the estate of such Debtor for the prosecution of any claim or interest belonging to the such Debtor or its estate. Such Debtor shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken or payments to be made in connection therewith, and such Debtor upon its dissolution shall file with the Office of the Secretary of State for Delaware a certificate of dissolution, which may be executed by an officer of such Debtor without the need for approval by the General Partners Committee, its Board of Directors or its managers, as the case may be, or by its equity holders. From and after the Effective Date, such Debtor shall not be required to file any document, or take any other action, or obtain any approval from the General Partners Committee, its Board of Directors or its managers, , as the case may be, or from its equity holders to withdraw its business operation from any states in which such Debtor previously conducted its business operations.

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

                  - Each Debtor shall be merged into GCC and GCC shall continue as the surviving entity.

         Following the transactions described above, GCC's remaining assets will be made up of equity interests in certain inactive subsidiaries with no operational assets, certain causes of action, including causes of action arising under chapter 5 of the Bankruptcy Code, and possibly certain prepetition executory contracts and unexpired leases to be rejected. GCC shall cause such subsidiaries to be thereafter dissolved or abandoned and shall assert such causes of action as it deems appropriate. GCC will transfer any proceeds received in respect of the actions under chapter 5 of the Bankruptcy Code (such as actions to avoid fraudulent conveyances or preferential transactions) to New Globalstar.

         From and after the Effective Date, GCC shall continue in existence for the purpose of (a) winding-down its affairs, (b) liquidating, by conversion to Cash or other methods, or otherwise disposing of, any remaining assets of its bankruptcy estate as expeditiously as reasonably possible, (c) enforcing and prosecuting Claims, Interests, rights and privileges of the Debtors and their Estates, including the prosecution of Recovery Actions, (d) resolving Disputed Claims, (e) administering the Plan and taking such actions as are necessary to effectuate the Plan and (f) filing appropriate tax returns.

         On and after the Effective Date, GCC may, without further approval of the Bankruptcy Court, use, sell, assign, transfer, abandon or otherwise dispose of at a public or private sale any of its remaining assets for the purpose of liquidating and converting such assets to Cash, making distributions and fully consummating the Plan.

         From and after the Effective Date, ____, ____ and ____ shall be appointed the directors of GCC and they and such other persons as they may appoint shall be officers of GCC (and all bylaws, articles or certificates of incorporation, and related corporate documents are deemed amended by the Plan to permit his continued service) and such director and officers of GCC shall serve in such capacity through the earlier of the date GCC is dissolved in accordance with Section IV.A.2.e of the Plan and the date such directors or officer resigns, are terminated or otherwise unable to serve; provided, however, that, in the event that any director or officer of GCC resigns, is terminated or unable to serve as a director or officer, then the Committee or its designee shall have the right to select a successor who shall be appointed a director or officer of GCC, and shall serve in such capacity until GCC is dissolved in accordance with Section IV.A.1(d) of the Plan or until such director resigns, or is replaced or is terminated.

         From and after the Effective Date, the director and officers of GCC shall be authorized to operate GCC for the purposes set forth in Section IV.A.2.a of the Plan without the need for any further notice to or approval by the stockholder of GCC.

         Upon the distribution of all assets of GCC and its estate pursuant to the Plan and the filing by or on behalf of GCC of a certification to that effect with the Bankruptcy Court, GCC shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on its behalf or payments to be made in connection therewith; provided, however, that GCC shall file with the Office of the Secretary of State of Delaware a certificate of dissolution which may be executed by an officer of the GCC without the need for approval by the Board of Directors or shareholders. From and after the Effective Date, the GCC shall not be required to file any document, or take any other action, or obtain any approval from the Board of Directors or stockholders, to withdraw their business operations from any states in which the Debtors previously conducted their business operations.

                  2.       PRESERVATION OF RIGHTS OF ACTION

                           a.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, from and after the Effective Date, GCC or its designee will continue to have and may enforce any and all Causes of Actions that it may hold (including Causes of Action acquired pursuant to Section IV.A.1 of the Plan) against any Entity, including actions for equitable subordination and recharacterization of claims and the Recovery Actions against any Entity to the extent not released under Section XI.C of the Plan. GCC may pursue such retained Causes of Actions, as appropriate, in accordance with the best interests of the Debtor. Notwithstanding the foregoing, no

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

Causes of Action and/or Recovery Actions may be asserted against any Entity released pursuant to the Plan, the Loral Settlement Agreement, and/or in any contract, instrument, release or other agreement approved by the Court or entered into after the Effective Date.

                  3.       INJUNCTIONS, INDEMNITY AND RELEASES

         If you are a holder of a Claim against or Interest in the Debtors, the Plan provides that you will be releasing any Claims that you may have against the Debtors, the Non-Debtor Subsidiaries, any member of the Creditors Committee, GTL, the Loral Entities, QUALCOMM, the General Partners Committee Releasees, and any Representatives of the foregoing, from all Claims or Causes of Action directly or indirectly relating to or concerning the Debtors. The Plan provides for this release whether or not you vote to accept the Plan.

         The Plan further provides that you will be releasing any Claims that you may have against the GP Debtors based solely on any GP Debtor being a direct or indirect general partner of the Debtors. The Plan provides for this release whether or not you vote to accept the Plan.

         In addition, the Plan permanently enjoins you from prosecuting any of the released actions. The Plan also permanently enjoins you from, among other things, prosecution such Claims or Causes of Action against New Globalstar.

         The Plan provides for Holders of Allowed Claims in Classes 4, 7 and 8 who are bound by the Third Party Release to receive their Pro Rata Share of the Reallocated Shares. The Plan provides for all creditors and interest holders to release the Loral Entities, whether or not such creditor or interest holder consents to the Third Party Release. In the event that the Bankruptcy Court approves this Third Party Release, all Holders of Allowed Claims in Classes 4, 7, and 8 will receive their Pro Rata Share of the Reallocated Shares.

         There can be no assurance that the Bankruptcy Court will approve the Third Party Release with respect to creditors who do not affirmatively consent to such release. If only creditors who consent to the Third Party Release are bound thereby, only Holders of Allowed Claims in Classes 4, 7 and 8 bound by such release will receive their Pro Rata Share of the Reallocated Shares.

         The number of Reallocated Shares will be greater in the event that the Third Party Release binds all creditors and interest holders.

         Each creditor voting in favor of the Plan is deemed to have specifically consented to the Third Party Release. Thus, only by voting in favor of the Plan can a creditor be assured of receiving a portion of the Reallocated Shares. If the Bankruptcy Court approves a Third Party Release by less than all creditors, it is possible, if not likely, that the portion of Reallocated Shares received by each Holder of Allowed Claims in Classes 4, 7 and 8 voting in favor of the Plan will be greater than the number of shares such creditor would have received had a full release been approved. That is because even though fewer Reallocated Shares are available for distribution if the Bankruptcy Court does not approve the full Third Party Release (i.e., a release without the consent of creditors), such shares will be distributed among fewer creditors.

         More detailed information about these releases and injunctions is set forth below.

                           a. GENERAL RELEASES BY DEBTORS, NON-DEBTOR SUBSIDIARIES AND HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS OF THE DEBTORS, THE NON-DEBTOR SUBSIDIARIES, MEMBERS OF THE CREDITORS COMMITTEE, GTL AND REPRESENTATIVES OF THE FOREGOING

         As of the Effective Date, each of the Debtors, in their individual capacities and as Debtors in Possession, for and on behalf of the Estates, and any Person that may assert a Cause of Action and/or a Recovery Action derivatively, the Non-Debtor Subsidiaries, and each holder of a Claim (whether or not allowed) against or Interests in the Debtors or the Estates and each Person voting to accept the Plan on any Ballot or participating in exchanges and distributions under or pursuant to the Plan, shall release and discharge, absolutely, unconditionally, irrevocably and forever, any and all Causes of Action and/or Recovery Actions arising from the beginning of time through the Effective Date against (i) the Debtors, (ii) the Non-Debtor Subsidiaries, (iii) the Creditors Committee or any member thereof, (iv) GTL and (v) the Representatives of any of the foregoing, in any way directly or indirectly relating to or concerning the Debtors, including their management and operations, the Chapter 11 Cases or the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from (x) subject to applicable rights of offset, if any, commercial claims, loans and trade obligations owed to the Debtors by the Entities and Persons identified in subclauses (i) through (iii) of Section XI.A of the Plan and (y) the obligations of the Loral Entities to the extent provided in the Loral Settlement Agreement.

                           b. GENERAL RELEASES BY NON-DEBTOR SUBSIDIARIES AND HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS OF THE LORAL ENTITIES AND GENERAL PARTNERS COMMITTEE RELEASEES

         Each (i) Non-Debtor Subsidiary (ii) holder of (A) a Claim (whether or not allowed) against or Interest in a Debtor or (B) a GLP Partnership Interest or (C) Person (i) voting to accept the Plan on any Ballot or (ii) participating in exchanges and distributions under or pursuant to the Plan shall release and discharge, absolutely, unconditionally, irrevocably and forever, any Claim or Cause of Action and/or Recovery Action arising from the beginning of time through the Confirmation Date against the Loral Entities or any Representative thereof, or the General Partners Committee Releasees, in any way directly or indirectly relating to or concerning the Debtors, including their management and operations, the Chapter 11 Cases or the Plan (other than: (i) Claims arising after the Confirmation Date under any Assumed Contract; (ii) Claims for all sums due in connection with ordinary course postpetition commercial transactions between any Loral Entity and any Globalstar Entity; and/or (iii) Claims arising under the Loral Settlement Agreement).

                           c. GENERAL RELEASES BY NON-DEBTOR SUBSIDIARIES AND HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS OF QUALCOMM

         Each (a) Non-Debtor Subsidiary (b) holder of (i) a Claim (whether or not allowed) against or Interest in a Debtor or (ii) a GLP Partnership Interest, or (c) Person (i) voting to accept the Plan on any Ballot or (ii) participating in exchanges and distributions under or pursuant to the Plan shall release and discharge, absolutely, unconditionally, irrevocably and forever, any Claim or Cause of Action and/or Recovery Action arising from the beginning of time through the Confirmation Date against QUALCOMM in any way directly or indirectly relating to or concerning the Debtors, including their management and operations, the Chapter 11 Cases or the Plan (other than Claims arising under the QUALCOMM Settlement Agreement).

                           d. GENERAL RELEASES BY NON-DEBTOR SUBSIDIARIES AND HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS OR THE GP DEBTORS

         Each (i) Non-Debtor Subsidiary, (ii) holder of (A) a Claim (whether or not allowed) against or Interest in a Debtor or (B) a GLP Partnership Interest, or (C) Person (i) voting to accept the Plan on any Ballot or (ii) participating in exchanges and distributions under or pursuant to the Plan shall release and discharge, absolutely, unconditionally, irrevocably and forever, any Claim or Cause of Action and/or Recovery Action arising from the beginning of time through the Confirmation Date against the GP Debtors based solely on any GP Debtor being a direct or indirect general partner of the Debtors.

                           e.       INJUNCTION AND STAYS

                                    (i)      General Injunction Related to
                                             Parties Released Pursuant to Plan

         Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold any Claims, Causes of Action and/or any Recovery Actions against any of the Entities and Persons released pursuant to the provisions of the Plan (including Sections XI.A, XI.B, XI.C and XIII.B of the Plan or pursuant to any settlement authorized pursuant to the Plan) are permanently enjoined from and after the Confirmation Date from the prosecution, whether directly, indirectly, derivatively or otherwise, of any such Claims, Causes of Action and/or any Recovery Actions released, discharged or terminated pursuant to the provisions of the Plan.

                                    (ii)     Injunction Relating to New
                                             Globalstar and ICO

         Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims (whether or not allowed) against or Interests or GLP Partnership Interests in any of the Debtors or the Estates are, with respect to any such Claims (whether or not allowed) or Interests or GLP Partnership Interests, permanently enjoined from and after the Confirmation Date from: (A) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting New Globalstar or ICO, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, New Globalstar or any property of any such transferee or successor; (B) enforcing, levying, attaching (including any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against New Globalstar or ICO or any of their respective property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, New Globalstar, or any property of any such transferee or successor; (C) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against New Globalstar or ICO or any of their respective property, or any direct or indirect transferee of any property of, or successor in interest to, New Globalstar; (D) asserting any right of setoff, subrogation or recoupment of any kind, directly or indirectly, against any obligation due New Globalstar or ICO or any of their respective property, or any direct or indirect transferee of any property of, or successor in interest to, New Globalstar; and (E) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law, in each case, on account of such Claims or Interest.

                                    (iii)    Continuation of Stays and
                                             Injunctions

         Except for the permanent injunctions provided in Sections XI.E.1 and XI.E.2 of the Plan, all injunctions or stays (including those enjoining the prosecution of Claims of or Causes of Action belonging to the Debtors or the Estates) provided for in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the dissolution of the Debtors.

                                    (iv)     Consent to Injunctions

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section XI.D of the Plan.

                                    (v)      Indemnity

         Nothing contained in the Plan shall prohibit or in any manner limit the right or ability of any of the Debtors' officers, directors and members of the General Partners Committee to enforce his, her, their or its rights against the insurer under any and all applicable policies of insurance (whether such policies were arranged and paid for by the Debtors or by any Entity or Person or otherwise) and any and all such rights shall be and hereby are expressly preserved (A) to the extent of available insurance coverage and (B) for purposes of defense and offset against any claims asserted against such officers, directors and members of the General Partners Committee; provided, however, that such directors, officers and members of the General Partners Committee shall have no right to any affirmative recovery from the Debtors on account of indemnification Claims that are not Allowed Claims as of the Effective Date of the Plan.

                           f. TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS AND CONTROVERSIES

         The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510 of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

         Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

                  4. TERMINATION OF CERTAIN EMPLOYEE, RETIREE AND WORKERS' COMPENSATION BENEFITS

                           a.       EMPLOYEE BENEFITS

         From and after the Effective Date, all existing employee benefit policies, plans and agreements of the Debtors will be terminated to the extent not transferred to New Globalstar in connection with the consummation of the transactions contemplated by the ICO Investment Agreement, including:

                  - medical, dental, vision, prescription drug, life, travel accident and accidental death and dismemberment insurance;

                  - paid leave (which incorporates sick, personal and bereavement leave), short-term disability pay and long-term disability insurance;

                  -        vacation and holiday pay;

                  -        bonus and severance programs;

                  -        tuition assistance policies;

                  -        savings plan;

                  -        employee assistance program; and

                  -        other optional employee paid programs.

         Assets in the defined benefit plan, known as the Retirement Plan of Space Systems/Loral, Inc., will remain in the Retirement Plan of Space Systems/Loral; however, employees of the Debtors will cease participating and accruing benefits in that retirement plan on the earlier date of the date employment with the Debtors ceases or on October 25, 2003, the date the Plan administrator has given notice to the Debtors' employees that it will suspend such participation and benefit accruals.

                           b.       Retiree Benefits

         Pursuant to an agreement with Loral, the Debtors will cease any and all liabilities for medical benefits previously provided to retirees of the Debtors. Pursuant to that agreement, Loral will assume certain liabilities for continued medical benefits to eligible retirees and their eligible dependents.

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

                           c.       Workers' Compensation Benefits

         The workers' compensation program of the Debtors (maintained with Kemper until August 20, 2003 and through the State Fund effective August 21,
2003) shall be deemed to be an executory contract and assumed by the Debtors and all liabilities assigned to New Globalstar.

                  5. CANCELLATION AND SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER DOCUMENTATION

         On the Effective Date and concurrently with the applicable distributions made pursuant to Article IV of the Plan, the Senior Notes, the Senior Note Indentures, any vendor financing agreements, any credit facility and any other prepetition debt instruments will be canceled and of no further force and effect, without any further action on the part of any Debtor. The GLP Partnership Interests and Interests in the GLP Subsidiary Debtors shall be deemed canceled and of no further force and effect when the Debtors are dissolved in accordance with Sections IV.A.1 and IV.A.2 of the Plan. The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.I of the Plan.

                  6.       RELEASE OF LIENS

         Except as otherwise provided in the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article IV of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged.

                  7. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; EXEMPTION FROM CERTAIN TRANSFER TAXES

         The Chief Executive Officer, President, Chief Financial Officer, Treasurer or any Vice President of each Debtor will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following actions taken under, in furtherance of or in connection with the Plan (including the transfer of assets to GCC and any subsequent transfer of assets) shall not be subject to any stamp, real estate, transfer, mortgage recording or other similar tax:

                  -        the issuance, transfer or exchange of securities;

                  -        the making or assignment of any lease or sublease; or

                  - the making or delivery of any deed, bill of sale, assignment or other instrument of transfer.

         B.       TREATMENT OF ADMINISTRATIVE CLAIMS

         Administrative Claims are Claims for any right to payment constituting a cost or expense of administration of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses of preserving the Estates of the Debtors, (b) any actual and necessary costs and expenses of operating the businesses of the Debtors, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business or for the acquisition or lease of their properties, including intercompany obligations accorded priority pursuant to an order of the Bankruptcy Court, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, whether fixed before or after the Effective Date, (e) any fees or charges assessed against the estate of the Debtors under section 1930, chapter 123, title 28, United States Code, including

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

any post-Confirmation Date and post-Effective Date fees and charges, and (f) any claims treated as Administrative Claims in accordance with the Plan.

         Except to the extent that a holder of an Administrative Claim agrees to a less favorable treatment and except as described below, each holder of an Administrative Claim shall receive, in full satisfaction of its Administrative Claim, Cash equal to the allowed amount such Administrative Claim either (a) on the Effective Date or (b) if such Administrative Claim is not allowed as of the Effective Date, 30 calendar days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by New Globalstar and the holder of such Administrative Claim. Administrative Claims based on liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by New Globalstar in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

         C.       TREATMENT OF COMPENSATION AND REIMBURSEMENT CLAIMS

         Compensation and reimbursement Claims are Administrative Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to section 330(a), 331, 503 or 1103 of the Bankruptcy Code ("Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses incurred.

         Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim shall (a) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is 60 calendar days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in Cash in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date of such allowance or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and the Debtors.

         D.       TREATMENT OF PRIORITY TAX CLAIMS

         Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         Unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, on the later of (i) the Effective Date or (ii) 30 calendar days after such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon after such dates is practicable, Cash in an amount equal to such Allowed Priority Tax Claim.

         E.       TREATMENT OF INDENTURE TRUSTEE'S CLAIMS

         Pursuant to the Plan, the Indenture Trustee shall have an Allowed Administrative Claim in an amount equal to the reasonable and necessary fees and expenses incurred by the Indenture Trustee and its counsel to the extent provided in the Senior Notes Indentures. On or before 60 calendar days after the Effective Date, the Indenture Trustee shall provide the Debtors, New Globalstar, and the Creditors Committee with a reasonably detailed invoice for such fees and expenses incurred through and including the Effective Date. If a dispute arises as to such fees and expenses, then such dispute shall be resolved by the Bankruptcy Court.

         F.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject Executory Contracts and Unexpired Leases. If an Executory Contract or Unexpired Lease is rejected, the counter party to the agreement may file a Claim for damages incurred by reason of the rejection. In the

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

case of rejection of leases of real property, such damage Claims are subject to certain limitations imposed by the Bankruptcy Code.

         Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code and
Section V.A of the Plan, all Executory Contracts and Unexpired Leases that exist between the Debtors and any person will be deemed rejected as of the Confirmation Date by the Debtors, except for any Executory Contract or Unexpired Lease (a) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date or (b) as to which a motion for approval of the rejection of such Executory Contract or Unexpired Lease has been filed and served prior to the Confirmation Hearing.

         Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with Robert C. Berger & Associates, L.L.C., the Debtors' claims agent, no later than 30 calendar days after the Confirmation Date. All such Claims not filed within such time will be forever barred from assertion against the Debtors' estates.

         Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor and not previously assigned to New Globalstar, will be assigned to New Globalstar as of the Effective Date and performed by New Globalstar in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

         G.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

         Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

         Substantive consolidation of two or more debtors' estates generally results in (a) the deemed consolidation of the assets and liabilities of the debtors; (b) the deemed elimination of intercompany claims, subsidiary equity or membership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees; and (c) the payment of allowed claims from a common fund.

         It is well established that section 105(a) of the Bankruptcy Code empowers the Bankruptcy Court to authorize substantive consolidation. Although the United States Court of Appeals for the Third Circuit, the circuit in which the Chapter 11 Cases are pending, has not articulated a specific test or standard for evaluating a request for substantive consolidation, other Circuit Courts of Appeal have developed substantially similar tests for evaluating such requests. See, e.g., United Sav. Bank v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515 (2d Cir. 1988); Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102 (11th Cir. 1994); and Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270 (D.C. Cir. 1987). Although phrased differently, such tests identify two general factors that must be evaluated in the context of a substantive consolidation analysis: (1) whether there is a "substantial identity" or an inseparable "interrelationship" or "entanglement" between the debtors to be consolidated; and (2) whether the benefits of consolidation outweigh the harm or prejudice to creditors, if any, including whether individual creditors relied upon the separate identity of one of the entities to be consolidated such that they would be prejudiced by substantive consolidation.

         In the Chapter 11 Cases, both of the above-described factors are satisfied. The applicable facts demonstrate a substantial identity and an extensive and inseparable interrelationship and entanglement between and among Globalstar and the other Debtors. For example, the Debtors prepare and include in reports and other documents filed with the SEC consolidated financial statements; and all financial information disseminated to the public, including to customers, suppliers, lenders and credit rating agencies, is prepared and presented on a consolidated basis with Non-Debtor Subsidiaries. The applicable facts also demonstrate that no holders of Allowed Claims will be harmed or prejudiced by virtue of the substantive consolidation of the Debtors. Holders of Claims did not rely upon the separate identity of one or more of the Debtors in extending credit to, or investing in, the Debtors inasmuch as (a) all financial information disseminated by the Debtors was and is prepared and presented on a consolidated basis and (b) substantially all of the Debtors' obligations are, in fact, obligations of Globalstar. Based upon the foregoing, substantive consolidation of the Debtors' estates, for Plan purposes (as set forth below), is warranted and appropriate.

         Pursuant to the Confirmation Order, the Bankruptcy Court shall approve the substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such order:

                  - all assets and liabilities of the Debtors will be deemed merged;

                  - all Secondary Liability Claims will be deemed eliminated so that any Claim against any Debtor and any Secondary Liability Claims related thereto will be deemed to be one obligation of the consolidated Debtors; and

                  - each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors will be deemed filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors.

         Such substantive consolidation (other than for the purpose of implementing the Plan) will not affect: (a) the legal and corporate structures of the Debtors; or (b) pre- and post-Effective Date guarantees that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (b) pursuant to the Plan.

         H.       MISCELLANEOUS PROVISIONS

                  1.       DISSOLUTION OF THE CREDITORS COMMITTEE

         Except as otherwise provided in the Plan, effective 30 days after the Effective Date, the Creditors Committee shall cease to exist, and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) will be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with their service on the Creditors Committee. The Creditors Committee will continue to exist after such date solely with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional, including objections and appeals therefrom, (b) any post-confirmation modifications to, or motions seeking the enforcement of, the Plan or the Confirmation Order and (c) any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved.

                  2.       EXCULPATION

         None of the Debtors, their officers, members of the General Partners Committee, the members of the Creditors Committee or ICO or the Representatives of any of the foregoing in such capacity, shall have or incur any liability to any Entity whatsoever, including any holder of any Claim (whether or not allowed) or Interest, or any Entity participating in exchanges and distributions under or pursuant to the Plan, for any act or omission in connection with, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination or confirmation of the Plan, the consummation of the Plan or the administration of the Plan, the Disputed Claims Reserve, or property to be distributed pursuant to the Plan, or any contract, instrument, release or other agreement or document created or entered into, pursuant to or in connection with the Plan; provided, however, that the foregoing provisions will have no effect on: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

         In addition to the foregoing (and notwithstanding the proviso in Section XIII.B.1 of the Plan), the directors and officers of GCC serving after the Effective Date shall incur no personal liability to any Entity for any act or omission in connection with, or arising out of, their administration of the Plan, or the Disputed Claims Reserve, or any other act or omission in connection with the operation of GCC as set forth in Section IV.A.2.a of the Plan absent gross negligence, fraud or willful misconduct. The Bankruptcy Court shall retain exclusive jurisdiction over any action or proceeding commenced against the directors and officers of GCC serving from and after the Effective Date in connection with, arising out of, or related to their service as directors and officers of GCC from and after the Effective Date.

                  3.       MODIFICATION OF THE PLAN

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, upon not less than ten days' prior written notice to the Creditors Committee, the Debtors reserve the right to alter, amend or modify the Plan before its substantial consummation; provided that no alteration, amendment or modification of the Plan that may have a material adverse effect on the rights of the unsecured creditors or that reflects a change in the financial aspects of the transactions contemplated by the Plan may occur without the written consent of the Creditors Committee until the Creditors Committee is dissolved in accordance with Section XIII.A of the Plan.

                  4.       REVOCATION OF THE PLAN

         The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or (b) prejudice in any manner the rights of any Debtors or any other party.

                  5.       SEVERABILITY OF PLAN PROVISIONS

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors and the Creditors Committee. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                        X. DISTRIBUTIONS UNDER THE PLAN

         A.       TIMING OF DISTRIBUTIONS

         Except as otherwise provided in Article VI of the Plan, distributions of Cash or Shares of New Globalstar Class A Common Stock to be made on the Effective Date to holders of Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 45 calendar days after the Effective Date or (b) such later date when the applicable conditions of Section VI.D.2 of the Plan (regarding undeliverable distributions) or Section VI.I of the Plan (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims or Interests that become Allowed Claims after the Effective Date will be made pursuant to Section VII.D of the Plan.

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

         B. METHOD OF DISTRIBUTIONS AND COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS

         The Disbursing Agent will make all distributions required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other Entities to make or assist in making the distributions required by the Plan. The Disbursing Agent (other than Globalstar) providing services related to distributions pursuant to the Plan will receive from Globalstar, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Globalstar and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions.

         C.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
                  DISTRIBUTIONS

                  1.       DELIVERY OF DISTRIBUTIONS

                           a.       GENERALLY

         Except as provided in Sections VI.D.1 and VI.D.2 of the Plan, distributions to holders of Allowed Claims will be made by a Disbursing Agent as follows:

                  - at the addresses set forth on the respective proofs of Claim filed by holders of such Claims;

                  - at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of filing of any related proof of Claim; or

                  - at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address.

                           b. SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF SENIOR NOTE CLAIMS

         Subject to the requirements of Section VI.I of the Plan, distributions to holders of Allowed Senior Note Claims will be made by the Disbursing Agent to the record holders of the Senior Notes as of the Effective Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee as soon as practicable after the Effective Date. This record holder register will provide the name, address, and holdings of each respective registered holder of Senior Notes as of the Effective Date. Each entry on the record holder register will be treated as an Allowed General Unsecured Claim for purposes of distributions made pursuant to Article VI of the Plan. The Disbursing Agent and the Indenture Trustee shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with the record holders set forth on the record holder register except as provided in Section VI.D.1.c of the Plan.

                           c. SPECIAL PROVISIONS RELATED TO CERTAIN HOLDERS ENTITLED TO REALLOCATED SHARES

         Distributions of Reallocated Shares to holders of Claims will be made only to those record holders stated on the claims register as of the close of business on the Effective Date. Any party acquiring a Claim (including a Senior Note Claim) from an entity that is bound by the Third Party Release shall be bound by such Third Party Release as if such acquiring entity had agreed to be bound to the Third Party Release.

         Distributions, if any, on account of Allowed Noteholder Securities Litigation Claims and Allowed Shareholder Securities Litigation Claims will be made to the Confirmation Date to lead counsel in the Securities Class Action.

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

                           d. SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF LORAL CLAIMS

         Distributions on account of Allowed Loral Claims will be made to Loral for distribution to holders of Allowed Loral Claims.

                  2.       UNDELIVERABLE DISTRIBUTIONS HELD BY DISBURSING AGENTS

                           a. HOLDING AND INVESTMENT OF UNDELIVERABLE DISTRIBUTIONS; UNDELIVERED NEW GLOBALSTAR CLASS A COMMON STOCK

         If any distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address. Subject to Section VI.I of the Plan, undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to Section VI.D.2.a of the Plan until such time as a distribution becomes deliverable. Any undeliverable Cash (including dividends or other distributions on account of undeliverable New Globalstar Class A Common Stock and net of applicable taxes, if any, payable by GCC in respect thereof) will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable Cash will invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Undeliverable New Globalstar Class A Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

         On each anniversary of the Effective Date that undeliverable distributions are being held on behalf of holders of Claims, the applicable Disbursing Agent will file with the Bankruptcy Court a list identifying all such holders.

                           b.       AFTER DISTRIBUTIONS BECOME DELIVERABLE

         On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter, provided that such distribution shall not be made in the event that the Disbursing Agent determines that such distribution is not cost efficient. Each such distribution of New Globalstar Class A Common Stock will include, to the extent applicable, any dividends or other distributions that were previously paid to the Disbursing Agent in respect of such New Globalstar Class A Common Stock, net of applicable taxes, if any, payable by GCC in respect thereof. See Section X.I of this Disclosure Statement.

                           c.       FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

         Any holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within two years after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim against the Debtors, New Globalstar or their property. In such cases with respect to Allowed General Unsecured Claims, Noteholder Securities Litigation Claims and Shareholder Securities Litigation Claims entitled to Reallocated Shares, (i) New Globalstar Class A Common Stock will be retained for redistribution to holders of Allowed Claims in Classes 4, 5, 7 and 8, pursuant to Section VII.C of the Plan, and (ii) for purposes of this redistribution, each Allowed Claim for which such distributions are undeliverable will be deemed disallowed in its entirety. In such cases with respect to Allowed Claims in any other Class, unclaimed Cash will become property of New Globalstar, free of any restrictions thereon. Nothing contained in the Plan will require any Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

         D.       CLOSING OF CLAIMS AND TRANSFER REGISTERS

         As of the close of business on the Confirmation Date, the claims register shall be closed with respect to all claims other than Senior Note Claims and there shall be no further changes in the record holder of any Claim. The

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

Disbursing Agent shall have no obligation to recognize any transfer of any Claim occurring after the Confirmation Date. The Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business on the Confirmation Date.

         As of the close of business on the Effective Date, the respective transfer registers for the Senior Notes, as maintained by the Indenture Trustee, will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Senior Note that occurs after the close of business on the Effective Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Senior Notes who are identified on a record holder register as provided to the Disbursing Agent as of the close of business on the Effective Date.

         Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Confirmation Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Confirmation Date.

         E.       MEANS OF CASH PAYMENTS

         Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by GCC or, at the option of GCC, by wire transfer from a domestic bank; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of GCC, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         F.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

                  1.       BUSINESS DAY

         In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                  2.       ROUNDING

         Notwithstanding any other provision of the Plan, only whole numbers of New Globalstar Class A Common Stock will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Globalstar Class A Common Stock that is not a whole number, the actual distribution of such New Globalstar Class A Common Stock will be rounded in a manner determined by GCC to be equitable. The total number of shares of New Globalstar Class A Common Stock to be distributed on account of Allowed Claims will not exceed the number provided for in Article III of the Plan. No consideration will be provided in lieu of fractional securities that are rounded down.

                  3.       COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including but not limited to requiring recipients to fund the payment of such withholding as a condition to delivery or entering into arrangements for the sale of a sufficient number of shares of New Globalstar Class A Common Stock otherwise to be distributed to a recipient subject to a withholding requirement in order to generate net proceeds sufficient to fund the payment of any such withholding.

         Notwithstanding any other provision of the Plan, each Entity receiving a distribution of Cash or New Globalstar Class A Common Stock pursuant to the terms hereof will have sole and exclusive responsibility for the

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

satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

         G.       SETOFFS

         Except with respect to claims of a Debtor released pursuant to Section IV.A.2 of the Plan, Section XI.C of the Plan or otherwise, GCC, or as instructed by GCC, a Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights, and causes of action of any nature that the Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors of any claims, rights, and causes of action that the Debtors may possess against such a holder of a Claim.

         H.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by note certificates, stock certificates or other written instruments, or other documentation canceled pursuant to Section IV.D of the Plan, the holder of such Claim must tender, as specified in Section VI.I of the Plan, the applicable certificates, instruments or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.D.2 of the Plan.

         Each holder of an Allowed Senior Note Claim must tender the applicable Senior Note certificates to the applicable Disbursing Agent in accordance with a letter of transmittal to be provided to such holder by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Senior Note certificates to act and the authenticity of any signatures required thereon. All surrendered Senior Note certificates will be marked as canceled and delivered to the Debtors.

         Each holder of an Allowed Senior Note Claim with respect to which the underlying an Allowed Senior Note certificate has been lost, stolen, mutilated, or destroyed must, in lieu of surrendering such Senior Note certificate, deliver to the applicable Disbursing Agent: (i) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation, or destruction and (ii) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Debtors, as applicable, harmless from any damages, liabilities, or costs incurred in treating such individual as a holder of a Senior Note. Upon compliance with Section VI.I.2 of the Plan by a holder of an Allowed Senior Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Senior Note certificate.

         Any holder of an Allowed Senior Note Claim that fails to surrender or be deemed to have surrendered the applicable Senior Note certificate within two years after the Effective Date will have its right to distributions pursuant to the Plan on account of such Senior Note Claim discharged and will be forever barred from asserting any such Claim against the Debtors, New Globalstar or their property. In such case, any Cash or New Globalstar Class A Common Stock held for distribution on account of such Senior Note Claim will be treated pursuant to the provisions set forth in Section VII.C of the Plan.

         With respect to any Senior Note certificate held in the name and custody of CEDE & Co., as nominee of the Depository Trust Company (the "Depository"), the foregoing provisions will not apply; however, the Disbursing Agent will coordinate with the Depository to obtain such Senior Note certificate substantially in accordance with the procedures contemplated by such provisions. Such Senior Note certificate will be marked "Cancelled" by the Disbursing Agent.

         With respect to any Senior Note certificate held in the name of CEDE & Co. but in the custody of the Indenture Trustee, in lieu of the procedures contemplated in the foregoing provisions, the Disbursing Agent will obtain such Senior Note certificate from the Indenture Trustee and will coordinate a mandatory exchange of the Senior Notes evidenced by such certificates for New Globalstar Class A Common Stock in accordance with the Plan and instructions received from the Depository. Such Senior Note certificate will be marked "Cancelled" by the Disbursing Agent.

         With respect to any uncertificated Senior Note held in the name of CEDE & Co., as evidenced by the applicable record holder register retained by the Indenture Trustee, the Disbursing Agent will coordinate a mandatory exchange of such Senior Notes for New Globalstar Class A Common Stock in accordance with the Plan and instructions received from the Depository.

         I.       PROCEDURES FOR RESOLVING DISPUTED CLAIMS

         A Disputed Claim is one in which the Debtor disputes the validity, enforceability under the Bankruptcy Code, or the amount of the Claim. A Disputed Claim is (i) a Claim that is subject of a timely objection, appeal, or motion to estimate and that has not been determined by a Final Order, (ii) a Claim to the extent that the Claim is scheduled as disputed, contingent or unliquidated or
(iii) a scheduled Claim (other than a Claim described in the immediately preceding clause (ii)), to the extent the amount of the asserted Claim exceeds the amount of such Claim scheduled by Debtors.

                  1.       PROSECUTION OF OBJECTIONS

         On and after the Effective Date, GCC will have the authority and exclusive right to file, settle, compromise, withdraw or litigate to judgment objections to the allowance of Claims and Interests, whether arising before or after the Petition Date. On and after the Effective Date, the Debtors shall have the authority to comprise, settle, otherwise resolve or withdraw any objections to Claims or compromise, settle or otherwise resolve Disputed Claims without approval of the Bankruptcy Court. Unless another date is established by order of the Bankruptcy Court, all objections to Claims (other than applications for allowances of compensation and reimbursement of expenses) shall be filed and served by 60 calendar days after the later of the Effective Date or the date proof of such Claim or Interests is filed by the holder thereof.

                  2.       NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided for under the Plan shall be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim, but the payment or distribution provided hereunder shall be made on account of the portion of such Claim that is an Allowed Claim.

                  3.       DISPUTED CLAIMS RESERVE

                           a.       CREATION OF THE DISPUTED CLAIMS RESERVE

         On the Effective Date, Cash and New Globalstar Class A Common Stock will be placed in the Disputed Claims Reserve. The Disputed Claims Reserve shall have two sub-accounts for the New Globalstar Class A Common Stock. The New Globalstar Class A Common Stock attributable to the Reallocated Shares and for distribution to all holders of Claims bound by the Third Party Release shall be accounted for separately than the other shares of New Globalstar Class A Common Stock held for distribution to holders of Allowed General Unsecured Claims. Each such sub-account shall function in accordance with Section VII.C of the Plan as if it were the only account. In no event shall a surplus or deficiency in one sub-account affect in any manner the distribution to holders of Allowed Claims entitled to a distribution from the other sub-account.

         After the allowance or disallowance of all Claims entitled to receive Cash pursuant to the Plan, any Cash remaining in the Disputed Claims Reserve shall be paid to New Globalstar.

                           b.       ESTIMATION

         For purposes of effectuating the reserve provisions of the Plan and the allocations and distributions to holders of Allowed Claims entitled to receive New Globalstar Class A Common Stock pursuant to the Plan, GCC may request prior to or after the Effective Date that the Bankruptcy Court, pursuant to section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim not otherwise treated under the Plan or, in lieu thereof, the Bankruptcy Court may determine the maximum contingent or unliquidated amount for such Claim.

                           c. MAXIMUM AMOUNT OF NOTEHOLDER SECURITIES LITIGATION CLAIMS AND SHAREHOLDER SECURITIES LITIGATION CLAIMS FOR PURPOSES OF THE DISPUTED CLAIMS RESERVE

         For purposes of establishing the Disputed Claims Reserve sub-account with respect to Reallocated Shares, the Maximum Allowed Amount of Noteholder Securities Litigation Claims shall be $_______ million and the Maximum Allowed Amount of the Shareholder Securities Litigation Claims shall be $_______ million. Holders of Noteholder Securities Litigation Claims and Shareholder Securities Litigation Claims shall not receive any distribution from the Disputed Claims Reserve sub-account established for the benefit of General Unsecured Claims.

                           d.       INITIAL DISTRIBUTIONS

         The amount of distributions (including Reallocated Shares) to be made on the Effective Date to holders of Allowed Claims on account of those Claims will be made from the Disputed Claims Reserve and will be calculated as if each Disputed Claim were an Allowed Claim in its Maximum Allowable Amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to
Section VII.C.5 of the Plan, to holders of Disputed Claims that were allowed during the preceding calendar quarter.

                           e. ADDITIONAL DISTRIBUTIONS ON ACCOUNT OF PREVIOUSLY ALLOWED CLAIMS

         On each Quarterly Distribution Date, each holder of a Claim previously Allowed that is entitled to New Globalstar Class A Common Stock pursuant to the Plan will receive an additional distribution from the Disputed Claims Reserve on account of such Claim in an amount equal to (i) the number of shares of New Globalstar Class A Common Stock that such holder would have been entitled to receive pursuant to Section VII.C.4 of the Plan as if the Claim had become an Allowed Claim on the applicable Quarterly Distribution Date (after giving effect to the allowance or disallowance of Claims) minus (ii) the aggregate number of shares of New Globalstar Class A Common Stock previously distributed on account of the Claim. Each additional distribution of New Globalstar Class A Common Stock also will include (i) any dividends or other distributions made on account of such New Globalstar Class A Common Stock included in such distribution; and
(ii) any proceeds from the investment of the dividends or distributions referred to in clause (i) (in each case, net of applicable taxes, if any, payable by GCC in respect thereof).

         Notwithstanding the foregoing, the Disbursing Agent shall not be required to make any distribution on any Quarterly Distribution Date if the Disbursing Agent determines, in its sole and absolute discretion, that making such distribution would not be cost efficient. Any distribution to a holder of a Claim that has not been made shall be retained for distribution on the next Quarterly Distribution Date for which such distribution is cost efficient or such time as all Claims have been allowed or disallowed. After the allowance or disallowance of all Claims, the Disbursing Agent will distribute all New Globalstar Class A Common Stock remaining in the Disputed Claims Reserve.

                           f.       DIVIDENDS AND DISTRIBUTIONS

         Cash dividends and other distributions on account of New Globalstar Class A Common Stock held in the Disputed Claims Reserve will be transferred to the Disputed Claims Reserve concurrently with the transfer of such dividends and other distributions to other holders of New Globalstar Class A Common Stock. Cash held in the Disputed Claims Reserve as a result of such dividends and other distributions (i) will be deposited and maintained by the applicable Disbursing Agent in a segregated bank account and held in trust pending distribution by the applicable Disbursing Agent for the benefit of holders of Disputed Claims, (ii) will be accounted for separately and (iii) will not constitute property of the Debtors. The applicable Disbursing Agent will invest the Cash held in the Disputed Claims Reserve in a manner consistent with the Debtors' investment and deposit guidelines. The applicable Disbursing Agent also will place in the Disputed Claims Reserve the net proceeds from such investment of Cash (net of applicable taxes, if any, payable by GCC in respect thereof).

                           g.       RECOURSE

         Each holder of an Allowed Claim (or a Disputed Claim that ultimately becomes an Allowed Claim) will have recourse only to the undistributed Cash and New Globalstar Class A Common Stock held in the Disputed Claims Reserve for satisfaction of the distributions (including Reallocated Shares) to which holders of Allowed Claims are entitled hereunder, and not to the Debtors, New Globalstar, their property, or any assets previously distributed on account of any Allowed Claim.

                           h.       TAX REPORTING

         Under section 468B(g) of the IRC, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury Regulations have been issued under this section, no Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts established to satisfy claims similar to the Disputed Claims in Classes 4, 5, 7 and 8. Treasury Regulations have been proposed that would establish, if finalized in their current form, the tax treatment of reserves of a type similar to those involved here. In general, such Treasury Regulations would subject such a reserve to a separate entity-level tax, in a manner similar to a "qualified settlement fund" governed by Treasury Regulation sections 1.468B-1 et seq. As to reserves established prior to the proposed Treasury Regulations becoming final, the proposed Treasury Regulations provide that the IRS would not challenge any reasonable, consistently applied method of taxation for income earned by the reserve and any reasonable, consistently applied method for reporting such income.

         Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary and subject to the issuance of definitive guidance, the Disbursing Agent will (a) treat the Disputed Claims Reserves as deposited ownership funds for federal income tax purposes, in accordance with Proposed Treasury Regulation section 1.468B-9 and (b) to the extent permitted by applicable law, report consistently for federal, state and local income tax purposes. In addition, pursuant to the Plan, all holders of Disputed Claims must report consistently with such treatment.

         Accordingly, the Disbursing Agent will report, as subject to a separate entity level tax, any amounts earned by the Disputed Claims Reserves, and will pay taxes thereon.

         In general, distributions from a Disputed Claims Reserve will be made net of any taxes paid with respect to earnings of the Disputed Claims Reserve that are included in the distribution to holders of Disputed Claims when such Claims become allowed as provided in the Plan. Such distributions generally should be taxable to the recipient in accordance with the principles discussed above.

                  4.       DISTRIBUTIONS AFTER ALLOWANCE

         Payments and distributions to each holder of a Disputed Claim or any other Claim that is not an Allowed Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan, including the provision governing the Class of Claims in which such Claim is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or any other Claim that is not an Allowed Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any Cash or New Globalstar Class A Common Stock (as applicable) that would have been distributed to such holder if the Claim had been an Allowed Claim on the Effective Date. In the case of a holder of a Disputed Claim entitled to receive New Globalstar Class A Common Stock that becomes an Allowed Claim, such distribution shall include a payment in Cash equal to any accrued dividends or other distributions (in each case, net of applicable taxes, if any, payable by GCC in respect thereof) with respect to the shares held in the Disputed Claims Reserve on account of such holder's Claim.

              XI. RECOVERY ANALYSIS BASED UPON HYPOTHETICAL CLAIMS

         The following analysis sets forth the number of shares of New Globalstar Class A Common Stock that would be distributed to a holder of an Allowed General Unsecured Claim, a holder of an Allowed Noteholder Securities Litigation Claim and a holder of an Allowed Shareholder Securities Litigation Claim, in each case based upon hypothetical Claim amounts for those holders (and assuming such holders are bound by the Third Party Release), and a hypothetical aggregate Claim amount for holders of Allowed Claims in each of those classes as set forth in the following table.

                                                            HYPOTHETICAL CLAIM      AGGREGATE ALLOWED CLAIM
CLASS                                                             AMOUNT                    AMOUNT
Class 4 (General Unsecured Claims)                            $10.0 million              $  [X] billion
Class 5 (Loral Claims)                                             --                    $879.6 million
Class 7 (Noteholder Securities Litigation Claims)             $10.0 million              $  [Y] million
Class 8 (Shareholder Securities Litigation Claims)            $10.0 million              $  [Z] million

         A. RECOVERY ANALYSIS FOR HOLDER OF HYPOTHETICAL ALLOWED GENERAL UNSECURED CLAIM

         Pursuant to the Plan, each holder of an Allowed General Unsecured Claim will receive, in full satisfaction of its Claim, a number of shares of New Globalstar Class A Common Stock equal to (a) its Pro Rata Share of the Base Creditor Shares and (b) if such holder is bound by the Third Party Release, its Pro Rata Share of the Reallocated Shares.

                  1.       CALCULATION OF PRO RATA SHARE OF BASE CREDITOR SHARES

                                                  $10.0 million
Pro Rata Share of Base Creditor Shares =   -----------------------------  X  4.6 million shares
                                           $[X] billion + $879.6 million

 Pro Rata Share of Base Creditor Shares = ---------- shares of New Globalstar
                                           Class A Common Stock

                  2. CALCULATION OF PRO RATA SHARE OF REALLOCATED SHARES (ASSUMING ALL HOLDERS OF CLAIMS BOUND BY THIRD PARTY RELEASE)

                                                      $10.0 million
Pro Rata Share of Reallocated Shares =  ------------------------------------------ X
                                        $[X] billion + $[Y] million + $[Z] million

                                            $437.5 million
                                        ------------------------------ X 4.6 million shares
                                         $[X] billion + $879.6 million

 Pro Rata Share of Reallocated Shares = ------------ shares of New Globalstar
                                         Class A Common Stock

                  3. CALCULATION OF PRO RATA SHARE OF REALLOCATED SHARES (ASSUMING HOLDERS OF EXACTLY ONE-HALF OF GENERAL UNSECURED CLAIMS, NOTEHOLDER SECURITIES LITIGATION CLAIMS AND SHAREHOLDER SECURITIES LITIGATION CLAIMS ARE BOUND BY THIRD PARTY RELEASE)

                                                       $10.0 million
Pro Rata Share of Reallocated Shares =  -------------------------------------------  X
                                        $[X/2] billion +$[X] million + $[X] million

                                                $420.0 million
                                        ------------------------------  X  4.6 million shares
                                         $[X] billion + $879.6 million

                  Pro Rata Share of Reallocated Shares = ------------ shares of
                      New Globalstar Class A Common Stock

                  4. CALCULATION OF AGGREGATE RECOVERY TO HOLDER OF HYPOTHETICAL GENERAL UNSECURED CLAIM

 Aggregate Recovery = Pro Rata Share of Base Creditor Shares + Pro Rata Share
                      of Reallocated Shares

           If all holders of Claims are bound by Third Party Release:

   Aggregate Recovery = -------- shares of New Globalstar Class A Common Stock

     If exactly one-half of General Unsecured Claims, Noteholder Securities Litigation Claims and Shareholder Securities Litigation Claims are bound by
                              Third Party Release:

   Aggregate Recovery = ------- shares of New Globalstar Class A Common Stock

         B. RECOVERY ANALYSIS FOR HOLDER OF HYPOTHETICAL ALLOWED NOTEHOLDER SECURITIES LITIGATION CLAIM

         Pursuant to the Plan, each holder of an Allowed Noteholder Securities Litigation Claim that is bound by the Third Party Release will receive, in full satisfaction of its Claim, a number of shares of New Globalstar Class A Common Stock equal to its Pro Rata Share of the Reallocated Shares.

                  1. CALCULATION OF PRO RATA SHARE OF REALLOCATED SHARES (ASSUMING ALL HOLDERS OF CLAIMS BOUND BY THIRD PARTY RELEASE)

                                                      $10.0 million
Pro Rata Share of Reallocated Shares =  ------------------------------------------  X
                                        $[X] billion + $[Y] million + $[Z] million

                                               $437.5 million
                                        -----------------------------  X  4.6 million shares
                                        $[X] billion + $879.6 million

 Pro Rata Share of Reallocated Shares = ------------ shares of New Globalstar
                                        Class A Common Stock

                  2. CALCULATION OF PRO RATA SHARE OF REALLOCATED SHARES (ASSUMING HOLDERS OF EXACTLY ONE-HALF OF GENERAL UNSECURED CLAIMS, NOTEHOLDER SECURITIES LITIGATION CLAIMS AND SHAREHOLDER SECURITIES LITIGATION CLAIMS ARE BOUND BY THIRD PARTY RELEASE)

                                                          $10 million
Pro Rata Share of Reallocated Shares =  ------------------------------------------------  X
                                        $[X/2] billion + $[Y/2] million + $[Z/2] million

                                              $420.0 million
                                        -----------------------------  X  4.6 million shares
                                        $[X] billion + $879.6 million

 Pro Rata Share of Reallocated Shares = ------------ shares of New Globalstar
                                         Class A Common Stock

         C. RECOVERY ANALYSIS FOR HOLDER OF HYPOTHETICAL ALLOWED SHAREHOLDER SECURITIES LITIGATION CLAIM

         Pursuant to the Plan, each holder of an Allowed Shareholder Securities Litigation Claim that is bound by the Third Party Release will receive, in full satisfaction of its Claim, a number of shares of New Globalstar Class A Common Stock equal to its Pro Rata Share of the Reallocated Shares.

                  1. CALCULATION OF PRO RATA SHARE OF REALLOCATED SHARES (ASSUMING ALL HOLDERS OF CLAIMS BOUND BY THIRD PARTY RELEASE)

                                                      $10 million
Pro Rata Share of Reallocated Shares =  -----------------------------------------  X
                                        $[X] billion + $[Y] million +$[Z] million

                                              $437.5 million
                                        -----------------------------  X  4.6 million shares
                                        $[X] billion + $879.6 million

 Pro Rata Share of Reallocated Shares = ------------ shares of New Globalstar
                                         Class A Common Stock

                  2. CALCULATION OF PRO RATA SHARE OF REALLOCATED SHARES (ASSUMING HOLDERS OF EXACTLY ONE-HALF OF GENERAL UNSECURED CLAIMS, NOTEHOLDER SECURITIES LITIGATION CLAIMS AND SHAREHOLDER SECURITIES LITIGATION CLAIMS ARE BOUND BY THIRD PARTY RELEASE)

                                                          $10 million
Pro Rata Share of Reallocated Shares =  -------------------------------------------------  X
                                         $[X/2] billion + $[Y/2] million + $[Z/2] million

                                               $420.0 million
                                        -----------------------------  X  4.6 million shares
                                        $[X] billion + $879.6 million

 Pro Rata Share of Reallocated Shares = ------------ shares of New Globalstar
                                         Class A Common Stock

                 XII. CONFIRMATION AND CONSUMMATION OF THE PLAN

         A.       CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE
                  PLAN

                  1.       CONDITIONS TO CONFIRMATION

         The Bankruptcy Court will not enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to
Section IX.C of the Plan:

                  - the Confirmation Order shall be acceptable in all material respects to the Debtors and the Creditors Committee; and

                  - the Plan shall not have been amended, altered or modified from the Plan as filed on ------ --, 2003, unless such amendment, alteration, or modification has been consented to in accordance with Section XIII.C of the Plan.

                  2.       CONDITIONS TO THE EFFECTIVE DATE

         The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section IX.C of the Plan:

                  - the ICO Investment Agreement has not been terminated and the ICO Closing shall have occurred;

                  - the Plan shall not have been amended, altered, or modified from the Plan as filed on --------- --, 2003, unless such amendment, alteration, or modification has been consented to in accordance with
                           Section XIII.C of the Plan;

                  - the Clerk of the Bankruptcy Court shall have entered the Confirmation Order; and

                  - any other necessary orders in aid of consummation of the Plan in form and substance agreed to by the Debtors and the Creditors Committee shall have been entered.

                  3.       WAIVER OF CONDITIONS TO CONFIRMATION AND THE
                           EFFECTIVE DATE

         The conditions to Confirmation and the conditions to the Effective Date may be waived in whole or part by the Debtors at any time without an order of the Bankruptcy Court after five Business Days' written notice of such proposed waiver to, and upon the receipt of the prior written consent of, the Creditors Committee.

                  4.       EFFECT OF NONOCCURRENCE OF CONDITIONS TO THE
                           EFFECTIVE DATE

         If each of the conditions to the Effective Date is not satisfied or duly waived, then upon motion by the Debtors and the Creditors Committee made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IX.D of the Plan, (a) the Plan will be null and void in all respects, including with respect to: (i) the rejections of Executory Contracts and Unexpired Leases pursuant to Article V of the Plan; and (ii) the substantive consolidation of the Debtors and (b) nothing contained in the Plan will (i) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

         B.       THE CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for ______ __, 2003, commencing at __:__ _.m. Eastern time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801, or such other location as the Bankruptcy Court directs. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court with a copy to Judge Walsh's Chambers, together with proof of service thereof, and served upon the following parties on or before ________ __, 2003 at __:__ _.m. Eastern time:

         Globalstar, L.P.
         3200 Zanker Road
         San Jose, California 95134
         Attention: William F. Adler, Esq.
         Fax: (408) 933-4950

         Jones Day
         Attorneys for the Debtors
         222 E. 41st Street
         New York, New York 10017
         Attention: Paul D. Leake, Esq.
         Fax: (212) 755-7306

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         Attorneys for The Official Committee of Unsecured Creditors 590 Madison Avenue
         New York, New York  10022
         Attention: Daniel H. Golden, Esq.
         Fax: (212) 872-1002

         Office of the United States Trustee
         844 King Street, Suite 2313
         Wilmington, Delaware 19801
         Attention: Mark S. Kenney, Esq.

         Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

         C.       CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and equity holders that are impaired under the plan.

                  1.       ACCEPTANCE OR CRAMDOWN

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. If the Plan is not accepted by all impaired classes, the Plan can still be confirmed if at least one impaired class of claims has accepted the Plan and the other requirements of section 1129 of Bankruptcy Code are met, including the so-called "cramdown" provisions. To satisfy these cramdown provisions, the Bankruptcy Court must find that the Plan (a) is "fair and equitable" and (b) "does not discriminate unfairly" with respect to each Class of Interests or Claims that is impaired under, and has not accepted, the Plan. The "fair and equitable" standard includes the "absolute priority rule," which requires, among other things, that unless a dissenting Class of Interests or Class of Unsecured Claims receives full compensation for its Interests or Allowed Claims, no holder of Interests or Allowed Claims in any junior Class may receive or retain any property on account of such Interests or Claims. The "fair and equitable" standard requires, among other things, that holders either (a) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property of the applicable Estate or (b) receive the indubitable equivalent of their Secured Claims. The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes and can be crammed down over the dissent of Interests. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims.

         The requirement that the Plan not "discriminate unfairly" means, among other things, that a dissenting Class must be treated substantially equal with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

         Any Class of Claims that receives nothing under the Plan will be deemed to be dissenting Classes. As a result, in addition to any Class that does not vote to accept the Plan, the Debtors will, to the extent required, seek to use the "cramdown" provisions described above with respect to the Interests in Class 9.

         Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or
(b) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

                  2.       FEASIBILITY

         Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the Bankruptcy Court finds that such plan is feasible. A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor, unless such reorganization or liquidation is contemplated by the plan.

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Since the Plan provides for the liquidation of the Debtors, the Bankruptcy Court will find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet their post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan and closing the Chapter 11 Cases. The Debtors believe that the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Code.

                  3.       BEST INTERESTS TEST

         With respect to the impaired Classes of Claims, confirmation of the Plan requires that each holder of a Claim in such Classes either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. A liquidation analysis is set forth as Exhibit E hereto. The analysis demonstrates that the Plan satisfies the best interests test inasmuch as each holder of Claim in each impaired Class shall receive under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

         The starting point in determining whether the Plan meets the "best interests" test is a determination of the amount of proceeds that would be generated from the liquidation of the Debtors' remaining assets (including the equity in New Globalstar) in the context of a chapter 7 liquidation. After closing of transactions contemplated by the ICO Investment Agreement, the Debtors' principal asset will be 4,600,000 shares of New Globalstar Class A Common Stock. The chapter 7 trustee will face certain hurdles to liquidating these shares that would likely reduce the proceeds of such liquidation and further delay the distribution to creditors. For example, there will be no established market for the New Globalstar Class A Common Stock (it will not be listed on a national securities exchange or quoted on The Nasdaq National Market or The Nasdaq SmallCap Market and it will not be registered under Section 12 of the Exchange Act). As a result, the trustee would likely be limited to a bulk sale of the New Globalstar Class A Common Stock to a single buyer. In that case, the per share sale price of the New Globalstar Class A Common Stock may be less than that received by an individual creditor selling its shares to a willing buyer. The proceeds from such sale would first be applied to pay the costs of chapter 7 liquidation, including costs incurred during the Chapter 11 Cases and allowed under chapter 7 of the Bankruptcy Code (such as professionals' fees and expenses), the chapter 7 trustee's fees, and the fees and expenses of professionals retained by a trustee. The potential chapter 7 liquidation distribution in respect of each Class would be further reduced by costs imposed by the delay caused by conversion to chapter 7. In addition, inefficiencies in the claims resolution process in a chapter 7 would negatively impact the recoveries of creditors. As a result of the foregoing, the net present value of a hypothetical chapter 7 liquidation distribution in respect of an impaired Class would likely be less than the recovery in respect of such Class provided for in the Plan.

         For the reasons set forth above, the Debtors submit that each impaired Class will receive under the Plan a recovery at least equal in value to the recovery such Class would receive pursuant to a liquidation of each Debtor under chapter 7 of the Bankruptcy Code.

                  D.       CONSUMMATION

         The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on a Business Day as determined by the Debtors and the Creditors Committee, as soon as reasonably practicable after all the conditions precedent to the effectiveness of the Plan, as set forth in Section IX.B of the Plan, have been satisfied or waived pursuant to Section IX.C of the Plan. For a more detailed discussion of the conditions precedent to the Effective Date of the Plan and the consequences of the failure to meet such conditions, see
Section XII.A of this Disclosure Statement.

         The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

                  XIII. CERTAIN RISK FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS

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THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS
DELIVERED TOGETHER HEREWITH AND/OR REFERRED TO HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

         A.       RISKS RELATED TO CONFIRMATION, EFFECTIVENESS AND
                  IMPLEMENTATION

                  1.       RISK OF NON-CONFIRMATION OF THE PLAN

         Although the Debtors believe the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. If the conditions precedent to the Confirmation Date set forth in
Section IX.A of the Plan have not occurred or been waived, the Plan will not be confirmed by the Bankruptcy Court.

                  2.       RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

         Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing or occurrence of the Effective Date. If the conditions precedent to the Effective Date set forth in Section IX.B of the Plan, including the ICO Closing, have not occurred or been waived within 60 days after the Confirmation Date, the Confirmation Order will be vacated, in which event no distributions under the Plan would be made, the Debtors and all holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date, and the Debtors' obligations with respect to Claims and Interests would remain unchanged. As of the date of this Disclosure Statement, the ICO Closing has not yet occurred and remains subject to the satisfaction of a number of material conditions, including obtaining the approval of the FCC to the transactions contemplated by the ICO Investment. See Section XIII.D of this Disclosure Statement.

                  3.       DISPUTED CLAIMS MAY ADVERSELY AFFECT DISTRIBUTION
                           AMOUNTS

         A number of Disputed Claims are expected to be material, and the total amount of all Claims in Classes 4, 7 and 8, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. The actual aggregate amount of Allowed Claims in Classes 4, 7 and 8 may differ significantly from the estimates set forth in
Article III of this Disclosure Statement. Moreover, the number of shares of New Globalstar Class A Common Stock that ultimately will be received by any particular holder of an Allowed Claim in Class 4, 5, 7 or 8 may be adversely affected by the aggregate amount of Claims ultimately allowed in Classes 4, 7 and 8. Distributions of New Globalstar Class A Common Stock to holders of Allowed Claims in Class 4, 5, 7 or 8 will be made on an incremental basis until all Disputed Claims in Classes 4, 7 and 8 have been resolved. See Section X.I of this Disclosure Statement. In addition, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly less than the amount of the Disputed Claim asserted by the holder thereof.

                  4. NUMBER OF ALLOWED CLAIMS BOUND BY THE THIRD PARTY RELEASE MAY ADVERSELY AFFECT DISTRIBUTION AMOUNTS

         Distributions of the Reallocated Shares will only be made to holders of Allowed General Unsecured Claims, Allowed Noteholder Securities Litigation Claims and Allowed Shareholder Securities Litigation Claims that are bound by the Third Party Release. Accordingly, the amount of Reallocated Shares included in the distribution of New Globalstar Class A Common Stock to holders of those Allowed Claims may be adversely affected by the amount of those Allowed Claims held by holders that are bound by the Third Party Release. See Article III of this Disclosure Statement.

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         B.       RISKS RELATED TO THE NEW GLOBALSTAR CLASS A COMMON STOCK

                  1. THERE IS NO ESTABLISHED MARKET FOR THE NEW GLOBALSTAR CLASS A COMMON STOCK; VOLATILITY IS POSSIBLE

         No established market exists for the New Globalstar Class A Common Stock, and there can be no assurance that an active market for these securities will develop or, if any such market does develop, that it will continue to exist. On the Effective Date, New Globalstar will not have any securities registered under Section 12 of the Exchange Act. Accordingly, New Globalstar will not be subject to the reporting requirements of Section 12 of the Exchange Act. As a result, information relating to the business and financial condition of New Globalstar will not be publicly available, which may adversely affect the market value and liquidity of shares of New Globalstar Class A Common Stock distributed to holders of Allowed Claims in Classes 4 and 5 and holders of Allowed Claims in Classes 7 and 8 that are bound by the Third Party Release. Although Globalstar and ICO have agreed to use their respective commercially reasonable efforts to cause the New Globalstar Class A Common Stock to be (a) registered under Section 12 of the Exchange Act and (b) listed on a national securities change or quoted on The Nasdaq National Market or The Nasdaq SmallCap Market (see Section VII.B.6 of this Disclosure Statement), there can be no assurance, even if the New Globalstar Class A Common Stock is so registered and so listed or quoted, that an active market for the New Globalstar Class A Common Stock will develop or, if any such market does develop, that it will continue to exist. In addition, there can be no assurance as to the degree of price volatility in any such market that may develop. Moreover, the New Globalstar Class A Common Stock will be distributed pursuant to the Plan to holders of Allowed Claims in Classes 4 and 5 and holders of Allowed Claims in Classes 7 and 8 that are bound by the Third Party Release, some of which may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market for those securities will be volatile, at least for an initial period after the Effective Date. Moreover, although the Plan was developed based upon an assumed value of $9.41 per share of New Globalstar Class A Common Stock, such valuation was not an estimate of the prices at which the New Globalstar Class A Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the New Globalstar Class A Common Stock may be subject to significant fluctuations in response to numerous factors, including conditions in the economy in general or in the satellite communications industry in particular or unfavorable publicity. No assurance can be given as to the market prices for the New Globalstar Class A Common Stock that will prevail following the Effective Date.

                  2. ICO, AS NEW GLOBALSTAR'S CONTROLLING STOCKHOLDER, WILL CONTROL THE OUTCOME OF MOST STOCKHOLDER VOTES AND MAY HAVE A CONFLICT OF INTEREST WITH RESPECT TO CERTAIN MATTERS

         If the transactions contemplated by the ICO Investment Agreement are consummated, as of the Effective Date, ICO will own New Globalstar Class B Common Stock representing 54% of the outstanding New Globalstar Common Stock and 80% of the voting power of New Globalstar. As a result of its share ownership, ICO will be in a position to exercise significant control over New Globalstar's direction and management and will control the outcome on most matters requiring stockholder approval, including most amendments to the New Globalstar Charter or New Globalstar Bylaws and the approval of mergers, decisions affecting the capital structure of New Globalstar and other significant corporate transactions. As a result, ICO will be in a position to delay or prevent a third party from obtaining control of New Globalstar, even when such occurrence would be in the best interests of the holders of New Globalstar Class A Common Stock. Furthermore, ICO, as the holder of all of the issued and outstanding New Globalstar Class B Common Stock, will be entitled to elect six out of the nine directors on New Globalstar's Board of Directors. Moreover, like Globalstar, ICO is currently engaged in the satellite communications business. Accordingly, ICO's interests may not be aligned with the interests of holders of New Globalstar Class A Common Stock with respect to (i) transactions between ICO or its affiliates and New Globalstar, (ii) instances where ICO or its affiliates will be competing with New Globalstar and (iii) certain other matters. Because ICO will control the outcome of most stockholder votes of New Globalstar and will elect six out of New Globalstar's nine directors, ICO could approve an action by Globalstar that is in the best interests of ICO but not in the best interests of the holders of New Globalstar Class A Common Stock, including any of the foregoing matters.

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                  3.       HISTORICAL FINANCIAL INFORMATION WILL NOT BE
                           COMPARABLE

         As a result of the consummation of the ICO Investment, New Globalstar will operate the existing business of Globalstar under a new capital structure. Accordingly, the financial condition and results of operations of New Globalstar from and after the ICO Closing will not be comparable to the financial condition or results of operations reflected in the historical financial statements of Globalstar, including those set forth in the 2002 Form 10-K and the 2003 Second Quarter Form 10-Q.

         C.       RISKS RELATED TO THE BUSINESS OF NEW GLOBALSTAR

         For information regarding the risks relating to Globalstar's business, which after the ICO Closing will be conducted by New Globalstar, see Part J,
Item 1 "Certain Factors That May Affect Future Results" in the 2002 Form 10-K and Part J, Item 2 "Certain Factors That May Affect Future Results" in the 2003 Second Quarter Form 10-Q.

         D.       RISKS RELATED TO GOVERNMENTAL REGULATION

         Globalstar is subject to varying degrees of federal, state, local and international regulation. In the United States, Globalstar is most heavily regulated by the FCC. Specifically, Globalstar is required to have various FCC authorizations to operate the Globalstar System and prior FCC approval is required to transfer or assign such authorizations to New Globalstar. On May 27, 2003, New Globalstar filed applications seeking FCC approval of the proposed assignment or transfer of control of FCC authorizations relating to the operation of the Globalstar System from Globalstar and L/Q Licensee, the holder of the FCC Big Leo License, to New Globalstar. The FCC applications seek FCC approval: (a) to assign the FCC Big Leo License from L/Q Licensee to New Globalstar; (b) to transfer control to New Globalstar of licenses held by Globalstar USA, LLC and Globalstar Caribbean Ltd. for two earth stations used as "gateways" for the Globalstar System; (c) to transfer control from Globalstar to New Globalstar of a blanket license held by Globalstar USA, LLC for the satellite telephones which are owned or leased by Globalstar subscribers; and
(d) to transfer control from Globalstar to New Globalstar of authorizations held by Globalstar USA, LLC for the provision of international telecommunications services originating or terminating in the United States. In addition, the FCC applications include a request for declaratory ruling under the Communications Act that it will not serve the public interest to prohibit foreign investments in New Globalstar in excess of the statutory 25% foreign ownership benchmark specified in the Communications Act of 1934. Such foreign investments include foreign ownership interests held through ICO and Globalstar, as well as by foreign Globalstar creditors who will receive their ownership interests from Globalstar in respect of their allowed Claims.

         The FCC established a deadline of July 14, 2003 for interested parties to file comments or petitions to deny against the FCC applications. The deadline for submitting responses or oppositions to such filings was July 24, 2003. Untimely petitions to deny were filed by several shareholders and a timely petition was filed by an individual claiming to represent an informal equity committee ("IEC Petition"). In addition, a petition to defer was filed by the Department of Justice ("DOJ") and Federal Bureau of Investigation ("FBI") requesting the FCC to defer action until the FBI, DOJ and Globalstar have reached a settlement agreement on various issues regarding the DOJ/FBI's ability to lawfully intercept communications on the Globalstar System. New Globalstar, Globalstar and L/Q Licensee filed a joint reply to the DOJ/FBI and IEC Petition. The FCC applications and the declaratory ruling request are pending and awaiting action before the FCC. Globalstar cannot predict when the FCC might act on these applications.

         There are two pending regulatory proceedings that are of particular significance to Globalstar's future operations. First, the FCC proposed in a February 10, 2003 notice of proposed rulemaking to reallocate to Iridium, LLC ("Iridium") a portion of the 1610-1621.35.5 MHz band, which currently is licensed to L/Q Licensee for the operation of the Globalstar System. In addition, the FCC requested public comment on whether a portion of the 2483.5-2500 MHz band, which also currently is licensed to L/Q Licensee for the operation of the Globalstar System, should be assigned to Iridium or to terrestrial wireless operators via a spectrum auction. The FCC also will consider in this proceeding whether it should require Globalstar to share these bands with a newly-licensed CDMA satellite system. Globalstar, L/Q Licensee, ICO and the Creditors Committee all filed comments in the proceeding and will continue vigorously to contest any proposed reduction in Globalstar's spectrum assignment. However, there can be no assurance that Globalstar will be permitted to retain all of the spectrum currently available for the operation of the Globalstar System.

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

         Second, on February 10, 2003, the FCC issued a report and order granting Mobile-Satellite Service licensees authority to apply for a space station license modification permitting the licensee to provide terrestrial wireless services, also referred to as an ancillary terrestrial component ("ATC"), integrated with its satellite service and using its assigned space station spectrum. On July 7, 2003, five parties filed with the FCC petitions seeking FCC reconsideration of various aspects of this decision. Globalstar and ICO participated in all stages of the FCC's proceeding granting ATC authority to Mobile-Satellite Service licensees and will continue to support ATC authority against these administrative challenges, but there can be no assurance that the FCC will not repeal its ATC order or modify its ATC rules in a manner that is materially adverse to Globalstar's business plan.

            XIV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and to the holders of Claims and Interests entitled to distributions under the Plan. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in Cash or are otherwise unimpaired under the Plan or to holders whose Claims or Interests are extinguished without a distribution in exchange therefor.

         The following summary is based on the IRC, Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

         The federal income tax consequences of the Plan are complex and are subject to uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt with respect to the provisions of the Plan. In addition, this summary does not address state, local, or foreign income or other tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, investors in pass-through entities or holders who received Interests as compensation for services).

         ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         A.       CONSEQUENCES TO THE DEBTORS

         Globalstar is a partnership for U.S. federal income tax purposes and, accordingly, will have no regular federal tax liability with respect to the discharge of its debt or the transactions effected pursuant to the Plan. Instead, any income, gain or losses of Globalstar arising as a result of the Plan will flow through to and be taken into account by its partners. The transactions contemplated by the Plan will involve the exchange of New Globalstar Class A Common Stock for debt of Globalstar. The exchange will give rise to cancellation of debt income that would be allocable to the partners of Globalstar. Under section 1446 of the IRC, Globalstar is obligated to pay a 35% withholding tax on income effectively connected to a U.S. trade or business that is allocated to the foreign partners regardless of the fact they will not receive any distributions and their partnership interests will be canceled. Globalstar has negotiated an agreement with the IRS that substantially reduces the amount of tax that Globalstar will have to pay. Globalstar has submitted the agreement to the Bankruptcy Court for its approval. If the Bankruptcy Court approves the agreement, Globalstar expects its withholding obligation to be reduced to approximately $270,000. See Section VII.I of this Disclosure Statement.

         Globalstar, LLC ("GLLC")is a disregarded entity for U.S. federal income tax purposes and, accordingly, any income, gain or losses arising with respect to it as a result of the Plan will be treated as income, gain or losses of

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

its sole owner, Globalstar. Pursuant to the Plan, GLLC will be liquidated; however, the liquidation will have no federal income tax effects for either Globalstar or GLLC, as GLLC is already deemed not to exist.

         GCC and GSCI, the two corporate debtors, are wholly-owned subsidiaries of Globalstar which will be liquidated pursuant to the Plan. The discharge of debts and liquidations of GCC and GSCI will have no material federal income tax effects, as neither has any material assets, liabilities (other than GCCs' joint liability on certain Globalstar debt) or federal income tax attributes.

         B.       CONSEQUENCES TO HOLDERS OF CERTAIN ALLOWED CLAIMS

         Pursuant to the Plan, holders of Allowed Claims in Classes 4 and 5 and Allowed Claims in Classes 7 and 8 that are bound by the Third Party Release will receive New Globalstar Class A Common Stock in satisfaction and discharge of such Claims, and holders of Convenience Claims will receive Cash equal to the aggregate amount of such Claims (as reduced by the holder pursuant to the Plan, if applicable) in satisfaction and discharge of such Claims.

                  1.       ALLOWED CONVENIENCE CLAIMS

         In general, each holder of a Convenience Claim will recognize gain or loss in an amount equal to the difference between (a) the amount of cash received by the holder in satisfaction of its Claim (other than any amount received which is required to be treated as imputed interest in respect of any distributions received after the Effective Date as a result of the resolution of Disputed Claims) and (b) the holder's adjusted tax basis in its Claim. In general, it is not expected that any holder will receive any distribution with respect to any Claim or portion of a Claim representing accrued but unpaid interest.

         The character of gain or loss (such as long term or short term capital, or ordinary) recognized by a holder in respect of its Claim will be determined by a number of factors, including the tax status of the holder, whether the Claim constituted a capital asset in the hands of the holder and how long it had been held, whether the Claim was originally issued at a discount or acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction in respect of the Claim.

         Holders may receive additional distributions as Disputed Claims are resolved. Accordingly, any loss, and a portion of any gain, realized by such holders in respect of their Claim may be deferred until all distributions have been made with respect to Convenience Claims. In addition, each holder is urged to consult its tax advisors regarding the possible application (or ability to elect out) of the "installment method" of reporting any gain that may be recognized by a holder in respect of its Claim. See also Section XIV.B.3 of this Disclosure Statement.

                  2.       ALLOWED CLAIMS IN CLASSES 4, 5, 7 AND 8

         In general, each holder of an Allowed Claim in Classes 4, 5, 7 and 8 (other than a holder that elects to have its Claim treated as a Convenience Claim) will recognize gain or loss in an amount equal to the difference between
(a) the "amount realized" by the holder in satisfaction of the Claim and (b) the holder's adjusted tax basis in the Claim. In general, it is not expected that any holder will receive any distribution with respect to any Claim or portion of a Claim representing accrued but unpaid interest. The "amount realized" by a holder will equal the aggregate fair market value of the property received (or treated as received, as described below) by the holder pursuant to the Plan (less any amount required to be treated as imputed interest in respect of distributions received after the Effective Date).

         For U.S. federal income tax purposes, "property" received includes New Globalstar Class A Common Stock. Accordingly, the "amount realized" by a holder of an Allowed Claim in Classes 4, 5, 7 and 8 will equal the aggregate fair market value of those securities received by a holder in respect of its Claim as of the distribution date.

         The character of gain or loss (as long-term or short-term capital, or ordinary) recognized by a holder of an Allowed Claim in Classes 4, 5, 7 and 8 will be determined by a number of factors, including the tax status of the holder, whether the Claim was a capital asset in the hands of the holder and how long it had been held, whether the

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Claim was originally issued at a discount or acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction in respect of the Claim.

         In general, a holder's aggregate tax basis in the shares of New Globalstar Class A Common Stock it receives will equal the fair market value of such securities, and the holding period for the shares and the rights will begin the day following the Distribution Date.

         As previously indicated, holders may receive additional distributions as Disputed Claims are resolved. As such, any loss, and a portion of any gain, realized by such holders in respect of their Claims may be deferred until all distributions have been made with respect to Allowed Claims in Classes 4, 5, 7 and 8. Each holder is urged to consult its tax advisors regarding the possible application (or ability to elect out) of the "installment method" of reporting any gain that may be recognized by the holder in respect of its Claim. See also
Section XIV.B.3 of this Disclosure Statement.

                  3.       TREATMENT OF DISPUTED CLAIMS RESERVES

         Pursuant to the Plan, the portions of the money or property distributable to holders of Administrative Claims and Claims in Classes 4, 5, 7 and 8 that are attributable to disputed Administrative Claims and Disputed Claims in Classes 4, 5, 7 and 8 will be held in separate trusts pending the resolution of such Disputed Claims (the "Disputed Claims Reserves").

         Under section 468B(g) of the IRC, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury Regulations have been issued under this section, no Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts established to satisfy claims similar to the Disputed Claims in Classes 4, 5, 7 and 8. Treasury Regulations have been proposed that would establish, if finalized in their current form, the tax treatment of reserves of a type similar to those involved here. In general, such Treasury Regulations would subject such a reserve to a separate entity-level tax, in a manner similar to a "qualified settlement fund" governed by Treasury Regulation sections 1.468B-1 et seq. As to reserves established prior to the proposed Treasury Regulations becoming final, the proposed Treasury Regulations provide that the IRS would not challenge any reasonable, consistently applied method of taxation for income earned by the reserve and any reasonable, consistently applied method for reporting such income.

         Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary and subject to the issuance of definitive guidance, the Disbursing Agent will (a) treat the Disputed Claims Reserves as deposited ownership funds for federal income tax purposes, in accordance with Proposed Treasury Regulation section 1.468B-9 and (b) to the extent permitted by applicable law, report consistently for federal, state and local income tax purposes. In addition, pursuant to the Plan, all holders of Disputed Claims must report consistently with such treatment.

         Accordingly, the Disbursing Agent will report, as subject to a separate entity level tax, any amounts earned by the Disputed Claims Reserves, and will pay taxes thereon.

         In general, distributions from a Disputed Claims Reserve will be made net of any taxes paid with respect to earnings of the Disputed Claims Reserve that are included in the distribution to holders of Disputed Claims when such Claims become allowed as provided in the Plan. Such distributions generally should be taxable to the recipient in accordance with the principles discussed above. To the extent a Disputed Claim in Class 4, 7 or 8 is disallowed, the shares of New Globalstar Class A Common Stock that would otherwise be distributed to the holder of such Claims instead will be distributed to other holders of Claims in Classes 4, 5, 7 and 8.

         If a Disputed Claims Reserve has insufficient funds to pay any applicable taxes imposed upon it or its assets, Globalstar will advance to the Disputed Claims Reserve any funds necessary to pay such taxes, with each such "Tax Advance" repayable (including by way of deduction) from future amounts received by the Disputed Claims Reserve, including, without limitation, from New Globalstar. Accordingly, prior to any Cash being distributed from the reserve to any holder following the resolution of a Disputed Claim, such Cash shall first be applied against the Pro Rata portion of any outstanding Tax Advances attributable to the resolved Claim. If there is instead to be made to such holder a distribution of other property, the holder shall as a condition to receiving such property have 30 Business Days in which to pay in Cash to the Disbursing Agent an amount equal to the unsatisfied portion of the Tax Advance. If a payment in full in cash is not received in such 30 Business Day period, the disbursing Agent shall be entitled to reduce and permanently adjust the property that would otherwise be distributed to such holder accordingly.

         Each holder of a Claim in Classes 4, 5, 7 and 8 is therefore urged to consult its tax advisor regarding the potential tax treatment of the Disputed Claims Reserves, distributions therefrom and any tax consequences to such holder relating thereto.

                  4.       INFORMATION REPORTING AND WITHHOLDING

         All distributions to holders of Allowed General Unsecured Claims under the Plan are subject to reporting and any applicable tax (including employment tax) withholding. Under federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to "backup withholding." Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent that it results in an overpayment of tax. Certain Persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

         XV. APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

         A.       GENERAL

         No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws with respect to the offer and distribution under the Plan of the New Globalstar Class A Common Stock. Globalstar and the other Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

         B.       EXEMPTIONS FROM REGISTRATION REQUIREMENTS

                  1.       INITIAL OFFER AND SALE OF SECURITIES

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a chapter 11 plan from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. On April 25, 2003, the Bankruptcy Court entered an order authorizing the ICO Investment, which provided that, upon Confirmation of the Plan, New Globalstar would be a successor to the Debtors for purposes of section 1145 of the Bankruptcy Code. The Debtors believe that the offer and sale of the New Globalstar Class A Common Stock to certain holders of Allowed Claims under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

         Section XIII.G.2 of the Plan provides that the offering and distribution of the New Globalstar Class A Common Stock pursuant to the Plan in respect of Claims (including Noteholder Securities Litigation Claims and Shareholder Securities Litigation Claims) are, and will be, exempt from Section 5 of the Securities Act and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, a security.

                  2.       SUBSEQUENT TRANSFERS OF SECURITIES UNDER FEDERAL LAW

         In general, all resales and subsequent transactions in the New Globalstar Class A Common Stock distributed under the Plan to holders of Allowed Claims will be exempt from registration under the Securities Act pursuant to
Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "affiliate" of New Globalstar or an "underwriter" with respect to such securities. Rule 144 under the Securities Act defines "affiliate" of an issuer as any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  - persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest ("accumulators");

                  - persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

                  - persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

                  - a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in
                           Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer. Whether or not any particular person would be deemed to be an "affiliate" of New Globalstar or an "underwriter" with respect to New Globalstar Class A Common Stock to be distributed to holders of Allowed Claims pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an "affiliate" of New Globalstar or an "underwriter" with respect to New Globalstar Class A Common Stock to be distributed to holders of those Allowed Claims pursuant to the Plan.

         Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, delivery of notice and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the New Globalstar Class A Common Stock to be distributed to holders of Allowed Claims pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

         In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a chapter 11 plan that are not "affiliates" of the issuer are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                  - either (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                  - the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

                  - the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms' length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

         Section XIII.G.3 of the Plan provides that the resale of any security referenced in Section XIII.G.2 of the Plan will be exempt from Section 5 of the Securities Act and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, a security.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN "AFFILIATE" OF NEW GLOBALSTAR OR AN "UNDERWRITER" WITH RESPECT TO BASE CREDITOR SHARES TO BE DISTRIBUTED TO CERTAIN HOLDERS OF ALLOWED CLAIMS PURSUANT TO THE PLAN, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SUCH SECURITIES AND RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                  3.       SUBSEQUENT TRANSFERS UNDER STATE LAW

         If a security is listed on a national securities exchange or quoted on The Nasdaq National Market or The Nasdaq SmallCap Market (i.e., a "covered security" for purposes of the Securities Act), it is generally freely tradable under state securities laws, as state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner's own account and subsequent transfers to institutional or accredited investors. Since the New Globalstar Class A Common Stock will not be registered under the Exchange Act on the Effective Date, any such listing or quotation will be unavailable. Until the New Globalstar Class A Common Stock is listed on either a national securities exchange or quoted on The Nasdaq National Market or The Nasdaq SmallCap Market, the New Globalstar Class A Common Stock will not be freely tradable under state securities laws unless there is an available exemption from registration under such laws. Although Globalstar and ICO have agreed to use their respective commercially reasonable efforts to cause the New Globalstar Class A Common Stock to be so listed or quoted, there can be no assurance that such listing will occur. See Section XIII.B.1 of this Disclosure Statement. In addition, until the New Globalstar Class A Common Stock is registered under the Exchange Act, the availability of such exemptions from registration could be adversely affected. It is possible, however, that the registration exemptions for subsequent transfers to institutional or accredited investors may enable holders of New Globalstar Class A Common Stock distributed under the Plan to effect secondary market transactions in such securities without registration under state securities laws. Moreover, a majority of states provide an exemption from registration for secondary market transactions under the so-called "manual exemption" if financial and other information about an issuer is published in certain manuals published by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. However, there can be assurance that New Globalstar will provide the necessary information in order to be able to take advantage of such manual exemptions.

         C.       CERTAIN TRANSACTIONS BY STOCKBROKERS

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in New Globalstar Class A Common Stock distributed to holders of Allowed Claims under the Plan prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by New Globalstar or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to the purchaser. Stockbrokers are urged to consult their own counsel with respect to such requirements.

         XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the Debtors' alternatives include (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (b) the preparation and presentation of an alternative chapter 11 plan or plans.

         A.       LIQUIDATION UNDER CHAPTER 7

         If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Exhibit E hereto. For the reasons set forth in Exhibit E, the Debtors believe that liquidation under chapter 7 would result in, among other things, smaller distributions being made to creditors than those provided for in the Plan.

         B.       ALTERNATIVE PLAN

         If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan to liquidate the Debtors' remaining assets, which will consist principally of 4,600,000 shares of New Globalstar Class A Common Stock. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

                      XVII. CONCLUSION AND RECOMMENDATION

         The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than __:__ _.m., Pacific time, on _______ __, 2003.

Dated: September 24, 2003

                                   Respectfully submitted,

                                   Globalstar, L.P. (for itself and on behalf of the GLP Subsidiary Debtors)

                                   By: /s/ William F. Adler
                                       Name: William F. Adler
                                       Title: Vice President - Legal &
                                              Regulatory Affairs

COUNSEL:

James L. Patton, Jr. (DE 2202)
Brendan Linehan Shannon (DE 3136)
Maureen D. Luke (DE 3062)
M. Blake Cleary (DE 3614)
YOUNG CONAWAY STARGATT & TAYLOR LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19899
(302) 571-6600

         - and -

Paul D. Leake
Scott J. Friedman
JONES DAY
222 E. 41st Street
New York, New York 10017
(212) 326-3939

Troy B. Lewis
JONES DAY
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

                                    EXHIBIT A

                               DEBTORS' JOINT PLAN

                                    EXHIBIT B

                           DISCLOSURE STATEMENT ORDER

                                    EXHIBIT C

                                 2002 FORM 10-K

 [TO BE FILED 10 DAYS PRIOR TO THE OBJECTION DEADLINE IN RESPECT OF THE DEBTORS' MOTION FOR AUTHORIZATION OF THE DISCLOSURE STATEMENT AND CURRENTLY AVAILABLE ON
         THE INTERNET SITE MAINTAINED BY THE SEC AT http://www.sec.gov.]

                                    EXHIBIT D

                          2003 SECOND QUARTER FORM 10-Q

 [TO BE FILED 10 DAYS PRIOR TO THE OBJECTION DEADLINE IN RESPECT OF THE DEBTORS' MOTION FOR AUTHORIZATION OF THE DISCLOSURE STATEMENT AND CURRENTLY AVAILABLE ON
         THE INTERNET SITE MAINTAINED BY THE SEC AT http://www.sec.gov.]

                                    EXHIBIT E

                              LIQUIDATION ANALYSIS

GLOBALSTAR L.P. CONSOLIDATED DEBTORS
DRAFT LIQUIDATION ANALYSIS
($ in thousands)
ESTIMATED AS OF AUGUST 24, 2003

                                                                               RECOVERY %                     RECOVERY $
                                                       24-AUG-03      ----------------------------------------------------------
                                             NOTES   TRIAL BALANCE       LOW             HIGH            LOW            HIGH
                                             -----   -------------    ----------------------------------------------------------
ASSETS
Cash and cash equivalents                      A     $      14,955       100.0%             100.0%    $    14,955    $    14,955
Accounts receivable, net                       B             2,451        40.0%              50.0%            980          1,226
Inventory                                      C                 0         0.0%               0.0%              0              0
Prepaid expenses and other current assets      D             1,966         0.0%               0.0%              0              0
Globalstar system, net                         E           177,757         5.6%              11.3%         10,000         20,000
Other property and equipment, net              F               427        10.0%              15.0%             43             64
Additional spare satellites                    G            24,611         0.0%               0.0%              0              0
Production gateways                            H             3,550         0.0%               0.0%              0              0
Other assets, net                              I            86,318         0.0%               0.0%              0              0
                                                     -------------                                    -----------    -----------
Sub-Total Balance Sheet Assets                       $     312,034                                    $    25,978    $    36,245
                                                     -------------                                    -----------    -----------
Interests in non-debtor subsidiaries           J                 0         0.0%               0.0%              0              0
                                                     -------------                                    -----------    -----------
Total Assets                                         $     312,034                                    $    25,978    $    36,245
                                                     =============                                    ===========    ===========

Unaudited financial information. To be read in conjunction with the notes to this analysis.

GLOBALSTAR L.P. CONSOLIDATED DEBTORS
DRAFT LIQUIDATION ANALYSIS
($ in thousands)
ESTIMATED AS OF AUGUST 24, 2003

                                                                                    LOW            HIGH
                                                                                 ----------     ----------
Estimated liquidation values as of August 24, 2003                               $   25,978     $   36,245
Balance sheet movement to September 30, 2003                      K                    (750)          (750)
                                                                                 ----------     ----------
Estimated liquidation values as of September 30, 2003                            $   25,228     $   35,495

CHAPTER 7 ADMINISTRATIVE CLAIMS                                   L
   Trustee fees                                                                         300            200
   Professional fees (2%)                                                               505            710
   Liquidation period operating costs                                                 3,500          3,000
                                                                                 ----------     ----------
Total Chapter 7 Administrative Claims                                                 4,305          3,910
NET ESTIMATED RECOVERY - CHAPTER 7 ADMINISTRATIVE CLAIMS %                            100.0%         100.0%

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION                                    20,923         31,585

CHAPTER 11 ADMINISTRATIVE CLAIMS                                  M
   Post petition trade creditor claims                                                2,961          2,961
   Post petition taxes                                                                  175            175
   Accrued salaries, wages and severance                                              3,000          3,000
   Professional fees                                                                  3,900          3,900
                                                                                 ----------     ----------
Total Chapter 11 Administrative Claims                                               10,036         10,036
NET ESTIMATED RECOVERY - CHAPTER 11 ADMINISTRATIVE CLAIMS %                           100.0%         100.0%

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION                                    10,887         21,549

SECURED CLAIMS                                                    N
Total Secured Claims                                                                 20,487         20,487
                                                                                 ----------     ----------
NET ESTIMATED RECOVERY - SECURED CLAIMS %                                              53.1%         100.0%

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION                                         0          1,062

PRIORITY CLAIMS                                                   O
   Secured and priority tax claims                                                      200            200
                                                                                 ----------     ----------
Total Priority Claims                                                                   200            200
NET ESTIMATED RECOVERY - PRIORITY CLAIMS %                                              0.0%         100.0%

NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION                                         0            862

UNSECURED CLAIMS                                                  P
   Convenience class, senior note, and general unsecured claims                   3,484,607      3,484,607
                                                                                 ----------     ----------
Total Unsecured Claims                                                            3,484,607      3,484,607
NET ESTIMATED RECOVERY - UNSECURED CLAIMS %                                             0.0%           0.0%

Unaudited financial information. To be read in conjunction with the notes to this analysis.

                                 GLOBALSTAR L.P.

                              LIQUIDATION ANALYSIS

                                      NOTES

GENERAL ASSUMPTIONS

1    This liquidation analysis was prepared in accordance with Section 1129 (a)
     (7) (A) (ii) of the U.S. Bankruptcy Code to determine whether the Plan is in the best interest of each holder of a claim or interest.

2 The liquidation analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by the management of Globalstar L.P. ("Globalstar"), are inherently subject to significant economic, business, regulatory and competitive uncertainties beyond the control of Globalstar or its management. The liquidation analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. The low and high range estimates in the liquidation analysis are provided as an indication of potential outcomes only. There can be no assurance that the values or ranges reflected in this liquidation analysis would be realized if Globalstar were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

3 The liquidation analysis assumes the conversion of the current Chapter 11 cases to a liquidation under Chapter 7 on September 30, 2003. A Chapter 7 Trustee would be appointed by the Bankruptcy Court to administer the estate. The Chapter 7 Trustee would be independent and would be entitled to make all of his or her own decisions regarding the liquidation of the estate, hiring of professionals, the pursuit of claims or litigation, the payment of or objection to claims and the distribution of any ultimate dividend. The Chapter 7 Trustee would be compensated in accordance with
     Section 326 of the U.S. Bankruptcy Code.

4 The liquidation analysis utilizes Globalstar's unaudited and estimated financial statements as of August 24, 2003 and other figures estimated by Globalstar's management.

5    The analysis assumes the substantive consolidation of all debtor entities.

6 Globalstar owns and operates a constellation of fifty-two (52) satellites comprising a digital telecommunications system capable of servicing virtually every populated area on the earth's surface. Globalstar operates in one industry segment, satellite telecommunications, providing global mobile and fixed wireless voice and data services. Four of the US entities filed for bankruptcy protection on February 15, 2002 ("the Debtors"). The analysis assumes that the assets of the Debtors entities would be liquidated within six-months of conversion of the cases. Management believes a six month liquidation period is sufficient to allow for the marketing and sale of these assets having regard to their nature and related holding costs. The analysis assumes certain personnel would be retained to support the completion of the sale and liquidation process over the six-month liquidation period.

7 There can be no assurances that all assets would be liquidated during the six month estimated liquidation period. Further, there can be no assurances that the proceeds realized from the sale of Globalstar's assets would be distributed to creditors within that time frame.

8 Stock in non-debtor subsidiaries is assumed to be of no value. Any proceeds from the liquidation of non-debtors is assumed to be used to settle liabilities of non-debtors.

NOTES TO ASSET ACCOUNTS

A CASH AND CASH EQUIVALENTS. The liquidation analysis assumes that the cash balances recorded in the Debtor's books would be realized in full.

B ACCOUNTS RECEIVABLE, NET. The Company's accounts receivables include usage related receivables which are billings to service providers for minutes used, and user terminal related receivables which are billings to service providers for handsets. The liquidation analysis assumes that the Company would realize a range of 40.0% to 50.0% of the net book value of the receivables.

C INVENTORY. Represents satellite phone inventory held by Globalstar. The phones have little value outside of the Globalstar system. Any value that would be realized from the phones is reflected in the liquidation value of the Globalstar system property, plant and equipment.

D PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET. Prepaid expenses and other current assets include prepaid insurance, taxes, rent, professional fees, lease and telephone deposits, maintenance contracts, payment to critical vendors, bills to related parties, miscellaneous receivables and payroll related receivables. The analysis assumes no recovery from pre-paid expenses.

E GLOBALSTAR SYSTEM, NET. The analysis assumes a distressed sale of the Globalstar system and related phone inventory. The basis for assumed recovery is the distressed sale of the Iridium assets for $25 million in November 2000. However, the analysis takes into consideration the additional applications of satellite communications since the Iridium sale, superior technology and additional spectrum together with changes in the marketplace for telecommunications assets since that time.

F OTHER PROPERTY AND EQUIPMENT, NET. The book value of other property and equipment, net of accumulated depreciation is $0.4 million. Other property and equipment represents leasehold improvements, computer software and hardware, furniture, office machinery, and maintenance contracts. The analysis assumes a 10.0% to 15.0% liquidation recovery as a percentage of net book value for furniture, computer hardware, computer software and officer machinery. The analysis assumes 0% recovery for leasehold improvements, and maintenance contracts.

G ADDITIONAL SPARE SATELLITES. The spare satellites have little value outside of the Globalstar system. Any value that would be realized from Globalstar's claim on the spare satellites is reflected in the liquidation value of the Globalstar system property, plant and equipment.

H PRODUCTION GATEWAYS. Represents gateways held by Globalstar for sale to various service providers. The gateways have no value outside of the Globalstar system. Any value that would be realized from the liquidation of the gateways is reflected in the liquidation value of the Globalstar system property, plant and equipment.

I OTHER ASSETS, NET. Includes deferred FCC license costs, warrants in Globalstar held by the Chinese service provider, intangible costs associated with the gateways and launch costs associated with replacement satellites. The analysis assumes that these assets have no recoverable value in a liquidation.

J INTERESTS IN NON-DEBTOR SUBSIDIARIES. The Debtors have interests in service providers in Western Europe and North America. The analysis assumes that upon a liquidation sale the new owners of the system will set up their own service providers. As a result interests in non-Debtor subsidiaries are assumed to have no value.

K BALANCE SHEET CHANGE TO SEPTEMBER 30, 2003. The liquidation analysis is based on Globalstar's accounts as of August 24, 2003. The balance sheet change between August 24, 2003 and September 30, 2003 has been estimate to approximate the actual cash flow deficiency (net of proceeds from the DIP loan) experienced by Globalstar during the same period. The expected increase in the DIP loan is expected to cover the use of cash from August 24, 2003 to September 30, 2003.

L    NOTES TO CHAPTER 7 ADMINISTRATIVE CLAIMS

     TRUSTEE FEES. Compensation for the Chapter 7 Trustee would be limited to the fee guidelines set forth in Section 326 of the Bankruptcy Code.

     PROFESSIONAL FEES. The analysis assumes that professional fees would reduce significantly in a Chapter 7 liquidation as compared to the Chapter 11 proceedings. Professional fees in the Chapter 7 proceedings would accrue on a declining basis over the six month liquidation period and are estimated to approximate 2% of the realizable value of assets.

     LIQUIDATION PERIOD OPERATING COST. Under the Chapter 7 liquidation assumption, Globalstar would need to retain staff to maintain the basic operations of the Globalstar system and assist generally in the liquidation and asset sales process. The analysis assumes that operating costs would reduce immediately on the conversion of the bankruptcy to liquidation under Chapter 7 to reflect the elimination of non-essential operational personnel. Expenses are assumed to reduce throughout the liquidation process.

M    NOTES TO CHAPTER 11 ADMINISTRATIVE CLAIMS

     POST-PETITION TRADE CREDITOR CLAIMS. This amount represents trade creditor debt incurred during the reorganization cases payable as an administrative claim.

     POST-PETITION TAXES. This amount represents tax liabilities incurred during the reorganization cases payable as an administrative claim.

     ACCRUED SALARIES, WAGES, AND OTHER LIABILITIES. These amounts represent salaries, wages, other liabilities, including estimated severance packages payable to employees as an administrative expense.

     PROFESSIONAL FEES. This amount represents fees owing to professionals engaged in the Chapter 11 proceedings as of August 15, 2003, the most recently available data.

N    NOTES TO SECURED CLAIMS

     The Debtor is expected to have $20.5 million outstanding under its DIP loan (including accrued interest) at the start of the liquidation period. The DIP provides a carve out of $15 million for cash to be used in the wind down.

O    NOTES TO PRIORITY CLAIMS

     SECURED AND PRIORITY TAX CLAIMS. Based on the claims analysis performed to date, secured and priority tax claims allowable would be approximately $0.2 million.

P    NOTES TO UNSECURED CLAIMS

     CONVENIENCE CLASS, SENIOR NOTE AND GENERAL UNSECURED CLAIMS. The liquidation analysis uses convenience class, senior note and general unsecured claims estimates based on Globalstar management estimates. The liquidation analysis assumes that postpetition interest on the unsecured notes is not an allowable claim.

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